Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF MISSOURI
KANSAS CITY DIVISION

In re: INTERSTATE BAKERIES CORPORATION, etal., Debtors.	) ) ) ) ) )	Chapter 11 Case No. 04-45814 (JWV) Jointly Administered

DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
OF REORGANIZATION OF INTERSTATE BAKERIES CORPORATION AND ITS
AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION

J. Eric Ivester (ARDC No. 06215581)
Samuel S. Ory (Missouri Bar No. 43293)
SKADDEN ARPS SLATE MEAGHER
& FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois  60606-1285
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
e-mail: ibcinfo@skadden.com

Paul M. Hoffmann (Missouri Bar No. 31922)
STINSON MORRISON HECKER LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Telephone: (816) 691-2746
Facsimile: (888) 691-1191
e-mail: phoffmann@stinson.com

-and-

J. Gregory Milmoe (JM 0919) SKADDEN ARPS SLATE MEAGHER & FLOM LLP Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Facsimile: (212) 735-2000
Attorneys for Debtors and Debtors-in-Possession

Dated:  January 25, 2008

DISCLAIMER

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF INTERSTATE BAKERIES CORPORATION AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION (THE “PLAN”) AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF INTERSTATE BAKERIES CORPORATION OR ANY OF ITS AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, INTERSTATE BAKERIES CORPORATION OR ANY OF ITS AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

SUMMARY OF PLAN

The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement with respect to the First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession (the “Plan”).  All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.  A copy of the Plan is annexed hereto as Appendix A.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by Interstate Bakeries Corporation and eight of its subsidiaries and affiliates, debtors and debtors in possession (collectively, the “Debtors,” “IBC” or the “Company”), as amended on January 25, 2008, with the United States Bankruptcy Court for the Western District of Missouri, Kansas City Division (the “Bankruptcy Court”).  Certain provisions of the Plan, and thus the descriptions and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified.

A.	Business Overview

Collectively, the Debtors are one of the largest wholesale bakers and distributors of fresh baked bread and sweet goods in the United States.  The Debtors produce, market and distribute a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products under national brand names such as “Wonder®,” “Hostess®,” “Baker’s Inn®,” “Home Pride®”, and “Mrs. Cubbison’s®” as well as regional brand names such as “Butternut®,” “Dolly Madison®,” “Drake’s®” and “Merita®.”

The Debtors currently operate 41 bakeries and approximately 750 bakery outlets (known as “thrift stores”) located in strategic markets throughout the United States.  The Company’s sale force delivers baked goods from approximately 600 distribution centers on approximately 6,200 delivery routes.  Net sales for the Company’s 2007 fiscal year were approximately $2,917,268,000.

IBC’s need to restructure its business through a chapter 11 reorganization proceeding arose due to the combined effects of several challenges that hindered its ability to successfully compete in the markets in which it operates.  Without limitation, these challenges include declining sales, high fixed-cost structure, excess industry capacity, rising employee healthcare and pension costs and higher costs for ingredients and energy.  Notwithstanding the Company’s efforts to address the competitive challenges they faced, the Debtors experienced certain specific and compounding events in the summer of 2004, including the need to increase their reserve for workers’ compensation and taking a charge to pretax income of approximately $40 million, which contributed to the Debtors’ liquidity and operational challenges.

In light of these business issues and the limited sources of liquidity available to the Company, IBC determined that chapter 11 would afford it the best opportunity for restructuring its affairs and for developing and implementing a long-term, go-forward, business strategy.  In the initial stage of the chapter 11 restructuring, the Debtors focused on quickly identifying opportunities for cost reductions that did not require fundamental operational changes.  These efforts decreased the Company’s operating costs, but they did not directly address or sufficiently offset the continuing decline in sales revenue, its high fixed-cost structure or the other factors that led to its chapter 11 filing.

In the second stage of its restructuring, the Company undertook an extensive review of each of its 10 profit centers (“PCs”), identifying areas for improvement in efficiency and profitability. The PCs were created on June 1, 2004, not long before the bankruptcy filings, when the Company transformed its organizational structure from 54 decentralized bakeries into 10 geographically structured groupings of bakeries, depots, routes and bakery outlets. The PC restructuring was intended to eliminate unprofitable products and routes, streamline distribution, rationalize the number of brands and stock-keeping units and eliminate excess capacity.

The Company implemented its restructuring plans in each of its 10 PCs, closed a total of 9 bakeries, approximately 200 distribution centers and 300 bakery outlets, and reduced its overall workforce by approximately 7,000. The PC review and restructuring process also resulted in the rationalization of IBC’s delivery route network, reducing the number of routes by approximately 30 percent, from approximately 9,100 delivery routes to approximately 6,400, while serving roughly the same number of customers nationwide.

In this phase of the restructuring, the Company also addressed inflationary pressures related to employee costs, commencing negotiations of long-term extensions with respect to most of its 420 collective bargaining agreements with union-represented employees.  The negotiations resulted in ratification by employees or agreements reached in principle, subject to ratification by employees, of approximately 310 CBAs.

In addition to these efforts to address cost and efficiency issues, at around the same time IBC initiated an aggressive marketing program designed to offset consistent revenue declines. The underlying focus of the marketing program, which is ongoing, is to develop protocols to better anticipate and meet changing consumer demand by developing a consistent flow of new products.   Toward this end, in August 2005, IBC hired Richard Seban as Chief Marketing Officer. Mr. Seban has 30 years of experience in sales, marketing and new product development in consumer packaged goods, including tenure as president and chief operating officer of Canadian seafood company High Liner Foods and several positions at Sara Lee Bakery, an IBC competitor.

The Company’s marketing efforts included the re-launching of the Company’s iconic Wonder® bread brand on a national basis as Wonder® Classic together with the launch in January 2006 of three new Wonder® bread products: “Wonder® made with Whole Grain White,” “Wonder® Kids,” and “Wonder® White Bread Fans® 100% Whole Grain.” On April 1, 2006, the Company also introduced new products for its buns and rolls product segment, including Wonder® wheat hamburger and hot dog buns and Wonder® buns made with whole grains.

The Company continues to work on other programs and additional new product launches. On the sweet goods side of the business, the Company recently launched an updated packaging redesign for the entire Hostess® line as well as a major promotional and public relations campaign in connection with the 75th anniversary of the introduction of Twinkies®.  IBC has also focused on introducing and expanding upon new products such as the highly successful Hostess® 100 Calorie Packs.  Furthermore, the Company has executed various holiday, movie and sports promotion tie-ins and related opportunistic marketing initiatives.

In addition, the Company focused on improving its manufacturing processes in its bakeries and improving service to customers through its field sales force and rationalizing its field and corporate infrastructure to ensure that those costs were in line with the restructured PC configuration.

Despite their successes, the Debtors continued to encounter several obstacles.  In addition to inflationary pressures caused by rising ingredient, fuel and labor costs, the impediments to profitability that have plagued the Company for the last several years – decentralized operations, lack of innovation (in marketing, products and delivery structure) and increased competition – continued to affect the Company’s profitability, resulting in EBITDA of $48.5 million for fiscal 2005 (ending May 28, 2005) and of approximately $4.0 million for fiscal 2006 (ending June 3, 2006).

Accordingly, in June 2006, shortly after the end of the 2006 fiscal year, and due in part to the Company’s continued financial decline, several of the Debtors’ constituents instigated certain actions seeking to install new management and a reconstituted board of directors (the “Board”), with the goal of bringing fresh ideas and new perspectives to the Debtors’ operational and financial prospects.

As a result, in February 2007, with the input of  the Creditors’ Committee (as hereinafter defined), the Equity Committee (as hereinafter defined), the Debtors’ postpetition lenders and the Prepetition Lenders, the Debtors hired Craig D. Jung as CEO to establish a vision of the future of IBC, and lead the management team, employees and the parties in interest in this case to the fulfillment of that vision.  Specifically, Mr. Jung was charged with creating a viable five year business plan that would form the basis for emergence from chapter 11.  Mr. Jung immediately began those efforts, and hired world-class talent to augment the Debtors’ existing management team and led the Company’s efforts to: (1) fix the Company’s cost structure to grow margins; (2) accelerate innovation to realize attractive revenue growth; (3) drive productivity to improve margins; and (4) create a performance culture.

To implement these four priorities, IBC undertook certain initiatives.  First, IBC set out to implement a distribution system with different delivery options for its customers based on customer size, growth potential and service needs to lower its cost structure and profitably grow revenues.  Second, IBC took steps to implement a lean manufacturing program to drive productivity.  Third, IBC focused on improving brand management and innovation, including increased investment in marketing IBC’s brands.  Lastly, IBC committed to redefining its organization to remove unnecessary layers of management and implement a matrix structure to improve communication, leadership and accountability.

v

On June 28, 2007, the Company submitted its business plan (the “Business Plan”) to the Creditors’ Committee, the Equity Committee and the steering committee for the Prepetition Lenders (collectively, the “Key Constituents”) for their review and input.  The Business Plan contemplated implementing proven changes both in the manner by which the Debtors manufacture their products and, ultimately, deliver them to their consumers.  Specifically, with respect to delivery, the Business Plan proposed that the Debtors abandon their historical high-cost, “one-size-fits-all” traditional route delivery structure in favor of an advanced path-to-market structure with the goal of creating better jobs for sales employees and, in doing so, significantly increase selling and delivery productivity.

The Business Plan was created in two parts.  The first part – the Base Plan – was a determination of the projected operations in each of the Debtors’ business units on a go-forward basis with minimal changes. The second part is a projection of what can be achieved through specific initiatives to improve the Debtors’ performance, the projected results of which are layered onto the Base Plan to create the Transformation Plan. The Base Plan was created through a bottom-up process, consisting of developing 5-year forecasts of sales and expenses for each business unit with realistic assumptions and expectations.  Sales were forecasted locally by product category, and these forecasts were reviewed by the senior leadership team.  The Transformation Plan was created through a top-down process, focusing on company-wide initiatives to improve operations and move goods to market efficiently.  The initiatives outlined in the Transformation Plan seek to improve asset optimization, material and labor productivity, asset productivity, route optimization, and to develop an enhanced operational leadership structure.

In order to implement the Business Plan, the Company realized that the decades-old delivery and sales system that was preserved in the long-term extension agreements with the unions simply does not allow the Debtors to compete profitably.  Accordingly, the Debtors undertook to achieve, among other things, agreement upon additional concessions from IBC's unionized employees.  To this end, the Company initiated talks with representatives of the two labor organizations representing approximately 90% of their unionized employees: the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union (the "BCTGM") and International Brotherhood of Teamsters (the "IBT").  In addition, ten other unions represent various employees of the Debtors.  IBC has asked each of these unions for, among other things, greater flexibility in the method and manner of product distribution to customers and cost reductions related to health and welfare programs. Over 95% of the bargaining units represented by the BCTGM have agreed to such concessions.  The great majority of the bargaining units of each of the unions other than the IBT have also agreed to these concessions. With respect to the IBT, the Company remains open to negotiations with the IBT and will endeavor to reach an agreement with the IBT that allows the Company to achieve the objectives set forth in the Business Plan.  For a more detailed description of these labor issues, please refer to Article VI, Section E.7 of this Disclosure Statement.

In September 2007, as a result of Mr. Jung and senior management’s evaluation of how IBC could operate the most efficiently and sustainably, the Company announced its intention to realign its organization in a new cross-functional matrix structure.  The Debtors replaced the ten (10) previously existing PCs with eight (8) business units.  At the same time, the Company collapsed its sales management structure by eliminating two layers of sales

management and approximately 200 sales management positions.   The Company also determined that it was necessary to exit the bread market in southern California, resulting in the closure of four bakeries, elimination of 325 routes, closure of 17 distribution centers and 19 outlet stores on October 29, 2007.

In January 2008, the Debtors further revised the Business Plan to reflect changes in the Debtors’ businesses and their experiences with respect to operations since the Business Plan was originally prepared.  The five (5) year proforma financial projections attached as Appendix C to this Disclosure Statement reflect the Business Plan as revised in January 2008.

In addition to the other efforts outlined above, the Debtors have also disposed of assets that were no longer necessary to the Debtors’ operations.  Since the commencement of these cases, the Company has disposed of non-core assets, the aggregate net proceeds of which have been approximately $116 million.

Using the Business Plan, in July 2007 the Company began to assess the basis for one or more plans of reorganization, including reasonable ranges of values for its reorganized business and capital structure upon emergence.  IBC discussed its options with the Key Constituents as well as other potential sources that IBC believed could provide debt and equity financing to capitalize the Company for emergence from chapter 11.  These efforts led to the filing of a motion to enter into an exit facility commitment which would provide for the foundation for the Plan.  On November 7, 2007, the Court approved that certain exit facility commitment letter by and among Silver Point, IBC and Brands, dated October 18, 2007, as amended and restated as of November 6, 2007, together with the annexes and exhibits attached thereto and that certain exit facility fee letter by and among Silver Point, IBC and Brands, dated October 18, 2007, as amended and restated as of November 6, 2007, and delivered contemporaneously with the Commitment Letter (the “Silver Point Transaction”).  In connection with the consummation of the Plan of Reorganization (including the entering into and funding of the New Credit Facility (as defined below)), and all related transactions contemplated by the Plan of Reorganization and the Commitment Letter, Silver Point has agreed to underwrite, structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $400 million, comprised of a $120 million senior secured revolving credit facility (the “New Revolving Credit Facility”), a $60 million senior secured term loan facility (the “New Term Loan Facility”) and a $220 million letter of credit facility (the “New Letter of Credit Facility” and together with the New Revolving Credit Facility and New Term Loan Facility, the “New Credit Facility”), consistent with the summary of terms set forth in the Plan and as more fully described in the Commitment Letter (which, pending definitive documentation, controls in the event of any inconsistency between the Commitment Letter and the Plan).  Pursuant to the Alternative Proposal Procedures also approved by the Court on November 7, 2007, the Debtors continue to seek proposals from other parties that may be higher or otherwise better than the Commitment Letter to fund the Plan.

The Alternative Proposal Procedures required that each continuing potential investor submit a firm and final written offer (each, a “Final Proposal”) on or before 5:00 p.m. (Central time) on January 15, 2008.  Further, the Alternative Proposal Procedures provided that if one or more Final Proposals were submitted that were deemed Qualified Bids (as defined in the Alternative Proposal Procedures), the Company would conduct an auction.  No competing

Qualified Bids were received by the Debtors.  Therefore, the Debtors are proceeding with the Silver Point Transaction as approved by the Court.

The Silver Point Transaction is subject to various conditions and contingencies including, without limitation, that no material adverse change will have occurred.  In addition, the Silver Point Transaction is contingent upon ratification of amendments to collective bargaining units governing the relationship between the Debtors and their unionized workforce to implement the Debtors’ Business Plan, as discussed above.  The Debtors reached an agreement with the BCTGM and, thus far, 95% of all bargaining units have ratified the modified agreements.  Reaching an agreement with the IBT remains an essential contingency to consummation of the Silver Point Transaction and, therefore, confirmation of the Plan.  The Debtors’ negotiations with the IBT have thus far not resulted in such an agreement.  The IBT has stated that it would prefer that the Company liquidate rather than provide the Debtors with the modifications and concessions they have requested.  If the Debtors cannot reach an agreement with the IBT, the Silver Point Transaction cannot be consummated as currently contemplated.

Although IBC has accomplished many important goals through the tools afforded by chapter 11, the Company believes that the prospects for further operational improvement will be best achieved outside of chapter 11.  There are continued costs of remaining in chapter 11 that IBC believes warrant emergence at this time, including the administrative costs of the chapter 11 process and the continued diversion of management time by the chapter 11 proceedings.

Notwithstanding the fact that the Company’s financial performance has, in the most recent periods, stabilized and indeed shown some improvement, IBC’s emergence and implementation of its five-year Business Plan are subject to a number of risks and uncertainties, and are premised on certain assumptions for significant improvement.  Certain of such risks are discussed in detail in Article VII of this Disclosure Statement, which should be reviewed in its entirety.

B.	General Basis for the Plan

Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The Plan provides for substantive consolidation of the Estates and contains separate classes and proposes recoveries for holders of Claims against and Interests in the Debtors.  After careful review of the Debtors’ current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors’ creditors will be maximized by the reorganization of IBC as contemplated by the Plan.

Specifically, the Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part.  According to the valuation analysis prepared by the Debtors’ investment banker and financial advisor, Miller Buckfire & Co., LLC (“Miller Buckfire”), the liquidation analysis prepared by management with the assistance of the Debtors’ restructuring advisors Alvarez & Marsal LLC (“A&M”), and the other analyses prepared by the Debtors with the assistance of their advisors, the Debtors believe that the value of the Estates of the Debtors is significantly greater in the proposed reorganization than it would be in a liquidation.

C.	Summary of the Plan Structure

The Plan contemplates the reorganization of each of the Debtors upon consummation of the Plan and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1123, 1129 and 1141 of the Bankruptcy Code.  The Plan further contemplates that holders of claims pursuant to the Prepetition Credit Facility will receive a distribution of new junior secured debt obligations (i.e., the Junior Secured Notes), subordinated convertible secured debt obligations (i.e., the New Convertible Secured Notes) and Class A Common Stock to be authorized and issued by the Reorganized Debtors on the Effective Date; provided that the amount of Class A Common Stock otherwise to be delivered to the Prepetition Lenders may be reduced to the extent Cash is paid to the Prepetition Lenders as a result of the Rights Offering of Class B Common Stock.  Holders of General Unsecured Claims against the Debtors will receive Class B Common Stock, the right to purchase Class B Common Stock pursuant to the terms of the Rights Offering, and Trust Recoveries that are made available for distribution to beneficiaries of the IBC Creditor Trust.  The existing common stock of the Company will be cancelled.  The Debtors’ equity Interestholders will not receive a distribution under the Plan.

Subject to the Restructuring Transactions, each of the nine Debtors in the chapter 11 proceedings will emerge from chapter 11 under the Plan.  However, Armour and Main Redevelopment Corporation and New England Bakery Distributors, L.L.C. (each of which are no longer operating and which have no significant assets) will then be dissolved in accordance with applicable non-bankruptcy law.

The Plan proposes, and its terms embody, a compromise and settlement of intercreditor issues relating to whether the liabilities and assets of the Debtors should be substantively consolidated for purposes of distributions under the Plan.  These issues relate primarily to the following: (a) whether the elements necessary to obtain an order of substantive consolidation are satisfied in the Chapter 11 Cases; (b) the value of the Debtors’ Estates on an individual and consolidated basis, and the proper method of determining such value; (c) whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims; (d) whether it is possible to attribute particular Claims asserted in the Chapter 11 Case to a specific Debtor; (e) the value to be accorded to guarantees issued by one Debtor in favor of creditors of another Debtor; (f) the strength of the relative rights and positions of the different Classes of General Unsecured Claims with respect to disputes over substantive consolidation; (g) other issues having to do with the rights of certain Estates, Claims, or Classes of Claims vis-à-vis other Estates, Claims, or Classes of Claims; (h) the amount and priority of Intercompany Claims and the potential voidability of certain intercompany transfers; and (i) the treatment of Subsidiary Interests.

Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC and Interstate Brands Corporation have each guaranteed (the “Guarantees”) the Old Convertible Notes.  The Indenture governing the Old Convertible Notes provides the Debtors the flexibility to consolidate or transfer assets, merge or take similar action among the Debtor entities.  However, because of the Guarantees, U.S. Bank, the trustee under the Indenture, has asserted that the separate estates of the various legal entities should be recognized, and that the holders of Old Convertible Note Claims are entitled to a significantly higher recovery than creditors which do not have such guarantees and whose claims would therefore be entitled to recovery only from the assets of the particular Debtor with whom such creditors transacted business.  The Debtors believe that such an assertion would be strongly contested and lead to lengthy and expensive litigation these Estates can ill afford.  The arguments asserted by U.S. Bank do not take into account the operation of the subordination provisions of the Indenture, which are in full force and effect, and require that subject to specific exceptions senior creditors, including the Prepetition Lenders, are entitled to receive payment in full before any holder of Old Convertible Notes can retain distributions on account of their claims.  Therefore, the Debtors propose a global settlement of all claims related to this issue, which is embodied in the treatment afforded in the Plan to holders of Unsecured Multiple Debtor Claims (i.e., the Substantive Consolidation Compromise).  Generally speaking, that treatment affords the holders of Unsecured Multiple Debtor Claims some additional consideration as a result of their claims against multiple entities, in an amount that the Debtors believe is commensurate with the risks of litigation positions which could ultimately be taken by all affected parties.

Notwithstanding the proposed Substantive Consolidation Compromise, in the event a class of General Unsecured Claims rejects the Plan as a Class, the Debtors will prosecute the proposed Substantive Consolidation Motion as to such rejecting Class or as to all Classes of General Unsecured Claims in the event Class 12 Other Unsecured Claims votes as a Class to reject the Plan, thereby seeking an order of the Bankruptcy Court granting the substantive consolidation described herein.  In the event the Substantive Consolidation Motion is prosecuted to a conclusion and the Court grants a different level of consideration (or an alternative settlement is reached with respect to such rejecting Class), Claimholders in various Classes may receive distributions with a value more or less than those proposed with respect to the Substantive Consolidation Compromise.  While distributions may end up on the high end or low end of the ranges described herein, it is highly unlikely that recoveries will be higher or lower than the ranges set forth in each Class.

D.	Summary of Treatment of Claims and Interests Under the Plan

As set forth above, the Plan constitutes a joint plan of reorganization providing for the consolidation of the Debtors’ Estates for distribution and voting purposes.  The Plan contains separate classes for holders of Claims against and Interests in the Debtors.  As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified.

The table below summarizes the classification and treatment of the principal prepetition Claims and Interests in the Plan.  The classification and treatment for all Classes are described in more detail in Article VII of this Disclosure Statement.  The table below also sets forth the Debtors’ estimates of the amount of Claims that will ultimately become Allowed in each Class based upon review by the Debtors of all Claims scheduled by the Debtors, consideration of the provisions of the Plan that affect the allowance of certain Claims, and a general estimate of the amount by which Allowed Claims may ultimately exceed the amount of Claims scheduled by the Debtors.  The table below also includes an estimated percentage recovery for holders of Claims in each Class.  For purposes of estimating the percentage

x

recoveries as set forth below, the New Common Stock to be issued pursuant to the Plan was assumed to be valued as provided for in the valuation analysis contained in Section X.D hereof.  The estimated percentage recoveries set forth below that are based upon distributions of New Common Stock were calculated using the mid-point of the valuation ranges.

Additionally, the Debtors depict estimates of the range of distributions to General Unsecured Creditors that are possible in the event the Debtors are required to prosecute the Substantive Consolidation Motion and either prevail on such motion or, alternatively, the relief requested therein is denied.  These ranges are based upon the Debtors’ best estimate of the range of possible outcomes that may occur in connection with litigation on the Substantive Consolidation Motion.  It is possible that other substantive consolidation litigants will urge that other outcomes are possible that may result in distributions that are more or less than the ranges shown.

The Debtors’ investment banker and financial advisor, Miller Buckfire, performed a valuation of the Reorganized Debtors and the New Common Stock based on information and financial projections provided by the Debtors.  The valuation assumptions include, among other things, an assumption that the results projected for the Reorganized Debtors will be achieved in all material respects.  However, no assurance can be given that the projected results will be achieved.  To the extent that the valuation assumptions are dependent upon the achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative.  The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as were deemed necessary or appropriate.  The Debtors and Miller Buckfire believe these valuation assumptions are reasonable.

The foregoing valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock or any other securities.  Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in Article VIII of this Disclosure Statement.  The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows.  Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class.

Class Description	Treatment Under Plan
Class 1 - Secured Tax Claims	the Petition Date against any of the Debtors for taxes owed to a governmental unit secured by a Lien on property in which Debtors have an interest. Under the Plan, each Secured Tax Claim holder

Class Description	Treatment Under Plan

A Secured Tax Claim includes any Secured Claim arising prior to shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (x) Cash equal to the amount of such Allowed Secured Tax Claim or (y) such other treatment as to which IBC (or Reorganized IBC) and such Claimholder shall have agreed in writing, provided that such treatment is not more favorable than the treatment in clause (x) above.

Estimated Amount of Claims: $275,446 Estimated Percentage Recovery: 100%

Class 2 - Secured Claims
A Secured Claim includes any Claim in any separate subclass of Claims, each subclass which is deemed to be a separate class, (other than the Prepetition Lender Claims) secured by a Lien on property in which Debtors have an interest.  A Secured Claim also includes a Claim that is subject to setoff. Under the Plan, the legal, equitable, and contractual rights of each holder of a Secured Claim will be reinstated, which means that such Claimholders’ rights will be unaltered and that IBC will cure outstanding payment defaults.  Additionally, the Liens will survive the Chapter 11 Cases and will continue in accordance with the contractual terms of the parties’ underlying agreements until the Claims are paid in full.  As alternatives to the foregoing, under the Plan, IBC (or Reorganized IBC) may (i) pay off a Lien in Cash, with the amount of the payment equal to the value of the collateral, (ii) surrender the collateral to the Claimholder, or (iii) agree to some other arrangement with the holder of the Lien.

Estimated Amount of Claims: $365,173 Estimated Percentage Recovery: 100%

Class 3 - Other Priority Claims
Other Priority Claims are primarily Claims held by current and former employees for unpaid wages, salaries, bonuses, severance pay, vacation pay, and other unpaid employee benefits.  Upon commencement of the Chapter 11 Cases, IBC obtained authority from the Bankruptcy Court to pay such amounts in the ordinary course of business.  IBC believes that it has paid the majority of Other Priority Claims, and that there should not be a significant amount of such Claims, remaining unpaid.  However, in the event there are any valid Claims for unpaid wages, salaries, and other employee compensation, IBC (or Reorganized IBC) will either pay such Claims in full in Cash or, if necessary, agree with the Claimholder to some other mutually agreeable compensation arrangement.

Class Description	Treatment Under Plan

Estimated Amount of Claims: $487,676 Estimated Percentage Recovery: 100%

Class 4 - Intercompany Claims
An Intercompany Claim is a Claim by one or more of IBC and its affiliates against any other IBC affiliate on account of various matters, including management services obligations, employee leasing obligations, royalty obligations and obligations on account of purchased inventory.  All Claims between and among the Debtors will, in the sole discretion of the applicable Debtor or Reorganized Debtor, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended or (d) remain unimpaired.

Class 5 – Administrative Convenience Claims
An Administrative Convenience Claim is a Claim (other than a Claim based upon the Indenture) against the Debtors that otherwise would be included in the Classes of the Plan containing General Unsecured Claims that is (a) for $1,000 or less, or (b) for more than $1,000 if the holder of such Claim has made the Convenience Class Election on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot.  Holders of Administrative Convenience Claims shall receive Cash equal to (x) the amount of such Allowed Claim if such amount is less than or equal to $1,000 or (y) $1,000 if the amount of such Allowed Claim is greater than $1,000.

Estimated Amount of Claims: $2,276,829 Estimated Percentage Recovery: 100%

(This estimate above does not include amounts of Claims nor recovery for Claims above $1,000 which become Administrative Convenience Claims upon the holder thereof making the Convenience Class Election.)

Class 6 - Workers’ Compensation Claims
Workers’ Compensation Claims are comprised of Claims held by an employee of the Debtors for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtors.  The Reorganized Debtors shall pay all Workers’ Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors, in accordance with the terms and conditions of such state law and such programs.  Workers’ Compensation Claims are Unimpaired under the Plan.  The Debtor’s estimate that Workers’ Compensation Claims will be in the

Class Description	Treatment Under Plan

approximate aggregate amount of  $67.1 million.  As described more fully in Article VI., Section G, the Debtors’ liabilities under the Workers’ Compensation Programs are secured by letters of credit and bonds posted with the Company’s insurers and with the state authorities that govern those self insurance programs in which the Company participates.  If the Workers’ Compensation Claims were Impaired under the plain, rather than treated as set forth above, the letters of credit and bonds related to such claims would likely be called, thereby increasing the secured, funded debt under the Prepetition Credit Facility and the Company would likely lose its qualifications to provide self-insurance.  Therefore the Debtors have proposed the above treatment as in the best interests of these estates.

Estimated Amount of Claims: $67,100,000 Estimated Percentage Recovery: 100%

Class 7 - General Unsecured Claims (Mrs. Cubbison’s)
General Unsecured Claims (Mrs. Cubbison’s) are comprised of general Claims, such as trade Claims, lease and contract rejection Claims, personal injury and other litigation Claims and Claims by governmental entities on account of anything other than taxes, not secured by any collateral, which are obligations of Mrs. Cubbison’s.  Holders of these Claims will receive (a) Cash equal to the amount of such General Unsecured Claim against Mrs. Cubbison’s or (b) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing.

Estimated Amount of Claims: $13,675 Estimated Percentage Recovery: 100%

Class 8 – Interests in Subsidiary Debtors
Interests in Subsidiary Debtors are all of the Interests in the Debtors other than Interests in IBC and Interests in Brands Preferred Stock.  Interests in Subsidiary Debtors will be unaffected by the Plan, except to the extent required by the Restructuring Transactions.

Class 9 - Prepetition Lender Claims
Prepetition Lender Claims are comprised of all Claims of the Prepetition Agent and the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility including, without limitation, the Claim of the Prepetition Lenders for Postpetition Interest (to the extent unpaid and whether calculated at the default or non-default rate) pursuant to that certain Amended and Restated Credit Agreement, dated as of April 25, 2002, as amended, supplemented or otherwise modified prior to the Petition Date, by and among Interstate Brands Corporation and Interstate Brands West Corporation (which was subsequently merged into Interstate

Class Description	Treatment Under Plan

Bakeries Corporation), as borrowers, Interstate Bakeries Corporation, IBC Sales Corporation, Baker’s Inn Quality Baked Goods, LLC and IBC Services, LLC, as guarantors, the banks and other financial institutions from time to time thereto, JPMCB, as administrative agent, and others.  Each Prepetition Lender will receive its Pro Rata share of each of (i) the Junior Secured Notes, (ii) the New Convertible Secured Notes, and (iii) the Class A Common Stock (which shall be ratably reduced in the event Cash proceeds from the Rights Offering, if any, are paid to the Prepetition Lenders).  The Prepetition Lenders are, for the purpose of this Plan only, waiving claims for default interest.  Furthermore, there are questions as to whether the consideration being provided to the Prepetition Lenders has a current market value equal to the estimated amount of their Allowed Claims.

Estimated Amount of Claims: $450,178,612 (not including letters of credit or default interest) Estimated Percentage Recovery: 100% of principal and interest at non-default rates

Class 10 - Capital Lease Claims
Capital Lease Claims are the Claims arising under or pursuant to the Capital Leases scheduled on Exhibit B to the Plan.  Class 10 Capital Lease Claims consist of the secured portion of all Capital Lease Claims, each of which constitutes a separate subclass and is deemed to be a separate Class.  The unsecured portion of all Capital Lease Claims shall be classified and treated as Class 12 Other Unsecured Claims. Holders of Class 10 Capital Lease Claims will (a) receive deferred Cash payments totaling at least the allowed amount of such Allowed Capital Lease Claim, (b) upon abandonment by the Debtors, receive the Capital Lease Collateral, (c) have their Capital Lease Claims Reinstated, or (d) receive such other treatment as the debtors and such Claimholder shall have agreed upon in writing as announced at or prior to the Confirmation Hearing.

Estimated Amount of Claims: $3,264,011 Estimated Percentage Recovery: 100%

(Estimate of Recovery does not include those cases where the Debtors determine to abandon.)

Class 11a –Control Group Liability Claims	Control Group Liability Claims are Claims asserted by, or on behalf of, qualified defined benefit pension plans, as against (on a joint and

Class Description	Treatment Under Plan

several basis) the participating employer and all members of its controlled group of companies and related entities as defined under section 4001(b)(1) of the Employee Retirement Income Security Act of 1974.  In the event that (x) Class 11a Control Group Liability Claims votes as a Class to accept the Plan, each holder of a Class 11a Control Group Liability Claim shall, in compromise and settlement of the substantive consolidation issue, and in recognition of the multiple obligor and multiple guarantor liabilities with respect to the Control Group Liability Claims, receive in full satisfaction, settlement, release and discharge of and in exchange for such Control Group Liability Claim, its Pro Rata share of the Control Group Liability Claims Plan Distribution Property (which consists of (a) Class B Common Stock, (b) the option to purchase the Rights Offering Shares as part of the Rights Offering and (c) Trust Recoveries that are made available for distribution to beneficiaries of the IBC Creditor Trust); or (y) if either Class 11a Control Group Liability Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, each holder of a Control Group Liability Claim shall receive such amounts of General Unsecured Claims Plan Distribution Property to which it is entitled as a result of the Bankruptcy Court’s determination of the Substantive Consolidation Motion.

Estimated Amount of Claims:                               $18,768,727

Estimated Percentage Recovery of
Proposed Consolidation Settlement:                   36.7%

Range of Potential Recoveries if
Substantive Consolidation is Litigated:              29.1% (Substantive Consolidation)
    70.5% (No Substantive
   Consolidation)

Class 11b – Old Convertible Note Claims
Old Convertible Note Claims are Claims arising under or pursuant to the Indenture or the Old Convertible Notes, except Claims by holders of the Old Convertible Notes that are Subordinated Debt Securities Claims.  In the event that (x) Class 11b Old Convertible Note Claims votes as a Class to accept the Plan, each holder of an Allowed Class 11b Old Convertible Note Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Old Convertible Note Claim, its Pro Rata share of the Old Convertible Note Claims Plan Distribution Property (which consists of (a) Class B Common Stock, (b) the option to purchase the Rights Offering Shares as part of the Rights Offering and (c) Trust Recoveries that are made available for distribution to beneficiaries of

Class Description	Treatment Under Plan

the IBC Creditor Trust); or (y) if either Class 11b Old Convertible Note Claims or Class 12 Other Unsecured claims votes as a Class to reject the Plan, each holder of an Old Convertible Note Claim shall receive such amounts of General Unsecured Claims Plan Distribution Property to which it is entitled as a result of the Bankruptcy Court’s determination of the Substantive Consolidation Motion.

Estimated Amount of Claims:                               $100,900,000

Estimated Percentage Recovery of
Proposed Consolidation Settlement:                   33.3%

Range of Potential Recoveries if
Substantive Consolidation is Litigated:              29.1% (Substantive Consolidation)
    54.0% (No Substantive
    Consolidation)

Class 11c – First Union Claims
First Union Claims means the Allowed Claims numbered 8316, 8317 and 8318, each in the amount of  $78,379.95, currently held by 3V Capital Master Fund Ltd. and originally asserted by First Union Commercial Corporation against Interstate Bakeries Corporation, Interstate Brands Corporation and IBC Trucking, LLC, respectively.  On the Distribution Date, (x) in the event the holder of the First Union Claims votes to accept the Plan, the holder of the First Union Claims shall, in compromise and settlement of the substantive consolidation issue, and in recognition of the multiple obligor liabilities with respect to the First Union Claims, receive in full satisfaction, settlement, release and discharge of and in exchange for the First Union Claims, the First Union Claims Plan Distribution Property (which consists of (a) Class B Common Stock, (b) the option to purchase the Rights Offering Shares as part of the Rights Offering and (c) Trust Recoveries that are made available for distribution to beneficiaries of the IBC Creditor Trust); or (y) if either Class 11c First Union Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, the holder of the First Union Claims shall receive such amounts of General Unsecured Plan Distribution Property to which it is entitled as a result of the Bankruptcy Court’s determination of the Substantive Consolidation Motion.

Estimated Amount of Claims: $78,380 Estimated Percentage Recovery of Proposed Consolidation Settlement: 29.1% Range of Potential Recoveries if

Class Description	Treatment Under Plan
Substantive Consolidation is Litigated: 29.1% (Substantive Consolidation) 31.5% (No Substantive Consolidation)

Class 11d – General Electric Claims
General Electric Claims means the Allowed Claims numbered 8853 and 8854, each in the amount of $6,125,000.00, currently held by 3V Capital Master Fund Ltd. and originally asserted by GE Commercial Finance Business Property Corporation against Interstate Brands Corporation and Interstate Bakeries Corporation, respectively.  On the Distribution Date, (x) in the event the holder of the General Electric Claims votes to accept the Plan, the holder of the General Electric Claims shall, in compromise and settlement of the substantive consolidation issue, and in recognition of the multiple obligor and multiple guarantor liabilities with respect to the General Electric Claims, receive in full satisfaction, settlement, release and discharge of and in exchange for the General Electric Claims, the General Electric Claims Plan Distribution Property (which consists of (a) Class B Common Stock, (b) the option to purchase the Rights Offering Shares as part of the Rights Offering and (c) Trust Recoveries that are made available for distribution to beneficiaries of the IBC Creditor Trust); or (y) if either Class 11d General Electric Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, the holder of the General Electric Claims shall receive such amounts of General Unsecured Claims Plan Distribution Property to which it is entitled as a result of the Bankruptcy Court’s determination of the Substantive Consolidation Motion.

Estimated Amount of Claims:                               $6,125,000

Estimated Percentage Recovery of
Proposed Consolidation Settlement:                   29.1%

Range of Potential Recoveries if
Substantive Consolidation is Litigated:              29.1% (Substantive Consolidation)
    31.5% (No Substantive
   Consolidation)

Class 12 – Other Unsecured Claims
Other Unsecured Claims are comprised of, among other things, trade Claims, lease and contract rejection Claims, personal injury and other litigation Claims and Claims by governmental entities on account of anything other than taxes.  Each Holder of an Other Unsecured Claims will receive its Pro Rata share of the Other Unsecured Claims Plan Distribution Property, consisting of (a) Class B Common Stock, (b) the option to purchase the Rights Offering Shares as part of the Rights Offering and (c) Trust Recoveries that

Class Description	Treatment Under Plan
are made available for distribution to beneficiaries of the IBC Creditor Trust.

Estimated Amount of Claims:                               $193,865,215

Estimated Percentage Recovery of
Proposed Consolidation Settlement:                   26.1%

Range of Potential Recoveries if
Substantive Consolidation is Litigated:              29.1% (Substantive Consolidation)
    12.0% (No Substantive
   Consolidation)

Class 13 – Subordinated Securities Claims (a) Class 13a – Subordinated Debt Securities Claims (b) Class 13b – Subordinated Equity Securities Claims
Subordinated Securities Claims consist of (i) Subordinated Debt Securities Claims, which are Claims subject to subordination under section 510(b) of the Bankruptcy Code arising (a) from the rescission of a purchase or sale of a debt Security of any Debtor, (b) for damages as a result of the purchase or sale of such debt Security, or (c) reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim and (ii) all Subordinated Equity Securities Claims, which are Claims subject to subordination under section 510(b) of the Bankruptcy Code arising (a) from the rescission of a purchase or sale of an equity Security of any Debtor, (b) for damages as a result of the purchase or sale of such equity Security, or (c) reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

Estimated Amount of Claims: $3,000,000 Estimated Percentage Recovery: 0%

Class 14 – Interests in Brands Preferred Stock
Interests in Brands Preferred Stock are comprised of (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Brands Preferred Stock and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.  Interests in Brands Preferred Stock shall be cancelled, released, and extinguished, and holders of such Interests shall receive no distribution on account of such Interests.

Estimated Percentage Recovery: 0%

Class 15 – Interests in IBC	Interests in IBC are comprised of (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured,

Class Description	Treatment Under Plan

disputed or undisputed) of any Person with respect to Old Common Stock, Old Common Stock Options, or any other equity securities or equity-linked securities of IBC and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.  Interests in IBC shall be cancelled, released, and extinguished, and holders of such Interests shall receive no distribution on account of such Interests.

Estimated Percentage Recovery: 0%

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE.   EACH OF THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

TABLE OF CONTENTS
PAGE

I.	INTRODUCTION			1
II.	BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES			2
	A.	Definitions		2
	B.	Notice to Holders of Claims and Interests		2
	C.	Solicitation Package		3
	D.	General Voting Procedures, Ballots, and Voting Deadline		3
	E.	Rights Offering Subscription		4
	F.	Confirmation Hearing and Deadline for Objections to Confirmation		5
III.	HISTORY OF THE DEBTORS			7
	A.	Overview of Business Operations		7
	B.	Recent Financial Results		9
IV.	PREPETITION CAPITAL STRUCTURE OF THE DEBTORS			10
	A.	Prepetition Credit Facility		10
	B.	Prepetition Notes		10
	C.	Equity		10
V.	CORPORATE STRUCTURE OF THE DEBTORS			11
	A.	Current Corporate Structure		11
	B.	Board of Directors		11
	C.	Executive Officers		12
VI.	THE CHAPTER 11 CASES			13
	A.	Events Leading to Commencement of the Chapter 11 Cases		13
	B.	Continuation of Business; Stay of Litigation		14
	C.	Summary of Certain Relief Obtained at the Outset of the Chapter 11 Cases		15
		1.	First Day Orders	15
		2.	Appointment of Statutory Committees	16
	D.	Post-Petition Financing		17
		1.	DIP Credit Agreement	17
		2.	Other Financial Transactions	20
		3.	Surety Program	21
	E.	Other Significant Events During the Chapter 11 Cases		21
		1.	Corporate Entity Reorganization	21
		2.	Mrs. Cubbison’s Filing and Related First Day Orders	22
		3.	Omnibus Procedures	23
		4.	Information Technology Decisions	27
		5.	Real Estate Matters	28
		6.	Labor and Employee Matters	30

		7.	Exclusivity	35
	F.	Summary of Claims Process, Bar Date, Certain Claims, and Professional Fees		36
		1.	Claims Process	36
		2.	Schedules and Statements of Financial Affairs	36
		3.	Claims Bar Date	36
		4.	Proofs of Claim and Other Claims	37
		5.	Professional Fees	38
	G.	Workers’ Compensation		38
	H.	Significant Settlements and Litigation		39
		1.	SEC Inquiry	39
		2.	Smith, et al. v. Interstate Bakeries Corp., et al.	40
		3.	June 2003 Shareholder Derivative Lawsuit	40
		4.	Labor Litigation	41
		5.	Environmental Matters	41
		6.	Preference Adversary Action	44
		7.	Adversary Action Against the Prepetition Lenders	44
		8.	ABA Plan	44
		9.	Settlement of the Gianopolous Litigation	46
		10.	Nestle Purina Petcare	47
	I.	Accomplishments During the Chapter 11; Development and Summary of the Business Plan; and IBC’s Go-Forward Strategy		47
		1.	Strategic Initiatives	47
		2.	Reasons for Emergence at This Time	53
		3.	IBC’s Future Strategy	54
	J.	Treatment of PBGC Plans		54
VII.	SUMMARY OF THE REORGANIZATION PLAN			54
	A.	Overall Structure of the Plan		55
	B.	Substantive Consolidation		56
	C.	Reorganized Capital Structure Created by Plan		61
		1.	New Credit Facility	61
		2.	Junior Secured Notes	61
		3.	New Convertible Secured Notes	61
		4.	IBC Equity Ownership	61
	D.	Rights Offering		62
	E.	Classification and Treatment of Claims and Interests		63
		1.	Treatment of Unclassified Claims under the Plan	64
		2.	Treatment of Classified Claims and Interests under the Plan	66
		3.	Special Provisions Regarding Insured Claims	77
		4.	Special Provisions Regarding Class 11 Unsecured Multiple Debtor Claims and Class 12 Other Unsecured Claims	78
		5.	Reservation of Rights Regarding Claims	78
	F.	Means for Implementation of the Plan		78
		1.	Continued Corporate Existence	78
		2.	Corporate Action	78

	3.	Certificate of Incorporation and Bylaws	79
	4.	Cancellation of Old Securities and Agreements	79
	5.	Authorization and Issuance of New Common Stock	80
	6.	Rights Offering	80
	7.	Directors and Officers	84
	8.	Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs	85
	9.	Implementation of the Long Term Incentive Program	86
	10.	Termination of the SERP	86
	11.	Issuance of Junior Secured Notes, New Convertible Secured Notes Class A Common Stock and Class B Common Stock	86
	12.	Post-Effective Date Financing	86
	13.	Preservation of Causes of Action	87
	14.	Plan Modification and Amendments	87
	15.	Committees	87
	16.	Payment of Statutory Fees	88
	17.	Corporate Action	88
	18.	Effectuating Documents; Further Transactions	88
	19.	Exemption From Certain Transfer Taxes and Recording Fees	88
G.	Unexpired Leases and Executory Contracts		89
	1.	Assumed (Non-Union) Contracts and Leases	89
	2.	Rejected (Non-Union) Contracts and Leases	89
	3.	Assumption and Rejection of Union Contracts	90
	4.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	90
	5.	Rejection Damages Bar Date	91
H.	Restructuring Transactions		91
I.	Provisions Governing Distributions		92
	1.	Time of Distributions	92
	2.	No Interest on Claims	92
	3.	Disbursing Agent	92
	4.	Surrender of Securities or Instruments	92
	5.	Instructions to Disbursing Agent	93
	6.	Services of Indenture Trustees, Agents and Servicers	93
	7.	Record Date for Distributions to Holders of Old Convertible Notes	93
	8.	Claims Administration Responsibility	93
	9.	Delivery of Distributions	93
	10.	Procedures for Treating and Resolving Disputed and Contingent Claims	94
	11.	Fractional Securities; Fractional Dollars	95
J.	Allowance of Certain Claims		96
	1.	DIP Facility Claims	96
	2.	Professional Claims	96
	3.	Substantial Contribution Compensation and Expenses Bar Date	97
	4.	Administrative Claims Bar Date	97
	5.	The ACE Insurance Program.	97

	K.	IBC Creditor Trust		98
		1.	Appointment of Trustee	98
		2.	Assignment of Trust Assets to the IBC Creditor Trust	98
		3.	The IBC Creditor Trust	99
		4.	The Trust Advisory Board	100
		5.	Funding of the Expense Advance	101
		6.	Repayment of the Expense Advance	101
		7.	Distributions of Trust Assets	101
	L.	Effect of the Plan on Claims and Interests		102
		1.	Revesting of Assets	102
		2.	Discharge	102
		3.	Compromises and Settlements	103
		4.	Release of Certain Parties	104
		5.	Releases by Holders of Claims.	105
		6.	Setoffs	105
		7.	Exculpation and Limitation of Liability	106
		8.	Indemnification Obligations	106
		9.	Injunction	107
		10.	Central States Settlement	107
VIII.	CERTAIN FACTORS TO BE CONSIDERED			107
	A.	General Considerations		107
	B.	Certain Bankruptcy Considerations		107
	C.	Business Factors and Competitive Condition		108
		1.	General Economic Conditions	108
		2.	Business Factors	108
	D.	Declining demand for the Debtors’ products could have adverse effects on their financial results		109
	1.	Obesity		109
	2.	Dietary Guidelines		109
	3.	Consumer Tastes		110
	E.	Conditions Precedent to Consummation; Timing		110
	F.	The Silver Point Exit Financing Commitment; Negotiations With The Unions		110
	G.	Inherent Uncertainty of Financial Projections		111
	H.	Terms of existing collective bargaining agreements and labor disruptions could adversely impact the Debtors’ results of operations		112
	I.	Implementation of various information technology systems could disrupt the Debtors’ business and adversely affect their financial condition and results of operations		113
	J.	The Debtors’ internal control over financial reporting was not effective as of June 2, 2007 and weaknesses in their internal controls and procedures could adversely affect the Debtors’ financial condition		113
	K.	Increases in employee and employee-related costs could have adverse effects on the Debtors’ financial results		113

	L.	Increases in prices and shortages of raw materials, fuels and utilities could cause the Debtors' costs to increase		114
	M.	Price increases could reduce demand for the Debtors’ products		114
	N.	Competition could adversely impact the Debtors’ results of operations		115
	O.	The Debtors may be obligated to make additional contributions, or incur withdrawal liability, to multi-employer pension plans		115
	P.	The Debtors rely on the value of their brands, and the costs of maintaining and enhancing the awareness of their brands are increasing		117
	Q.	Economic downturns could cause consumers to shift their food purchases from the Debtors’ branded products to lower priced items		117
	R.	Inability to anticipate changes in consumer preferences may result in decreased demand for products		117
	S.	The Debtors’ intellectual property rights are valuable and any inability to protect them could dilute the Debtors’ brand image and adversely affect their business		118
	T.	Further consolidation in the retail food industry may adversely impact profitability		118
	U.	Future product recalls or safety concerns could adversely impact the Debtors’ business and financial condition and results of operations		118
	V.	Costs associated with environmental compliance and remediation could adversely impact the Debtors’ operations		119
	W.	Government regulation could adversely impact the Debtors’ operations		120
	X.	Access to Financing and Trade Terms		120
	Y.	Claims Estimations		120
	Z.	Certain Risk Factors Relating to Securities to be Issued Under the Plan		121
		1.	No Current Public Market for Securities	121
		2.	Potential Dilution	121
		3.	Dividends	121
		4.	Change of Control	121
	AA.	Leverage		122
	BB.	Impact of Interest Rates		123
	CC.	Litigation		123
	DD.	Adverse Publicity		123
IX.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			123
	A.	Certain U.S. Federal Income Tax Consequences to the Debtors		124
		1.	Cancellation of Indebtedness Income	124
		2.	Utilization of NOLs	125
		3.	The Treatment of the New Convertible Secured Notes	125
		4.	United States Real Property Holding Corporation Status	125
		5.	Alternative Minimum Tax	126
	B.	Certain U.S. Federal Income Tax Consequences to Claimholders		126
		1.	Claimholders of Prepetition Lender Claims	126
		2.	Claimholders of Capital Lease Claims	127
		3.	Claimholders of Unsecured Multiple Debtor Claims	128
		4.	Claimholders of Other Unsecured Claims	131

	C.	Information Reporting and Backup Withholding		132
	D.	U.S. Federal Income Tax Characterization of the IBC Creditor Trust		133
	E.	Importance of Obtaining Professional Tax Assistance		133
X.	FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST			133
	A.	Feasibility of the Plan		133
	B.	Acceptance of the Plan		134
	C.	Best Interests Test		134
	D.	Valuation of the Reorganized Debtors		136
		1.	Introduction.	136
		2.	Valuation.	136
	E.	Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Reorganized Debtors		139
	F.	Confirmation Without Acceptance of All Impaired Classes: The ‘Cramdown’ Alternative		140
	G.	Conditions Precedent		141
		1.	Conditions to Confirmation	141
		2.	Conditions to Consummation	141
	H.	Waiver of Conditions to Confirmation and Consummation of the Plan		143
	I.	Retention of Jurisdiction		143
XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			145
	A.	Continuation of the Bankruptcy Case		145
	B.	Alternative Plans of Reorganization		145
	C.	Liquidation Under Chapter 7 or Chapter 11		145
XII.	VOTING REQUIREMENTS			146
	A.	Parties-in-Interest Entitled to Vote		148
	B.	Classes Impaired Under the Plan		148
		1.	Voting Impaired Classes of Claims.	148
		2.	Unimpaired Classes of Claims.	148
		3.	Impaired Classes of Claims and Interests Deemed to Reject the Plan.	149
XIII.	RIGHTS OFFERING SUBSCRIPTION PROCEDURES			149
XIV.	CONCLUSION			150
	A.	Hearing on and Objections to Confirmation		150
		1.	Confirmation Hearing.	150
		2.	Date Set for Filing Objections to Confirmation of the Plan.	150
	B.	Recommendation		150

APPENDICES

Appendix A	—	First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and Its Affiliated Debtors and Debtors-in-Possession
Appendix B	—	Liquidation Analysis
Appendix C	—	Pro Forma Financial Projections
Appendix D	—	Historical Financial Results

I.	INTRODUCTION

Interstate Bakeries Corporation and eight of its subsidiaries and affiliates (the “Affiliate Debtors”), debtors and debtors in possession (collectively, the “Debtors,” “IBC” or the “Company”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) for use in the solicitation of votes on the First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession (the “Plan”) proposed by the Debtors and filed with the United States Bankruptcy Court for the Western District of Missouri, Kansas City Division (the “Bankruptcy Court”), on January 25, 2008.  A copy of the Plan is annexed as Appendix A hereto.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization and operations of the Reorganized Debtors.  This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Claimholders in Impaired Classes must follow for their votes to be counted.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE ARTICLE VII HEREIN – SUMMARY OF THE REORGANIZATION PLAN AND ARTICLE VII HEREIN – CERTAIN FACTORS TO BE CONSIDERED.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION.  TO THE EXTENT ANY PORTION OF THE DISCLOSURE STATEMENT CONFLICTS WITH THE PLAN, THE PLAN SHALL GOVERN.  ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

II.           BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.	Definitions

Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.  In addition, all references in this Disclosure Statement to monetary figures refer to United States of America currency unless otherwise expressly provided.

B.	Notice to Holders of Claims and Interests

This Disclosure Statement is being transmitted to certain Claimholders for the purpose of soliciting votes on the Plan and to others for informational purposes.  The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim against the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

By order entered on [●], 2008, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable Claimholders that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan.  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN.  This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  Except with respect to the projections set forth in Appendix C attached hereto (the “Projections”), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.  Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement does not imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.	Solicitation Package

Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Appendix A hereto); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan; the date, time and place of the hearing to consider the confirmation of the Plan and related matters; and the time for filing objections to the confirmation of the Plan (the “Confirmation Hearing Notice”); (3) as applicable, either (a) a ballot for the appropriate class in which you are entitled to vote (Classes 9, 10, 11 and 12) to be used by you in voting to accept or reject the Plan, or, (b) in lieu of a ballot, notice explaining why you are not entitled to vote; (4) if you are entitled to subscribe to the Rights Offering, the subscription documents; (5) the Solicitation Procedures Order; and (6) solicitation letters, if any, from the Debtors and/or the Creditors’ Committee.

D.	General Voting Procedures, Ballots, and Voting Deadline

If you are a holder of a Claim entitled to vote on the Plan and a Ballot is included herewith, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot.  Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN [FEBRUARY 25, 2008], AT 4:00 P.M. (PACIFIC TIME) (THE “VOTING DEADLINE”) BY, AS APPLICABLE, THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS (“KCC”), AT INTERSTATE BAKERIES CORP BALLOT PROCESSING, C/O KURTZMAN CARSON CONSULTANTS LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CA 90245, OR THE DEBTORS’ SPECIAL VOTING AGENT, GLOBIC ADVISORS (“GLOBIC”), AT GLOBIC ADVISORS, ATTN: ROBERT STEVENS, ONE LIBERTY PLAZA, 23RD FLOOR, NEW YORK, NY 10006.  DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.  Additionally,

if you have any questions about (1) the procedure for voting your Claim or Interest with respect to the packet of materials that you have received or (2) the amount of your Claim or Interest, you should contact KCC at (888)647-1732 or Globic at (212)201-5346.

If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact KCC at the address set forth above. In addition, imaged copies of the Plan and Disclosure Statement (including, after the Plan Supplement Filing Date, all Exhibits, Plan Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available on the Bankruptcy Court’s website, www.mow.uscourts.gov, for a nominal charge (a PACER account is required), at  KCC’s general website address, www.kccllc.net/ibc, free of charge.

FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XII HEREIN – VOTING REQUIREMENTS.

E.	Rights Offering Subscription

In addition to being entitled to vote to accept or reject the Plan, holders of Allowed or Disputed Unsecured Multiple Debtor Claims in Class 11 and holders of Allowed or Disputed Other Unsecured Claims in Class 12 are, through the Plan, being offered the opportunity to subscribe for the Rights Offering Shares.  The holders of such Claims who duly and timely complete and execute a Subscription Form and otherwise comply with the terms of Section 7.6 of the Plan will then be able to purchase the Rights Offering Shares in exchange for a Cash payment.  The Subscription Form will be included in the Solicitation Package that is mailed to Rights Offering Participants.

Rights Offering Participants who wish to participate in the Rights Offering are required to (a) return a duly completed and executed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (b) pay an amount equal to the Subscription Purchase Price by wire transfer or bank or cashier’s check so as to be received by the Subscription Agent on or before the Subscription Purchase Price Payment Date, or, with respect to holders of Class 11b Old Convertible Note Claims, if the securities of such holder are held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with enough time for the bank or brokerage firm to effect the subscription through The Depository Trust Company on or before the Subscription Purchase Price Payment Date.  If the Subscription Agent for any reason does not receive from a given Initial Rights Offering Participant both a timely and duly completed Subscription Form and timely payment of such holder’s Subscription Purchase Price, such Initial Rights Offering Participant will be deemed to have relinquished and waived its right to participate in the Rights Offering.

IF FOR ANY REASON THE PLAN IS WITHDRAWN OR IS OTHERWISE NOT CONFIRMED BY THE BANKRUPTCY COURT, THEN THE RIGHTS OFFERING PARTICIPANTS’ SUBSCRIPTION RIGHTS WILL BE CANCELLED, TERMINATED, AND

DEEMED NULL AND VOID AND NO RIGHTS OFFERING SHARES WILL BE ISSUED AND ANY AMOUNTS PAID BY RIGHTS OFFERING PARTICIPANTS IN RESPECT OF THE TOTAL SUBSCRIPTION PRICE WILL BE REPAID TO SUCH RIGHTS OFFERING PARTICIPANTS.

F.	Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to begin on [March 12, 2008], at [●] a.m. (prevailing Central time) before the Honorable Jerry W. Venters, United States Bankruptcy Judge, Charles Evan Whittaker Courthouse, 400 East 9th Street, Kansas City, Missouri 64106, Courtroom 6A.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before [March 3, 2008], at 12:00 p.m. (prevailing Central time) by:

Counsel for the Debtors

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois  60606
Attn: J. Eric Ivester, Esq.

      - and -

Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106-2150
Attn: Paul M. Hoffmann, Esq.

U.S. Trustee Office of the United States Trustee, Charles Evans Whittaker Courthouse 400 Ninth Street, Room 3440, Kansas City, Missouri 64106 Attn: Sherri L. Wattenbarger, Esq.

Counsel for the Prepetition Agent Simpson Thacher & Bartlett LLP 425 Lexington Avenue

New York, New York 10017-3954 Attn: Kenneth S. Ziman, Esq. - and - Spencer Fane Britt & Browne LLP 1000 Walnut, Suite 1400 Kansas City, Missouri 64106-2140 Attn: Scott J. Goldstein, Esq.

Counsel for the Postpetition Agent Bryan Cave LLP 211 North Broadway, Suite 3600, St. Louis, Missouri 63102-2750 Attn: Gregory D. Willard, Esq.

Counsel for the Creditors’ Committee

Lowenstein Sandler PC
65 Livingston Ave.
Roseland, New Jersey 07068
Attn: Kenneth Rosen, Esq.

                  - and -

Shughart Thomson & Kilroy PC
120 W. 12th Street
444 W. 47th Street
Kansas City, Missouri 64105
Attn: Paul D. Sinclair, Esq.

Counsel for the Equity Committee

Sonnenschein Nath & Rosenthal LLP
4520 Main Street, Suite 1100
Kansas City, Kansas 64111
Attn: Brian Fields, Esq.

       - and -

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas

New York, New York 10020 Attn: Peter Wolfson, Esq. and D. Farrington Yates, Esq.

Counsel for Silver Point Finance, L.L.C. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attn: Alan W. Kornberg, Esq.

III.           HISTORY OF THE DEBTORS

A.	Overview of Business Operations

Schulze Baking Company, the predecessor to IBC, was founded in 1927.  IBC was subsequently created through the merger of Schulze Baking Company and Western Bakeries Limited in 1937.  Since 1937, the Company has completed a number of strategic acquisitions of other baking businesses.  Specifically, in July 1995, IBC acquired Continental Baking Company from Ralston Purina Company, adding the “Wonder®” and “Hostess®” brands to its portfolio of products. This acquisition made IBC the nation’s largest baker of fresh baked bread and sweet goods in terms of net sales. In January 1998, IBC acquired the assets of John J. Nissen Baking Company, a Maine-based baker and distributor of fresh bread primarily in New England, and various related entities. In August 1998, IBC acquired the assets of Drake Bakeries, Inc. and the Drake’s baking division, which sold snack cakes throughout the northeastern U.S. under its well-known brand names, “Devil Dogs®,” “Ring Dings®,” “Yodels®” and “Yankee Doodles®.” IBC’s acquisitions throughout the years allowed IBC to increase scale, expand its product and brand portfolio and broaden its geographic presence, although IBC has not completed any significant acquisitions since 1998.

Today, the Company is one of the largest wholesale bakers and distributors of fresh baked bread and sweet goods in the United States.  The Company produces, markets and distributes a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products under national brand names such as “Wonder®”, “Hostess®”, “Baker’s Inn®” and “Home Pride®,” as well as regional brand names such as “Butternut®,” “Dolly Madison®,” “Drake’s®” and “Merita®.” Based on independent publicly available market data, “Wonder®” bread is the number one selling white bread brand sold in the United States and “Home Pride®” wheat bread is a leading wheat bread brand in the United States. “Hostess®” products, including “Twinkies®,” “Ding Dongs®” and “HoHos®,” are among the leading snack cake products sold in the United States.  The Company’s brands are positioned across a wide spectrum of categories and price points.

On September 12, 2007, the Debtors realigned their organization in a new cross-functional, matrix structure and created eight business units to replace the ten profit centers around which they had been organized since 2004. In conjunction with this realignment, the Debtors initiated changes in their reporting system effective for the beginning of fiscal 2008, which resulted in the identification of three distinct reporting segments. The three reporting segments were determined by type of customer and distribution method. The Debtors’ management continues to maintain the wholesale operations and retail operations as reporting segments, but renamed them as route sales and outlet sales, respectively. The third reporting segment, direct sales, was established by segregating certain operations previously within wholesale operations that deliver products exclusively through warehouse channels. The Debtors’ reporting segments are strategic business units that are managed separately using different distribution and marketing strategies.

The Debtors’ route sales, formerly wholesale operations, consist of an aggregation of their eight business units that manufacture, distribute, and sell fresh baked goods utilizing their direct store delivery system. The Debtors’ route sales accounted for approximately 86.1% and 86.6% of their net sales for the twelve weeks ended November 17, 2007 and November 18, 2006, respectively.

The Debtors’ outlet sales, formerly retail operations, consist of five regions that sell their baked goods and other food items directly to consumers through company-operated outlet locations. The Debtors’ outlet sales generated approximately 10.7% and 11.4% of their net sales for the twelve weeks ended November 17, 2007 and November 18, 2006, respectively.

The Debtors’ direct sales consist of their direct warehouse shipment program, which ships bulk packaged sweet goods and dry products, such as croutons and stuffing mix, directly to customer-owned distribution centers and public warehouses for distribution. The Debtors’ direct sales generated 3.3% and 2.1% of their net sales for the twelve weeks ended November 17, 2007 and November 18, 2006, respectively.

The Company believes that brand trademarks such as “Wonder®,” “Hostess®,” “Home Pride®,” “Baker’s Inn®,” “Butternut®” and “Dolly Madison®” and product trademarks such as “Twinkies®,” “HoHos®” and “Zingers®” are of material importance to their strategy of brand building.  The Company takes appropriate action from time to time against third parties to prevent infringement of its trademarks and other intellectual property. The Company also enters into confidentiality agreements from time to time with employees and third parties, as necessary, to protect formulas and processes used in producing products.

The majority of IBC’s bread is sold through national mass merchandisers and supermarkets, while sweet goods are sold principally through national mass merchandisers, supermarkets and convenience stores. One customer, Wal-Mart Stores, Inc., accounted for approximately 17.0% of IBC’s net sales in fiscal 2007, while no other single customer accounted for more than 10.0% of net sales.  Sweet goods sales tend to be somewhat seasonal, with a historically weak winter period.  Sales of buns, rolls and shortcake products are historically higher in the spring and summer months.

IBC conducts marketing and advertising campaigns through targeted television, radio and print advertising, as well as coupon inserts in newspapers and other printed media. IBC distributes its products in markets representing over 80% of U.S. supermarket volume. The Company’s plants and distribution centers across the U.S. are located close to the major marketplaces enabling effective delivery and superior customer service. IBC does not keep a significant backlog of inventory; its fresh bakery products are promptly distributed to customers after being produced.

IBC delivers its fresh baked bread and sweet goods from its network of bakeries to its distribution centers. The sales force then delivers primarily to mass merchandisers, supermarkets and convenience stores on approximately 6,200 delivery routes. IBC is one of only a few fresh baked bread and sweet goods producers with a national direct store delivery, or DSD, system that enables IBC to provide frequent and individualized service to its national and regional customers. The DSD system allows IBC to effectively manage shelf space and efficiently execute in-store promotions and new product introductions.

IBC’s new Business Plan (see Section VI.I. herein) calls for implementing a distribution system that evolves from the current system that provides the same delivery to all customers to one which utilizes different delivery options for customers based on customer size, growth potential and service needs. IBC believes this system will lower its cost structure, improve customer service and contribute to profitable growth in revenues. In accordance with industry practice, IBC repurchases dated and damaged bread products from most customers. A portion of the Company’s dated bread and other products are delivered to IBC’s approximately 800 bakery outlets for retail sale. Bakery outlet sales represented approximately 11.1% of net sales during the 52-week period ended June 2, 2007.  IBC also tested a program in March 2006 to deliver certain sweet goods under the Dolly Madison brand through a direct warehouse shipment program to certain customers.  The test was successful and the program became fully implemented in the first quarter of fiscal year 2007, ultimately representing approximately 0.4% of net sales in fiscal 2007.

As of the date of this Disclosure Statement, the Company employs approximately 24,000 people,  the majority of whom are members of and represented by either the International Brotherhood of Teamsters (the “IBT”) or the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union (the “BCTGM”) pursuant to approximately 420 collective bargaining agreements.

B.	Recent Financial Results

Set forth in Appendix D annexed hereto are certain selected consolidated financial data for the Debtors derived from their audited consolidated financial statements as of and for each of the five fiscal years in the period ended June 2, 2007, which should be read together with the audited consolidated financial statements included in the Debtors’ Annual Reports on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) for the fiscal years ended June 2, 2007, June 3, 2006, May 28, 2005 and May 29, 2004.  For a more comprehensive description of the Debtors’ current financial condition and operating results, the information contained in Appendix D and the aforementioned Annual Reports on Form 10-K should also be read together and in connection with the Debtors’ other periodic reports filed with the SEC, including their latest quarterly Form 10-Q for the second quarter of fiscal 2008 filed on December 20, 2007.

IV.           PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

A.	Prepetition Credit Facility

IBC entered into a $900 million Amended and Restated Credit Agreement dated as of April 25, 2002 (as amended, modified or supplemented, from time to time, together with all other documentation executed in connection therewith, including all letters of credit issued thereunder and any collateral or security documents related thereto, the “Prepetition Credit Agreement”) by and among Interstate Brands Corporation and Interstate Brands West Corporation (“Brands West,” which was subsequently merged into Interstate Bakeries Corporation), as borrowers, Interstate Bakeries Corporation as Guarantor, the banks and other financial institutions from time to time party thereto, and JPMCB, as administrative agent (the “Prepetition Agent”).  Ultimately, IBC Sales Corporation, Baker’s Inn Quality Baked Goods, LLC and IBC Services, LLC, were added as Guarantors to the Prepetition Credit Agreement. The obligations owed pursuant to the Prepetition Credit Agreement are secured by substantially all of the Debtors’ personal property (including, without limitation, accounts receivable, general intangibles, intellectual property, equipment and equity interests in Mrs. Cubbison’s) and a majority of owned real property (the “Prepetition Liens”).

The Prepetition Credit Agreement provided for three separate term loans and a revolving credit line. As of November 17, 2007, under this credit facility, the Company had letters of credit outstanding of approximately $89.4 million and funded debt outstanding of approximately $450.2 million.

B.	Prepetition Notes

The Company issued $100 million in senior subordinated convertible notes under an Indenture dated as of August 12, 2004, by and among Interstate Bakeries Corporation as the issuing company and Interstate Brands Corporation, Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, and IBC Trucking, LLC as guarantors and U.S. Bank National Association as Trustee.  Pursuant to the Indenture, Interstate Bakeries Corporation issued $100 million in aggregate principal amount of 6% Senior Subordinated Convertible Notes Due August 15, 2014 (the “Old Convertible Notes”) in a private placement.  The Old Convertible Notes are unsecured notes, with interest thereon payable each February 15 and August 15 during the term thereof, with all principal and other outstanding obligations thereunder due on August 15, 2014.  The notes are subordinated to senior indebtedness, including obligations arising under the Prepetition Credit Agreement, and are convertible at the option of the holder under certain circumstances into shares of common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment.  In July 2006, a principal amount of $1,000 was converted to 98 shares of the Company’s common stock.

C.	Equity

As of October 1, 2007, there were 45,242,361 shares of common stock issued, outstanding and publicly traded.   Giving effect to the Old Convertible Notes and common stock equivalents, there were 55,140,802 shares of common stock outstanding as of October 1, 2007.

Prior to the bankruptcy filing, IBC’s common stock was listed on the New York Stock Exchange (the “NYSE”).  The day after the bankruptcy filing, on September 23, 2004, IBC received notification from the NYSE that IBC was not in compliance with the requirements for continued listing and, accordingly, that IBC was delisted from the NYSE.  As a result, IBC’s common stock now trades on the over-the-counter market under the symbol “IBCIQ.PK.”

V.           CORPORATE STRUCTURE OF THE DEBTORS

A.	Current Corporate Structure

Interstate Bakeries Corporation is incorporated in Delaware.  It is the parent corporation of  seven wholly-owned subsidiaries, each of which are Debtors in these jointly administered Chapter 11 Cases, and eighty percent (80%) indirect owner of Mrs. Cubbison’s Foods, Inc. (“Mrs. Cubbison’s”), which also is a Debtor in the Chapter 11 Cases.

B.	Board of Directors

The following persons comprise the Board of Directors.

Name	Position
Michael J. Anderson	Chairman of the Board
Robert B. Calhoun	Director
Craig D. Jung	Director and Chief Executive Officer
William P. Mistretta	Director
David I. Pauker	Director
Terry R. Peets	Director
Philip A. Vachon	Director

Michael J. Anderson, Chairman of the Board of Interstate Bakeries Corporation.  Mr. Anderson has been President and Chief Executive Officer of The Andersons, Inc., a diversified agribusiness and retailing company, for more than five years.  Mr. Anderson is also a director of The Andersons, Inc. and First Energy Corp.  He has served as a director of IBC since 1998.

Robert B. Calhoun, Managing Director of Monitor Clipper Partners, a private equity investment firm.  Mr. Calhoun is a director of Avondale Mills, Inc. and The Lord Abbett Family of Funds.  He has served as a director of IBC since 1991.

Craig D. Jung, Chief Executive Officer of Interstate Bakeries Corporation.  Mr. Jung previously served as Chief Executive Officer of Panamerican Beverages, Inc. from 2002 to 2003, Chief Executive Officer of eOriginal, Inc. from 2000 to 2002, and Chief Operating Officer of Pepsi Bottling Group, Inc. from 1997 to 1999.  He has served as a director of IBC since February 2007.

William P. Mistretta, Senior Operations Executive for a division of the U.S. operations of Compass Group PLC, a company specializing in providing food, vending and related services, since March 2006.  Mr. Mistretta served as Vice President of Operations of Aramark Uniform and Career Apparel, Inc. from May 2004 to April 2005,  Senior Vice President of Operations of B Manishewitz Company from May 2003 to May 2004, and Co-Founder of American Baked Ingredients, LLC, from January 2001 to May 2003.  He has served as a director of IBC since August 2006.

Daivd I. Pauker, Managing Director of Goldin Associates, LLC.  Mr. Pauker served as Chief Restructuring Officer and Executive Vice President of Refco, Inc., and before that as Chief Executive Officer, Chief Operating Officer or Chief Restructuring Officer for numerous underperforming or distressed companies, including Vlasic Foods International, Pharmacy Fund, Grand Court Lifestyles, PSINet Consulting Solutions, Monarch Capital Corporation, Tuttle Papock and First Interregional Advisors Corp.  He has served as a director of IBC since January 2007.

Terry R. Peets, Chairman of World Kitchens, Inc., a manufacturer and marketer of consumer kitchen products.  Mr. Peets has previously served as Chairman of Bruno’s Supermarkets prior to its acquisition by Ahold USA.  Mr. Peets currently serves as a member of the Board of Directors of Pinnacle Foods Group, Inc., Ruiz Foods Inc., and Winn-Dixie, and as vice chairman of the City of Hope National Cancer Center and the Beckman Research Institute.  He has served as a director of IBC since January 2007.

Philip A. Vachon, Chief Executive Officer and Chairman of the Board of Liberate Technologies until July 2007.  Before becoming chief executive officer of Liberate Technologies, Mr. Vachon served as head of sales and then as president of the company.  Mr. Vachon previously served in a number of senior sales positions over a nine-year period for Oracle Corporation.  He has served as a director of IBC since March 2007.

C.	Executive Officers

The following persons comprise the executive officers of IBC.

Craig D. Jung, Chief Executive Officer of Interstate Bakeries Corporation since February 2007.  Mr. Jung previously served as Chief Executive Officer of Panamerican Beverages, Inc. from 2002 to 2003, Chief Executive Officer of eOriginal, Inc. from 2000 to 2002, and Chief Operating Officer of Pepsi Bottling Group, Inc. from 1997 to 1999.

Michael D. Kafoure, President of Route Sales since September 2007.  Mr. Kafoure previously served as President and Chief Operating Officer for more than five years.

Kent B. Magill, Executive Vice President, General Counsel and Corporate Secretary since August 2005.  Previously, Mr. Magill served as Vice President, General Counsel and Corporate Secretary of IBC from June 2002 to August 2005 and Associate General Counsel of IBC from November 2000 to June 2002.

Richard C. Seban, Executive Vice President and Chief Marketing Officer since August 2005.  For more than four years prior to his appointment as Executive Vice President and Chief Marketing Officer of IBC, Mr. Seban served as President and Chief Operating Officer of High Liner Foods, Inc., a Nova Scotia based processor and marketer of frozen seafood and pasta products.

J. Randall Vance, Senior Vice President, Chief Financial Officer and Treasurer since July 2007. Mr. Vance served as Senior Vice President – Finance and Treasurer of IBC from September 2004 to July 2007, Vice President and Treasurer of Farmland Industries, Inc. a diversified agribusiness cooperative, from July 2002 to January 2004 and Assistant Treasurer of Farmland Industries, Inc. from 2000 to July 2002.

Laura D. Robb, Vice President and Corporate Controller since July 2002.  Previously, Ms. Robb served as Assistant Corporate Controller for more than two years.

Melvin H. Ghearing, Vice President – Bakery Outlet Business Unit since June of 2004. Mr. Ghearing served as Vice President – Retail Operations for more than two years prior thereto.

David A. Loeser, Consultant, Acting Executive Vice President – Human Resources of IBC since July 2007. Mr. Loeser was a Consultant of IBC from May 2007 to July 2007.  Previously, he served as Senior Vice President Human Resources, Celanese Corporation, a company engaged in the manufacture of building block chemicals, from April 2005 to May 2006 and Senior Vice President Human Resources, Compucom Systems, Inc., a company offering business software applications and software management services, for more than three years prior thereto.

Jane S. Miller, Consultant, Acting Executive Vice President-Chief Customer Officer of IBC since July 2007, Ms. Miller served as Consultant of IBC from March 2007 to July 2007.  Prior to that Ms. Miller was President of Miller Management Group, Inc. from September 2006 to present, President, UK and Ireland Division, of HJ Heinz Company, a company that manufactures an extensive line of processed food products, from May 2005 to May 2006 and Chief Growth Officer of HJ Heinz Company from September 2004 to May 2005.

Gary K. Wandschneider, Consultant, Acting Executive Vice President – Operations of IBC since July 2007.  Previously, Mr. Wanderschneider served as Consultant of IBC from March 2007 to July 2007 and Executive Vice President Pepsi Bottling Group, Inc., the largest manufacturer and distribution of Pepsi-Cola beverages, for more than four years prior to November 2006.

VI.           THE CHAPTER 11 CASES

A.	Events Leading to Commencement of the Chapter 11 Cases

IBC’s decision to commence chapter 11 reorganization cases was based on a combination of specific challenges that hindered the Company’s ability to successfully compete in the markets in which they operated.  These challenges included, among other things, declining sales, high fixed-cost structure, excess industry capacity, rising employee pension and healthcare costs, and higher costs for ingredients and energy.  Beginning in 2003, the Debtors attempted to address some of these trends by implementing a Systems Optimizing and Re-engineering project (“Program Soar”).  The goal of Program Soar was to centralize the Debtors’ management and administrative function thereby increasing efficiency and to ultimately reduce costs.  Prior to the filing of the Chapter 11 Cases, the Debtors spent approximately $30 million on Program Soar, but had not yet realized any operational efficiencies or cost savings.

Notwithstanding the Company’s efforts to address the competitive challenges they faced, the Company experienced certain specific and compounding events.  For example, on June 3, 2004, the Company announced that it was necessary to modify the nature in which it was calculating its estimates of workers’ compensation reserves due to increases in expenses in workers’ compensation costs primarily in California and increases in healthcare costs nationwide.   At the time, IBC increased its reserve for workers’ compensation during fiscal year 2004 and took a charge to pretax income of approximately $40 million, which represented an approximately 40% increase in total reserves for workers’ compensation expenses.  In conjunction with increasing such reserves, on May 27, 2004,  the Company executed an amendment to the Prepetition Credit Agreement which modified the leverage and interest coverage covenants of the Prepetition Credit Agreement to exclude the effect of the additional workers’ compensation reserves. These financial covenants had previously been adjusted, pursuant to an amendment effective May 7, 2004, to provide additional flexibility for the fourth quarter of fiscal year 2004.  Subsequently, IBC determined that its liability for workers’ compensation claims should have been increased by an additional $8 million, representing a cumulative increase to workers’ compensation claims liability of $48 million.

In July 2004, Moody’s Investors Service lowered its rating of the Company’s senior secured credit facility under the Prepetition Credit Agreement to B2, and also lowered other ratings, with a negative outlook.  On August 12, 2004, the Company further amended the leverage and interest coverage covenants of the Prepetition Credit Agreement to relax these covenant levels until November 2005.  As a result of this amendment, the interest rates for all loans under the Prepetition Credit Agreement increased by 0.50%.  On August 12, 2004, in an effort to create more liquidity, the Company issued the Old Convertible Notes, in the aggregate principal amount of $100 million, through a private placement.  The net proceeds of the offering were primarily used to prepay certain required term loan principal payments due under the existing credit agreements and to reduce the amount outstanding under the revolving portion of the credit facility and for general corporate purposes.

After reviewing preliminary and estimated fiscal year 2005 first quarter results, the Company determined that its financial condition had worsened due to the combination of factors discussed above and that they were likely in the very near term to be unable to comply with covenants under the Prepetition Credit Agreement. Faced with worsening financial results and limited sources of liquidity available to the Company, after extensive discussions with representatives for the Prepetition Lenders and certain of the holders of the Old Convertible Notes about various alternatives, the Company determined that, due to such circumstances and the Company’s working capital needs, the Company’s best opportunity to maximize value for all stakeholders was to pursue reorganization under chapter 11.

B.	Continuation of Business; Stay of Litigation

On September 22, 2004, or the Petition Date, Interstate Bakeries Corporation and each of its wholly-owned subsidiaries filed voluntary petitions in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code.  Subsequently, on January 14,

2006, Mrs. Cubbison’s, a subsidiary of which IBC is an eighty percent owner, filed a voluntary petition for relief under the Bankruptcy Code in the Bankruptcy Court, as set forth below.  Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code.  The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors.  This relief provided the Debtors with the “breathing room” necessary to assess and reorganize their business.  The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

C.	Summary of Certain Relief Obtained at the Outset of the Chapter 11 Cases

1.	First Day Orders

On the Petition Date, the Debtors filed several motions seeking the relief provided by certain so-called “first day orders.”  First day orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

The first day orders in the Chapter 11 Cases, which were entered on or soon after the Petition Date, authorized, among other things:

•	the maintenance of the Debtors’ bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

•	the payment of employees’ accrued prepetition wages and employee benefit claims;

•	the payment of certain prepetition obligations to customers and the continuation of certain customer programs and practices;

•	the payment of certain prepetition shipping and delivery charges;

•	procedures for the resolution and payment of valid reclamation claims and claims arising pursuant to the Perishable Agricultural Commodities Act;

•	the continuation of utility services during the pendency of the Chapter 11 Cases;

•	the payment of certain prepetition tax claims;

•	the joint administration of each of the Debtors’ bankruptcy cases;

•
the retention of the following professionals to serve on behalf of the Debtors:  Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as restructuring counsel; Stinson Morrison Hecker LLP as local restructuring counsel; A&M as restructuring advisors; and KCC as claims, noticing and balloting agent;

•	the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business; and

•	compliance with grievance procedures in existing union collective bargaining agreements, engage in arbitration and liquidate grievances.[1]

2.	Appointment of Statutory Committees

On September 24, 2004, the Office of the United States Trustee for the Western District of Missouri (the “United States Trustee”) appointed, pursuant to section 1102 of the Bankruptcy Code, a committee of unsecured creditors (the “Creditors’ Committee”).  The United States Trustee amended the creditors selected to serve on the Creditors’ Committee on October 8, 2004, and then made further amendments on October 18, 2004 and on September 13, 2006.  The following creditors were selected as members of the Creditors’ Committee as of September 13, 2006: (1) U.S. Bank N.A., as indenture trustee for the Old Convertible Notes (“U.S. Bank”), (2) Conagra Foods, Inc., (3) C P Management LLC, (4) 3V Capital Management, LLC, (5) the International Brotherhood of Teamsters, and (6) the Bakery Confectionary, Tobacco Workers & Grain Miller’s International Union.  These members continue to comprise the Creditors’ Committee as of the date of this Disclosure Statement.

The Creditors’ Committee is represented by Lowenstein Sandler PC.  Co-Counsel to the Creditors’ Committee is the law firm of Shugart Thomason & Kilroy PC, located in Kansas City, Missouri.  The Creditors’ Committee’s financial advisor is FTI Consulting, Inc.

On November 29, 2004, the United States Trustee appointed an Official Committee of Equity Holders (the “Equity Committee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of all equity holders in these cases.  The United States Trustee amended the equity holders selected to serve on the Equity Committee on June 7, 2006, and then made a further amendment on September 22, 2006.  The following equity holders were selected to serve as members of the Equity Committee as of September 22, 2006:  (i) QVT Financial LP; (ii) Brandes Investment Partners; (iii) Glenview Capital Management LLC; and (iv) Brencourt Advisors LLC.  Glenview Capital Management resigned on July 9, 2007.  Brencourt Advisors LLC resigned on December 12, 2007.

________________
1           Pre-petition union grievances that have not already been liquidated pursuant to this Order continue to be processed and, following emergence, will continue to be processed pursuant to the grievance procedures in collective bargaining agreements in effect at the time the grievances were filed.  Monetary awards will be treated as Class 3, 5 or 12 Claims, as appropriate.

The Equity Committee is represented by Sonnenschein Nath & Rosenthal LLP.  The Equity Committee’s financial advisor is Houlihan Lokey Howard & Zukin, Inc.

D.	Post-Petition Financing

1.	DIP Credit Agreement

On September 23, 2004, the Debtors obtained interim approval from the Bankruptcy Court for a $200 million Revolving Credit Agreement (the “DIP Facility”) with JPMCB as administrative and collateral agent and J.P. Morgan Securities Inc. as lead arranger and lead book runner.  Under the DIP Facility, the lenders party to the DIP Facility (the “DIP Lenders”) agreed to provide financing up to $200 million, subject to borrowing base and other limitations.  A final order with respect to the DIP Facility was approved by the Bankruptcy Court on October 22, 2004.  As of November 17, 2007, the Debtors had an aggregate amount of $122.1 million of issued and outstanding letters of credit under the DIP Facility.  No borrowings under the DIP Facility were outstanding.  The Debtors retained $51.8 million of availability under the DIP Facility, up to $27.9 million of which could be used for the issuance of additional letters of credit.

The Debtors sought approval of the DIP Facility to ensure necessary liquidity during the Chapter 11 Cases.  The funds available under the DIP Facility permitted the Debtors to obtain goods and services on the same terms as prior to filing the Chapter 11 Cases.  Specifically, the DIP Facility provided the necessary security to the Debtors’ vendors so that they would continue to do business with the Debtors, thereby minimizing the harm to the Debtors’ businesses as they pursued their reorganization efforts.  The DIP Facility requires that the Debtors maintain certain financial covenants and restricts liens, indebtedness, capital expenditures, dividend payments, and sales of assets.

(a)         First Amendment

On November 1, 2004, the Debtors entered into a first amendment to the DIP Facility.  This first amendment, among other things, clarified the Debtors’ ability to continue their ordinary course of business practice of using exchange-traded futures, in addition to options, to hedge against fluctuations in prices in commodities used in the Debtors’ business, subject to certain limitations.

(b)         Second Amendment

On January 20, 2005, the Debtors entered into a second amendment to the DIP Facility.  This second amendment extended certain deadlines for the Debtors to provide projected operating budgets on a monthly and quarterly basis to the DIP Lenders.  In addition, the second amendment modified the Debtors’ ability to make certain capital expenditures in the final two quarters of the fiscal year ended May 28, 2005 and set minimum monthly cumulative consolidated EBITDA requirements beginning February 5, 2005 and ending May 28, 2005.

(c)         Third Amendment

On May 26, 2005, the Debtors entered into a third amendment to the DIP Facility.  This third amendment set certain financial covenant levels.  The third amendment also increased the amount available under the DIP Facility for letters of credit from $75 million to $125 million, provided a cap on cash restructuring charges that the Debtors could incur in any period, and granted the Debtors waivers of their obligation to provide the DIP Lenders with consolidated annual financial statements until December 31, 2005.

(d)         Fourth Amendment

On November 30, 2005, the Debtors entered into a fourth amendment to the DIP Facility.  This fourth amendment permitted the Debtors to pay certain prepetition real property tax claims and other secured claims that were accruing collectible postpetition interest, up to a maximum of $12 million.  In addition, the fourth amendment further extended the deadline for the Debtors to provide the DIP Lenders with consolidated annual financials to March 31, 2006.

(e)         Fifth Amendment

On December 27, 2005, the Debtors entered into a fifth amendment to the DIP Facility.  This fifth amendment provided certain limited cushions for the Debtors with respect to the outcome of the inquiry into the proper status of the American Bakers Association Retirement Plan (the “ABA Plan”), a pension plan to which the Debtors had been contributors, and the degree, if any, of the Debtors’ funding insufficiency with respect to the ABA Plan.  In addition, the fifth amendment further extended the period during which the Debtors were not obligated to comply with its covenants under the DIP Facility requiring certain levels of cumulative consolidated EBITDA to include the fiscal period ending June 3, 2006.

(f)         Sixth Amendment

On March 29, 2006, the Debtors entered into a sixth amendment to the DIP Facility.  This sixth amendment provided the Debtors with additional flexibility with respect to letters of credit by extending their expiration for up to 365 days beyond the maturity date of the DIP Facility.  In addition, the amendment further extended the waivers previously granted to the Debtors of their obligation to provide the DIP Lenders a detailed budget as well as consolidated annual financial statements.

(g)         Seventh Amendment

On June 28, 2006, the Debtors entered into a seventh amendment to the DIP Facility.  This seventh amendment extended the period during which the Debtors’ compliance with the minimum cumulative consolidated EBITDA covenant of the DIP Facility was suspended.  Compliance with the covenant would have been required for the fiscal period ending June 3, 2006 in the absence of the amendment.  The amendment extended the suspension of the covenant through the fiscal period ending July 29, 2006.

(h)         Eighth Amendment

On August 23, 2006, the Bankruptcy Court approved an eighth amendment to the DIP Facility.  In this eighth amendment, the Debtors and the DIP Lenders agreed to further extend the Maturity Date until June 2, 2007.  Among other things, the eighth amendment also expanded the Debtors’ borrowing sub-limit for issuance of letters of credit from $125.0 million to $150.0 million, extended the period for which the Debtors were not required to deliver audited financial statements, and allowed the Debtors to use certain restricted cash for general corporate purposes.

(i)         Ninth Amendment

On February 16, 2007, the Bankruptcy Court approved a ninth amendment to the DIP Facility.  This ninth amendment amended and restated the DIP Facility, and further extended the Maturity Date to February 9, 2008.  In addition, the ninth amendment adjusted the eligible real property and finished goods components of the borrowing base, amended the minimum cumulative consolidated EBITDA amounts, limited the amount of cash restructuring charges incurred to $10.0 million and added covenant levels for the extension of the DIP Facility.

(j)         First Amendment to Amended and Restated Credit Agreement (10th Amendment)

On October 1, 2007, the Debtors entered into the first amendment to the Amended and Restated Revolving Credit Agreement, which (1) amended the definition of the Borrowing Base (as defined therein) to include an additional reserve of $10.0 million until such time as the Bankruptcy Court enters a final order approving (a) a disclosure statement that provides for payment in full of the DIP Facility obligations, and (b) a commitment for exit financing associated with a plan of reorganization; (2) increased the maximum allowable cash restructuring charges incurred since December 17, 2006 from $10.0 million to $23.0 million; and (3) established a requirement that, in the event the Debtors do not publicly announce an agreement in principle with their two largest union groups (regarding certain concessions and alignment with the Debtors’ Business Plan), the Debtors are obligated to submit a plan to the Prepetition Lenders on or before December 1, 2007 that describes the Debtors’ strategy for maximizing the value of the Estates through a sale of the Company or its assets, all as described in the amendment.

(k)         Second Amendment to Amended and Restated Credit Agreement (11th Amendment)

On November 29, 2007, the Debtors entered into a second amendment to the Amended and Restated Revolving Credit Agreement which, among other things, changed the date for delivery of a revised plan which details the Debtors proposed strategy for maximizing the value of their estates as follows: if on or before January 29, 2008, (i) the Borrowers have not publicly announced an agreement in principle with both the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union (“BCTGM”) and the International Brotherhood of Teamsters (“IBT”), in each case regarding modifications to the existing collective bargaining agreements with BCTGM and IBT, respectively, and (ii) Silver Point Finance L.L.C. (or an approved provider of alternate exit financing, if applicable) has not publicly announced its support of such agreements with BCTGM and IBT, then, if requested in a writing delivered by the administrative agent to the Debtors after January 29, 2008, the Debtors must deliver such revised plan within twenty-one (21) days of receipt of such written request.

(l)         Third Amendment to Amended and Restated Credit Agreement (12th Amendment)

On December 19, 2007, the Debtors entered into a third amendment to the Amended and Restated Revolving Credit Agreement which (1) extended the maturity date from February 9, 2008 to June 2, 2008; (2) redefined the real property component of the borrowing base to the lesser of (a) $80.0 million or (b) 40% of the borrowing base inclusive of the real property component but excluding the Plan Reserve (as defined therein); (3) amended the permitted capital expenditures by fiscal quarter through the quarter ending May 31, 2008; (4) amended the minimum cumulative consolidated EBITDA by fiscal quarter through the quarter ending May 31, 2008; and (5) limited cash restructuring charges for the fiscal period beginning December 17, 2006 and ending May 31, 2008 to $23.0 million.

(m)                    Fourth Amendment to Amended and Restated Credit Agreement (13th Amendment)

On December 19, 2007, the Debtors entered into a fourth amendment to the Amended and Restated Revolving Credit Agreement, which gave effect to certain provisions in the third amendment to the Amended and Restated Revolving Credit Agreement which permitted the company and a super-majority of the lenders to remove those lenders that did not consent to the third amendment.

2.	Other Financial Transactions

On January 24, 2005, the Bankruptcy Court authorized the Debtors to replace certain prepetition letters of credit issued by Harris Trust and Savings Bank (“Harris Bank”) with letters of credit issued by JPMCB.  Harris Bank was a lender party to the Prepetition Credit Agreement, but subsequently sold its position in such facility.  In addition, Harris Bank was also the issuing bank for seventeen letters of credit issued on behalf of the Debtors in the aggregate amount of $78,284,350 for the benefit of various insurance companies and state agencies as collateral support for the Debtors’ workers’ compensation claims.  The fronting fee on such letters of credit was 0.125% per annum.

After Harris Bank sold its position in the Prepetition Credit Agreement, Harris Bank distributed notices of non-renewal to all beneficiaries of the letters of credit on November 23, 2004.  A provision of the Harris Bank prepetition letters of credit permitted beneficiaries to draw on them in the event of non-renewal unless substitute letters of credit acceptable to the beneficiaries were provided.  A draw on the prepetition Harris Bank letters of credit would have resulted ultimately in a draw on the Prepetition Credit Facility and, thus, an increase in the amount of the Debtors’ funded prepetition secured debt.  This would have increased the interest payments the Debtors would be obligated to pay under the Prepetition Credit Agreement.  To avoid a potential increase in the Debtors’ funded prepetition secured debt, the Debtors and

JPMCB agreed to issue replacement letters of credit under the Prepetition Credit Agreement with a fronting fee of 0.50% per annum.

3.	Surety Program

As part of the Debtors’ nationwide operations, the Debtors engage in a number of business activities that require licenses, permits and other government authorizations.  In such situations, the Debtors must provide financial assurance of payment in order to enable the Debtors to conduct business or obtain services in numerous states and from various organizations.  For example, the Debtors are self-insured for workers’ compensation claims in certain states where state law prohibits the state from accepting letters of credit as a form of financial assurance.  Some other form of security, such as a surety bond, is required in order to provide the state assurance that the workers’ compensation claims will be paid.  The Debtors must also post bonds in order to make conforming bids on contracts solicited by schools, hospitals and similar organizations.

To assure the Debtors’ ability to continue to bid on such contracts and to remain self-insured for workers’ compensation claims in such states, the Bankruptcy Court approved the Debtors’ entry into a Surety Program and Indemnity Agreement (the “Quanta Surety Program”) with Quanta U.S. Holdings, Inc. (“Quanta”) on June 29, 2005.  Under the Quanta Surety Program, Quanta agreed to issue bonds on behalf of the Debtors up to an aggregate of $7.5 million.  The bonds were supplied to various obligees at the request of the Debtors at the gross rates of $5.00 per thousand dollars in face amount of the bond for supply bonds; $7.50 per thousand dollars in face amount of the bond for license and permit bonds; and $9.00 per thousand dollars in face amount of the bond for self-insurer’s workers’ compensation bonds.  The Debtors agreed to provide letters of credit sufficient to cover 100% of Quanta’s outstanding exposure for issued bonds and granted Quanta priority of payment for any reimbursement obligation in the event that the letters of credit proved inadequate.

Subsequently, Quanta made the business decision to exit the surety bond business.  After soliciting offers from several bonding companies to replace the service Quanta provided, the Debtors entered into an agreement with Federal Insurance Company (“Chubb”) to provide bonds on terms substantially similar to the Quanta Surety Program.  On June 30, 2006, the Bankruptcy Court approved the Debtors’ entry into a Surety Program and Indemnity Agreement (the “Chubb Surety Program”) with Chubb.  Under the Chubb Surety Program, Chubb supplies bonds to various obligees at the request of the Debtors at the gross rates identical to those described above with respect to the Quanta Surety Program.  As with the Quanta Surety Program, the Debtors provide letters of credit sufficient to cover 100% of Chubb’s outstanding exposure for issued bonds.  In addition, the Debtors agreed to provide Chubb a priority of payment for any reimbursement obligation in the event that the letters of credit prove inadequate.

E.	Other Significant Events During the Chapter 11 Cases

1.	Corporate Entity Reorganization

On or about December 30, 2004, the Debtors filed a motion seeking authority to execute the documentation related to their prepetition corporate reorganization.  Prior to the corporate reorganization, IBC had operated under an organizational structure that segregated the Company’s operations geographically.  Brands West operated the Company’s operations in the western region of the United States (the “Western Division”), while Interstate Brands Corporation (“Interstate Brands”) operated the Company’s operations in the central and eastern regions of the United States. Additionally, Brands West held the Company’s general office (headquarters) operations and owned the Company’s intellectual property.  The Company’s transportation operations were conducted by IBC Trucking Corporation (“Trucking Corp.”).  Interstate Bakeries Corporation acted as a holding company with no active business operations.  Certain other operations were conducted by Mrs. Cubbison’s.  Accounting for these separate legal entities was performed on an annual basis using financial information obtained from a single general ledger maintained by the Company.

Pursuant to action taken by the Board of Directors, the Company undertook a series of transactions (the “Prepetition Corporate Reorganization”) designed to align its legal structure with its business operations—in particular, the Company’s key supply chain components (manufacturing, sales/distribution, transportation and management).  The Prepetition Corporate Reorganization, which became effective on May 30, 2004, involved, among other things: (i) merging Brands West into Interstate Bakeries Corporation, with Interstate Bakeries Corporation surviving; (ii) forming IBC Services, LLC; (iii) forming IBC Sales Corporation; (iv) converting Trucking Corp. into a Delaware limited liability corporation, IBC Trucking, LLC; (v) transferring the general office operations from Interstate Bakeries Corporation to IBC Services, LLC; (vi) transferring the Western Division operations and the stock of Mrs. Cubbison’s from Interstate Bakeries Corporation to Interstate Brands; (vii) transferring all sales and distribution operations (depots and thrift stores), except employees, from Interstate Brands to IBC Sales Corporation; and (viii) transferring the interests in IBC Trucking, LLC and the stock of Mrs. Cubbison’s to IBC Sales Corporation.

The Bankruptcy Court entered an order on January 24, 2005 authorizing the Debtors to execute the documentation necessary to fully document the Prepetition Corporate Reorganization.

2.	Mrs. Cubbison’s Filing and Related First Day Orders

As set forth above, eighty percent of Mrs. Cubbison’s is owned by IBC Sales Corporation.  On the Petition Date, Mrs. Cubbison’s did not file for chapter 11 relief because it was not a guarantor of the debts of the other Debtors and at the time did not anticipate undue negative impact as a result of the other Debtors’ filing.  However, Mrs. Cubbison’s later concluded that it was in its best interest to seek relief under chapter 11 due to increased concerns about the impact of the other Debtors’ Chapter 11 Cases, as well as potential benefits in ease of operation and administration issues.  Accordingly, on January 14, 2006, Mrs. Cubbison’s filed a voluntary petition in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code, approximately a year and a half after the other Debtors filed their respective petitions for reorganization relief.

On or about January 14, 2006, Mrs. Cubbison’s filed several motions seeking the relief provided by certain so-called “first day orders.”  In addition to directing that certain orders entered in the jointly administered Chapter 11 Cases of the other Debtors be made applicable to Mrs. Cubbison’s, other first day orders authorized, among other things:

•	the joint administration of Mrs. Cubbison’s chapter 11 case with the other Debtors’ bankruptcy cases;

•	the payment of certain prepetition shipping and warehousing charges;

•
the honoring of certain prepetition obligations to customers, the continuance of customer programs on a postpetition basis and the honoring of certain prepetition obligations to Mrs. Cubbison’s regional managers and brokers; and

•
the continued use of existing bank accounts, business forms and checks, Mrs. Cubbison’s cash management system as well as the continuation of intercompany transactions and waiver of the investment and deposit requirements of 11 U.S.C. § 345(b).

3.	Omnibus Procedures

(a)         Reclamation Claims

Shortly before and after the Petition Date, a significant number of the Debtors’ vendors asserted demands, pursuant to section 2-702 of the Uniform Commercial Code and section 546(c) of the Bankruptcy Code (the “Reclamation Claims”).  Reclamation claims were asserted by almost 150 entities in the total face amount of over $28.5 million.  Certain vendors indicated that resolution of their Reclamation Claims would be critical to their ongoing business relationships with the Debtors, including the provision of trade credit.  Thus, if unresolved, the Reclamation Claims posed a significant threat to the Debtors’ businesses and potentially represented a source of significant and costly litigation.

To address these concerns, the Debtors sought approval of a comprehensive program to reconcile, resolve consensually, and satisfy the Reclamation Claims asserted against their estates.  By final order dated November 12, 2004, the Bankruptcy Court established a streamlined procedure for reconciling Reclamation Claims.

As of the date of this Disclosure Statement, the Debtors have settled all of the asserted Reclamation Claims for a total of approximately $10 million.

(b)         Resolution of Tort Claims

On November 2, 2004, the Debtors filed a motion requesting (i) approval of procedures for (a) liquidating and settling tort claims (the “Tort Claims”) and/or (b) modifying the automatic stay to permit certain litigation with respect to such claims to proceed and (ii) extension of the automatic stay to claims against the Debtors’ employees.  The Debtors estimate that as of the Petition Date, approximately 150 Tort Claims were involved in pending litigation and that an additional 600 Tort Claims had been asserted against the Debtors informally or in a non-litigation fashion.  The Debtors sought to facilitate the efficient and inexpensive liquidation of the numerous Tort Claims asserted against the Debtors arising from events which occurred prior to the Petition Date.  On December 3, 2004, the Bankruptcy Court approved the procedures for liquidating and settling the Tort Claims (the “Tort Claims Procedures”).

The Tort Claims Procedures contain different resolution processes for various Claims based on the estimated amount of such Claims.  For instance, the procedures include a cost-effective, streamlined, telephonic settlement procedure for Tort Claims estimated to be Allowed in amounts equal to $10,000 or less.  Such Claims and certain larger Claims also are subject to a settlement process involving written questionnaires, response statements, and replies.  Additionally, Tort Claims in estimated amounts in excess of $50,000 are candidates for mediation and arbitration.  To the extent Tort Claims cannot be resolved through these procedures, claimants are entitled to modification of the automatic stay so that their Claims may be resolved in non-bankruptcy forums.

For settlement amounts of $50,000 or less, the Debtors are authorized to settle Tort Claims up to an aggregate cap of $10 million without further order of the Bankruptcy Court or notice to any parties.  For settlement amounts in excess of $50,000, the Debtors are authorized to settle Tort Claims without further court order upon ten days’ notice to certain notice parties, which include the Creditors’ Committee, the Equity Committee, the Debtors’ postpetition lenders, the Prepetition Lenders, the United States Trustee, the Debtors’ insurers and any other party that requests notice in accordance with the procedure.  Each settling Claimant is deemed to hold a General Unsecured Claim in the settled amount, to be paid in accordance with the Plan.

In addition, on May 31, 2005 the Bankruptcy Court approved the Debtors’ request to retain Albert Risk Management Consultants to work with the Debtors and their insurance carriers to evaluate, price and settle certain prepetition tort claims.  Through the Tort Claims Procedures, as of October 31, 2007, the Debtors estimate that they have resolved tort claims with a face amount of approximately $88 million for an Allowed amount of approximately $9.8 million.

(c)         Resolution of Disputed Claims

On May 19, 2005, the Debtors filed a motion requesting approval of procedures (the “Claims Resolution Procedures”) for the Debtors to resolve disputed claims which have been filed in the Chapter 11 Cases.  On July 5, 2005, the Bankruptcy Court entered an order granting the motion (the “Claims Resolution Order”).  Pursuant to such Order, the Bankruptcy Court established certain parameters by which the Debtors may reconcile and resolve disputed claims in the Chapter 11 Cases (“Disputed Claims”).

Specifically, with respect to settlements of (i) administrative, priority or secured Disputed Claims where the face amount of such claim, as filed, is $25,000 or less, or where the discrepancy between the allowed amount of such Disputed Claim and the Debtors’ books and records (the “Books and Records”) is $25,000 or less or (ii) general unsecured Disputed Claims where the face amount of such claim, as filed, is $150,000 or less, or where the discrepancy between the allowed amount of such Disputed Claim and the Debtors’ Books and Records is $150,000 or less, the Debtors are authorized to settle Disputed Claims without need for further Court approval or further notice to any party in interest other than the affected claimant.

For settlements of administrative, priority, secured or general unsecured Disputed Claims that do not fall within the categories listed in the preceding paragraph, the Debtors are authorized to settle Disputed Claims without further court order upon ten days’ notice to certain notice parties, which include the settling Claimant, the Prepetition Lenders, the Debtors’ postpetition lenders, the Creditors’ Committee and the Equity Committee.

This approved mechanism provides a cost effective means of resolving the many thousands of smaller claims in these Cases, thereby avoiding the undue burden on the Bankruptcy Court and unnecessary drain on the time, funds, and other resources of the Debtors and Reorganized Debtors that would be caused by requiring the Debtors to file motions to approve each settlement individually. The Claims Resolution Procedures have been used independently and to assist with resolving filed claims objections.

(d)         Resolution of De Minimis Controversies

On October 14, 2004, the Debtors filed a motion to authorize the Debtors to compromise or settle certain classes of de minimis controversies that are normal and expected in a business of the size of the Debtors.  On November 3, 2004, the Bankruptcy Court approved procedures (the “De Minimis Settlement Procedures”) for the compromise and settlement of both prepetition and postpetition controversies where the final amount of the compromise or settlement is less than or equal to $400,000 with respect to each matter or related series of matters.  For disputes settled in the sum of $50,000 or less, the settlement may be consummated without any further Court approval or notice.  For disputes settled in a sum greater than $50,000 but less than or equal to $400,000, the Debtors are required to give notice to the Creditors’ Committee, the Debtors’ postpetition lenders, the Prepetition Lenders and the United States Trustee.

(e)         Payment of Certain Secured Claims

On September 9, 2005, the Debtors filed a motion to authorize the Debtors to compromise and pay certain real property tax claims and other secured claims that are accruing collectible postpetition interest (“Secured Tax and Other Claims”).  On October 4, 2005, the Bankruptcy Court entered an order approving the motion.  Pursuant to such Order, the Bankruptcy Court established certain parameters by which the Debtors may pay secured tax and other claims that the Debtors believe are accruing collectible postpetition interest and/or penalties, thereby avoiding the tens of thousands of dollars in additional liability for postpetition interest and/or penalties that would accrue if such claims remained unpaid.  For settlements of Secured Tax and Other Claims in an amount not exceeding $25,000, the Debtors are authorized to pay such claims without further court approval or further notice to any party in interest.  For settlements of Secured Tax and Other Claims in an amount exceeding $25,000, the Debtors are required to give notice to the Creditors’ Committee, the Equity Committee, the Debtors’ postpetition lenders and the Prepetition Lenders.  The Debtors have paid just over $11.3 million on behalf of $16.0 million in asserted tax and other claims, including postpetition amounts, saving the Debtors an estimated $6.3 million.

(f)         Sales of De Minimis Assets

On November 12, 2004, the Bankruptcy Court approved procedures (the “De Minimis Sale Procedures”) by which the Debtors are authorized to sell miscellaneous surplus, non-core assets from time to time, free of any liens, encumbrances, transfer tax or similar tax, and pay applicable broker commissions in the ordinary course of business in connection with such sales without further Court approval (the “De Minimis Asset Sale Order”).  Pursuant to these procedures, the Debtors are authorized to consummate sales of real property and personal property where the purchase price is $500,000 or less for each transaction or in the aggregate for a related series of transactions, up to an aggregate amount of $10 million in net sales proceeds. Through the De Minimis Sale Procedures, as of November 30, 2007, the Debtors have sold de minimis assets resulting in net proceeds to the Estates in an aggregate amount of approximately $9 million.

(g)         Sales of Machinery & Equipment

On August 2, 2005, the Bankruptcy Court approved procedures by which the Debtors are authorized to sell the Debtors’ machinery and equipment free and clear of all liens, claims and encumbrances and to employ and retain Russell T. Bundy (“Bundy”) to provide asset disposition and consulting services to the Debtors.  Pursuant to these procedures (the “M&E Sales Procedures”), the Debtors are authorized to sell certain machinery and equipment as designated by the Debtors from time to time upon notice to the United States Trustee, the Creditors’ Committee, the Equity Committee, the Prepetition Lenders, the Debtors’ postpetition lenders, each relevant taxing authority (if certain exemptions are sought) and any other known holder of a lien, claim or encumbrance against the specific property to be sold.  These procedures provide a cost effective means for the Debtors to sell equipment on an expedited basis without incurring the delay and costs of preparing, filing, serving and having hearings on motions for approval of each such sale.  Additionally, on September 27, 2006, the Bankruptcy Court approved the retention of Hilco Appraisal Services LLC to provide, among other things, appraisals of machinery and equipment, including on-site inspection at several of the Debtors’ facilities and to provide an opinion of forced liquidation value, net forced liquidation value, orderly liquidation value and net orderly liquidation value to assist the Debtors in evaluating their exit-financing options.  Through the M&E Sales Procedures, as of November 30, 2007, the Debtors have sold machinery and equipment resulting in net proceeds to the Estates in an aggregate amount of approximately $276,000.

(h)         Other Asset Sales

On January 10, 2008, the Debtors filed a Motion for Entry of an Order Under 11 U.S.C. §§ 105(a) and 363 and Fed. R. Bankr. P. 2002 and 6004 (I) Authorizing and Approving the Sale of Certain Tractors, Trailers and Route Step Vans Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to an Auction, (II) and Granting Related Relief (docket no. 9987) (the “Truck Sale Motion”). Pursuant to the Truck Sale Motion, the Debtors seek authority to sell certain tractors, trailers and route step vans, which are no longer necessary for the Debtors’ ongoing operations, pursuant to an auction scheduled to take place on February 8, 2008.  If approved, the Debtors anticipate that the sales contemplated by the Truck Sale Motion will result in a minimum of $980,000 in proceeds to the Debtors’ estates.

4.	Information Technology Decisions

(a)         Accenture

To implement Program Soar, the Debtors entered into certain prepetition outsourcing agreements (collectively, the “ Outsourcing Agreement”) and consulting agreements (collectively, the “Consulting Agreement”) with Accenture LLP (“Accenture”) (the Outsourcing Agreement and the Consulting Agreement, together, the “Accenture Agreements”).  In October 2004, the Debtors conducted a review of the Accenture Agreements and, on April 28, 2005, after extensive negotiations, Accenture and IBC entered into a restructuring agreement with respect to the Accenture Agreements (the “Accenture Restructuring Agreement”).  On May 31, 2005, the Bankruptcy Court authorized the Accenture Restructuring Agreement.

Pursuant to the Accenture Restructuring Agreement, Accenture reduced the scope of certain services being provided to the Debtors under the Outsourcing Agreement, lowered its monthly fees for such services, waived and/or otherwise reduced certain substantial termination charges thereunder, and further modified the Debtors’ right to terminate the Outsourcing Agreement.  Under these terms, the Debtors agreed to assume the modified Outsourcing Agreement.

As part of their review of the Accenture Agreements, the Debtors rejected the Consulting Agreement because they no longer required the services provided thereunder.  They retained, however, certain valuable license rights to critical intellectual property developed under the Consulting Agreement.  Accenture also agreed to waive any Cure Claim arising from the assumption of the Outsourcing Agreement, and the parties agreed that Accenture would be granted an allowed General Unsecured Claim in the amount of $5,101,117.01.  In addition, Accenture was granted the right to file a Supplemental Cost Claim (as defined in the Restructuring Agreement) of up to $100,000 which, if they file such a claim, is to be treated as a General Unsecured Claim.

(b)         Hewlett Packard

Prior to the Petition Date, IBC and Hewlett Packard Company (“HP”) entered into an agreement (the “HP Agreement”) to run various software applications to support IBC’s order, production, distribution, payroll and sales processes on approximately 80 HP 3000 servers with MPE operating systems and 40 HP 9000 servers with UNIX operating systems (collectively, the “Supported Items”).  Pursuant to the HP Agreement, HP provided system support services for the Supported Items including hardware preventative maintenance, hardware emergency maintenance, and operating system support.

The Debtors investigated their options and ultimately negotiated with Solid Systems CAD Services Inc. (“SSCS”) for SSCS to provide system support services similar to those provided by HP beginning November 1, 2005.  SSCS offered to provide the necessary services for substantially less than HP’s cost under the HP Agreement and the Debtors determined that they would save money by switching to SSCS even after paying HP any rejection damages.  The Debtors and HP entered into, and the Bankruptcy Court approved, a stipulation whereby IBC effectively terminated the HP Agreement, IBC paid all postpetition amounts that were outstanding, and HP was granted a General Unsecured Claim of $29,787.22.

5.	Real Estate Matters

(a)         Extension of Time to Assume or Reject Unexpired Leases

On January 4, 2007, the Debtors filed with the Bankruptcy Court their third motion requesting an extension of the deadline by which the Debtors must assume or reject any and all unexpired leases and subleases of nonresidential real property.  On February 6, 2007, the Debtors’ motion was granted, thereby extending the deadline to the earlier of (i) the effective date of a plan of reorganization or (ii) March 21, 2008.  Accordingly, Exhibit L to the Plan sets forth which of the Debtors’ remaining real property leases it intends to assume.  All other leases will be rejected pursuant to Section 8.2 of the Plan.

(b)         Assumption and Rejection of Real Property Leases

The Debtors devoted considerable effort during the Chapter 11 Cases to analyzing and making final decisions with regard to the approximately 1,200 real property leases and subleases the Debtors were party to prior to the Petition Date.  The Debtors determined that certain of such leases no longer served any benefit to the Estates.  In an effort to reduce postpetition administrative costs and in the exercise of the Debtors’ sound business judgment, the Debtors rejected such leases (the “Rejected Leases”).  In some cases, leases were rejected because the Debtors had terminated or planned to terminate operations at certain locations as part of the Debtors’ ordinary business operations prior to the Petition Date.  Certain leases were rejected as part of the Debtors’ efforts to restructure its operations, as set forth below.  Before rejecting such leases, the Debtors, with assistance from real estate specialists engaged by the Debtors, conducted valuation analyses with respect to the leases which took into consideration such factors as the annual rent, the remaining term of the lease (including any renewal options), the condition of the premises, comparable market rents and any previous efforts of the Debtors as to the disposition of the leases.  The Debtors also considered their options with respect to the Rejected Leases, such as evaluating the possibility of one or more assignments and/or subleases of the leases.  As a result of these analyses, the Debtors determined that the Rejected Leases did not have any marketable value beneficial to the Debtors’ estates.

Through thirty-six lease rejection motions, the Debtors have rejected over 500 leases. The resultant savings from the rejection of such leases has favorably affected the Debtors’ cash flow and assisted the Debtors in managing their future operations.  By rejecting each such lease, the Debtors avoided incurring unnecessary administrative charges for rent and other charges and repair and restoration of each of the premises that provide no tangible benefit to the Estates.

On the other hand, the Debtors have also determined that the continued use of certain leased property is critical to the Debtors’ ongoing business operations, and have therefore assumed certain real property leases.  Through two motions, the Debtors have assumed ten (10) real property leases as of the date hereof.

(c)         Sale Procedures

To support their reorganization efforts and maximize value to their estates and creditors, the Debtors worked with their advisors to streamline the Debtors’ operations by eliminating and reducing unnecessary operating expenses in disposing of surplus assets.  The Debtors had considerable success during the bankruptcy in marketing and selling real estate assets.

The procedures approved by the Bankruptcy Court pursuant to the De Minimis Asset Order provide a cost effective means for the Debtors to sell real estate on an expedited basis without incurring the delay and costs of preparing, filing, and attending hearings on motions for approval of each such sale.  Under the De Minimis Asset Order, the Debtors have sold over thirty (30) properties for an aggregate amount in excess of $6 million.

On December 14, 2004 the Debtors received Bankruptcy Court approval for their Motion For An Order Approving Standing Bidding Procedures To Be Utilized In Connection With Asset Sales (the “Bid Procedures Order”).  The Bid Procedures Order allows the Debtors to maximize value in the real estate sale process by giving the Debtors the authority to, among other things (a) determine which potential buyers are qualified bidders, (b) adopt rules for the bidding process which, in the Debtors’ reasonable judgment, would better promote the goals of the bidding process, (c) offer a termination fee of up to 2% of the value of the qualified bid to induce a non-insider potential bidder to make the first qualified bid, and (d) conduct auctions, if appropriate.

(d)         Other Professionals Retained

On December 21, 2004, the Debtors engaged a joint venture composed of Hilco Industrial, LLC (“Hilco Industrial”) and Hilco Real Estate, LLC (“Hilco Real Estate,” together with Hilco Industrial, “Hilco”) to provide the Debtors with asset disposition and consulting services with respect to machinery and equipment and certain real estate assets.  Hilco and its current principals have extensive experience working with financially troubled companies in complex financial restructurings and providing a broad range of services for monetizing assets of all types including machinery, equipment and real estate.  Under the terms of the agreement, Hilco provides the Debtors with the valuation of real estate assets, develops and implements marketing programs for the sale of the property, coordinating and organizing bidding procedures, conducts auctions as necessary, and assists with negotiating the terms of the agreements.  The Bankruptcy Court approved the following compensation scheme for Hilco:  Five and one-half percent (5.5%) of real estate gross proceeds less than or equal to $2 million, three and three-quarters percent (3.75%) of real estate gross proceeds greater than $2 million, but less than or equal to $10 million, and three percent (3%) of real estate gross proceeds greater than $10 million plus reimbursement for reasonable costs and expenses including marketing expenses.  In addition, the Debtors utilized A&M as well as independent brokers, where they had been retained prior to the chapter 11 filings, to market certain properties.

On March 29, 2005, the Bankruptcy Court approved the Debtors’ application to retain Assessment Technologies, Ltd. (“ATL”) as property tax consultants for the Debtors for the purposes of appealing tax assessments and challenging tax claim amounts related to the 2005 taxable year, and all prior taxable years, for certain property owned, managed or leased by the Debtors.  Under the terms of ATL’s retention, the Debtors paid to ATL 35% of all net tax savings received by the Debtors for each taxable year.  In March of 2006, the Bankruptcy Court entered an order authorizing an amendment to the retention agreement between ATL and the Debtors which, among other things, extended the agreement to include the 2006 taxable year and reduced ATL’s compensation to 20% of net tax savings for 2006.  Additionally, on July 25, 2007 the Bankruptcy Court authorized a second amendment to ATL’s retention to add the 2007 taxable year with ATL being compensated for 27.5% or 35% of net savings   With the assistance of ATL, the Debtors achieved approximately $4.1 million in prepetition and postpetition tax savings.

Lastly, the Debtors sought Bankruptcy Court authority to retain DJM Asset Management LLC (“DJM”) to provide certain real estate consulting services including negotiating advantageous lease modifications, lease extensions, amended and restated lease agreements and/or reductions in cure claim amounts.  The Bankruptcy Court entered an order on October 9, 2007 approving DJM’s retention as well as the Debtors’ request to limit the terms of the compensation structure to the Key Constituents and the Court, in camera.

(e)         Property Sales

With the assistance of Hilco and other brokers, and in accordance with the Bid Procedures Order, the Debtors have sold 66 properties bringing in over $110 million in sales proceeds to the Debtors’ estates since the Petition Date.  In addition, in connection with certain property sales, the Debtors successfully reduced their liability for interest and penalties relating to prepetition real and personal property taxes related to the properties sold.

6.	Labor and Employee Matters

(a)         Labor

As of the Petition Date, approximately 26,000 of the Debtors' employees (81% of the Debtors' labor force) were covered by one of approximately 500 collective bargaining agreements (the "CBAs").  Most of the Debtors' union employees were represented by either the IBT or the BCTGM.  The Debtors' union labor costs represent a significant portion of the Debtors' total costs.  Due to wage increases then-mandated by collective bargaining agreements and rapidly increasing health and welfare and pension costs, the costs attributable to the Debtors' union labor was growing at an annual inflation rate of approximately 3%.

On October 14, 2004, the Debtors sought and subsequently obtained an order authorizing the Debtors to (a) comply with existing grievance procedures under the CBAs; (b) engage in arbitration; (c) pay the fees and costs of the respective arbitrators; (d) liquidate union grievances; (e) implement existing agreements and enter into and implement ongoing side agreements with unions in connection with CBAs; and (f) extend certain expired or expiring collective bargaining agreements for up to one year.  These procedures have been very useful to the Debtors and their constituents, allowing for the discussion of and eventual implementation of approximately 480 short term extension and approximately 135 side agreements and the resolution of approximately 400 prepetition grievances, all of which helped maintain stable relationships with the Debtors' union employees.

As part of the Debtors' initial restructuring efforts, the Debtors determined that in order to maximize value for all of its stakeholders it was necessary to seek new, longer term arrangements with its union employees' collective bargaining units. To that end, the Debtors moved the Court to establish a procedure for entering into long-term extension of their collective bargaining agreements.  On October 4, 2005, the Court entered an order authorizing Debtors to enter into long-term extension of collective bargaining agreement (the "Long-Term Extension Order") authorizing the requested process.  These efforts led to over 210 long-term extension agreements with the IBT resulting in annualized saving estimated at $15.6 million per year.  With respect to the BCTGM, these efforts led to long-term extension agreements resulting in annualized savings estimated at $12.9 million per year.

IBC's relationship with its unions proved critical in the last phase of the Chapter 11 Cases as well.  Mr. Jung and the reconstituted Board were collectively charged by the Key Constituents to formulate new ideas and fresh perspectives to make the Debtors competitive and profitable.  Their analysis revealed that the only meaningful, sustainable alternative was to implement proven, modernizing changes in operations and work rules.  The status quo, which had continually failed IBC and its constituents in the past, was simply no longer acceptable.  A "hands off" approach to selling and delivery structures contributed heavily to unprofitability and lack of competitiveness and could no longer be tolerated if the Company were to survive.  These innovations are integral to the Business Plan and were designed to give the Debtors a competitive advantage, thereby securing the Company's future.  In an attempt to return the Debtors to a position of market leader, the Business Plan contemplates implementing proven changes both in the manner by which the Debtors manufacture their products and, ultimately, deliver them to their consumers.

With respect to delivery, the Business Plan envisions the abandonment by the Debtors of their historical high cost, "one-size-fits-all" traditional route delivery structure in favor of an advanced path-to-market structure that will create better jobs for sales employees and, in doing so, significantly increase selling and delivery productivity.   Implementation of this “Path-to-Market” structure requires flexibility in the Debtors' ability to meet changing market demands.   Work rules under the Company's CBAs are prohibitively restrictive with respect to the Debtors' ability to deliver their products to the marketplace.  Thus, these agreements have to be modified in order to implement the Business Plan.  Moreover, the Debtors need concessions from their unions to achieve meaningful savings in its health and welfare plans.

In order to achieve these needed changes, the Debtors have sought agreement from each of the unions representing its employees to in certain “Modification Agreements” that modify the terms of the existing CBAs and related long term extension agreements.  These Modification Agreements generally provide for, among other things, the following, where applicable: (i) changes in work rules regarding methods of distribution such that the Path-to-Market delivery structure contemplated by the Business Plan can be implemented, and (ii) changes in the various health and welfare plans such that the company will achieve total savings of approximately $20 million in the first year, and an additional $2 million each year thereafter.

In order to achieve agreement, the Debtors and the various unions that have agreed to the inclusion of certain wage guarantees and buy-out arrangements for certain employees affected by the Path-to-Market changes, neutrality agreements with respect to union organizing activities, and a profit sharing program for all union-represented, hourly or non-exempt employees.  The profit sharing program essentially provides that ten percent (10%) of the Debtors’ net income (as defined in the Modification Agreements) through 2014 will be paid back to eligible employees, capped at a cumulative $25 million.

The Debtors' negotiations with the BCTGM resulted in an agreement on September 28, 2007, and this agreement was presented for ratification by the BCTGM-represented employees with the full and unanimous support of the BCTGM leadership.  More than 95% of all bargaining units represented by BCTGM have ratified the modified agreements.  Similar modification agreements have subsequently been ratified by the great majority of the bargaining units of each of the unions representing Debtors’ employees, other than the IBT.

The Company remains open to negotiations with the IBT and will endeavor to reach an agreement with the IBT that allows the Company to achieve the objectives set forth in the Business Plan.

(b)         Employee Compensation Programs

(i)                 Key Employee Retention Plan

In February of 2005, the Bankruptcy Court approved the Debtors’ proposed Key Employee Retention Program (the “KERP”) which was designed to retain 494 employees (the “Key Employees”) who were identified as mission-critical management employees with the knowledge, experience and skills necessary to manage the Debtors’ businesses.  The KERP divided classes of employees covered by the KERP into organizational tiers which determine eligibility and vesting requirements for the various components of the KERP.  The KERP has two components: retention bonuses and restructuring performance bonuses.  Retention bonuses reward employees for remaining with the Debtors during the cases and restructuring performance bonuses reward employees if the Debtors achieve their economic performance objectives.  Restructuring performance bonuses have all been previously paid.  The remaining portion of the retention bonus will be paid within thirty (30) days after the Effective Date.

(ii)                 Management Incentive Plan

On March 21, 2007, the Bankruptcy Court approved the Debtors’ implementation of a management incentive plan for fiscal year 2007 (the “2007 MIP”) covering 859 employees (the “MIP Participants”).  The 2007 MIP was designed to align the MIP Participants’ interests with the Debtors’ stakeholders to encourage maximum effort and performance and, ultimately, maximum stakeholder recoveries.  A MIP Participant’s eligibility to receive an annual bonus was dependent upon three separate components: (a) whether the Debtors achieve their projected financial target for fiscal year 2007; (b) whether the Participant’s respective profit center or unit achieves its projected financial target; and (c) the Participant’s individual performance rating.

The Debtors are accruing for a management incentive plan for fiscal year 2008 (the “2008 MIP”) in accordance with the Business Plan and are in the process of documenting the 2008 MIP.

(c)         Senior Management

(i)                 Alvarez & Marsal

At the outset of the bankruptcy, the Debtors appointed Antonio C. Alvarez II as Chief Executive Officer and John K. Suckow as Executive Vice President and Chief Restructuring Officer.  Messrs. Alvarez and Suckow, as employees of A&M, were designated as officers pursuant to a Letter Agreement that was approved by the Bankruptcy Court on October 24, 2004.  Under the terms of the Letter Agreement, expenses incurred for the services provided by A&M for the years ended June 2, 2007, June 3, 2006, and May 28, 2005, excluding out-of-pocket expenses, were approximately $7.2 million, $9.8 million, and $8.6 million, respectively.  Mr. Alvarez resigned in connection with the employment of Craig D. Jung as CEO in February 2007.  Mr. Suckow resigned as Executive Vice President and Chief Restructuring Officer effective August 8, 2007.  Certain A&M employees stayed with the Debtors subsequent to the departure of Messrs. Alvarez and Suckow.

On July 18, 2005, the Debtors entered into a supplemental letter agreement with A&M (the “Incentive Fee Agreement”), which sets forth the manner in which A&M’s incentive compensation is to be calculated under the Letter Agreement.  The time to object to the Incentive Fee Agreement has been extended indefinitely.  Therefore, absent consent of such parties, the Incentive Fee Agreement remains subject to Bankruptcy Court approval and, accordingly, its terms will not become effective until such consent or approval has been obtained.  Pursuant to the Incentive Fee Agreement, A&M is entitled to incentive compensation to be based on five percent of Total Enterprise Value (as defined in the Incentive Fee Agreement) in excess of $723 million.  Total Enterprise Value consists of two components: (1) the Debtors’ total cash balance as of the effective date of a plan of reorganization, less the normalized level of cash required by the Debtors in the ordinary course of business, plus (2) either (a) the midpoint enterprise value set forth in the disclosure statement with respect to a plan of reorganization as confirmed by the Bankruptcy Court or (b) the aggregate consideration received by the Debtors in a sale. Under all circumstances other than a liquidation (in which case A&M will have no guaranteed incentive compensation), A&M’s incentive compensation will be a minimum of $3.85 million, if approved by the Bankruptcy Court.

(ii)                 Craig Jung

On February 16, 2007, the Bankruptcy Court approved the Debtors’ entry into an employment agreement with Craig D. Jung.  Under the terms of the Mr. Jung’s employment agreement, Mr. Jung is to serve as Chief Executive Officer until February 2010, subject to extension.  Upon execution of the employment agreement, he received a lump sum payment of $1,200,000.  As Chief Executive Officer, Mr. Jung receives an annual base salary of $900,000 and is eligible for annual reviews for increases.

Mr. Jung is also eligible for certain bonuses and incentives with respect to IBC’s performance and emergence from chapter 11, the amount of which are based upon formulas related to the total enterprise value of the Company upon the Effective Date.  Beginning in Fiscal Year 2009, Mr. Jung will have the opportunity to earn an annual cash incentive bonus, expressed as a percentage of Mr. Jung’s base salary, based on achievement against adjusted EBITDA targets included in a Business Plan adopted by the Board.  The target bonus opportunity is 100% of Mr. Jung’s base salary.  The employment agreement further provides for a special award for enhancing value, expressed as a graduated percentage of total value at certain benchmark amounts.  Finally, the employment agreement provides that Mr. Jung will receive capital stock and options representing 2% of the Reorganized Debtors’ fully diluted equity at emergence.  25% of the capital stock and options grant will vest immediately upon emergence, with the remaining unvested capital stock and options vesting ratably over three years provided Mr. Jung is employed by the Reorganized Debtors on each vesting date.  During his employment, Mr. Jung is a participant in all employee and executive benefit programs.

(iii)                 Kent Magill

On June 5, 2007, the Bankruptcy Court approved the Debtors’ entry into an employment agreement with Kent Magill.  Under the terms of the employment agreement, Mr. Magill is to serve as Executive Vice President, General Counsel and Corporate Secretary for three years from the effective date of the agreement, which was retroactive to April 25, 2007, subject to extension.  Under the employment agreement, Mr. Magill will receive an initial annual base salary of $375,000 to be reviewed at least annually and is eligible for certain bonuses and incentives.  In addition to any bonus to which Mr. Magill is entitled to pursuant to the Company’s existing Fiscal Year 2007 Management Incentive Plan, beginning with the Company’s fiscal year ending in 2008, Mr. Magill will be eligible to receive an annual performance-based cash bonus award pursuant to the terms and conditions of the Company’s annual performance bonus plan, if any.

Mr. Magill is also eligible for certain bonuses and incentives with respect to IBC’s performance and emergence from chapter 11, the amount of which are based upon formulas related to the total enterprise value of the Company upon the Effective Date.

(d)         Directors

Since the Chapter 11 Cases began, the Debtors have replaced almost all members of the Board of Directors.  Immediately prior to the Petition Date, James Elsesser resigned as Chairman of the Board.  Leo Benatar succeeded him as Chairman of the Board.  The vacancy on the Board created by Mr. Elsesser’s resignation was not immediately filled, and therefore, as of the Petition Date, the Board consisted of eight members. In addition to Mr. Benatar, Messrs. Kenneth Baum, Charles Sullivan, Frank E. Horton, Robert Calhoun, Michael Anderson, Ronald L. Thompson and Richard L. Metrick served as Directors. Mr. Sullivan retired from the Board on July 31, 2005, and no successor was immediately named.  The two vacancies were filled with the appointments of Mr. David N. Weinstein on August 15, 2006, and Mr. William P. Mistretta on August 29, 2006.

On January 5, 2007, the Bankruptcy Court approved a settlement with the Equity Committee and Brencourt Advisors LLC, whereby the Company’s Board of Directors was reconstituted from nine members to seven.  As part of the reconstitution, Messrs. Horton, Baum, Thompson, Benatar and Metrick departed from the Board.  Two new members joined the Board, Mr. Terry Peets and Mr. David Pauker, David Weinstein was appointed as Lead Director on January 16, 2007 and Mike Anderson was elected as Non-Executive Chairman of the Board on January 24, 2007.  The final position on the Board was subsequently filled, in accordance with the settlement, by Mr. Craig D. Jung upon his appointment as Chief Executive Officer of the Debtors on February 16, 2007.  On March 6, 2007, Mr. Phillip A. Vachon joined the Board, filling a vacancy left by the resignation of Mr. David N. Weinstein on January 30, 2007.

(e)         Augmenting the Management Team

One of Mr. Jung’s first actions upon assuming the chief executive position was the retention of world-class talent in an effort to help fulfill the CEO’s vision for the Reorganized Debtors and to aid in the development and timely delivery of the Business Plan.  Each of the Key Constituents was kept informed of Mr. Jung’s efforts to recruit this talent and of the entry into short-term consulting agreements with each new management member (each, a “New Management Member”) – a practice that is consistent with the Company’s past historic use of consultants to fill corporate responsibilities as needed and that provides the Company with the opportunity to see the consultants in action prior to entering into any long term commitments.  Each of the consultants entered into consulting agreements with the Company in early to mid calendar 2007, and they continue to perform under those consulting agreements.

The New Management Members are (i) Jane Miller who is currently serving as Acting Executive Vice President and Chief Customer Officer; (ii) Gary Wandschneider who is the Acting Executive Vice President of Operations; (iii) David Loeser who serves as Acting Executive Vice President of Human Resources and (iv) Clay Hutcherson who is the Acting Chief Information Officer.  Each of the New Management Members are senior executives with numerous years of experience and proven successes in their fields.  The New Management Members played integral roles in formulating the Business Plan and have subsequently been leading the efforts to bring the Business Plan to life, including significant involvement in negotiations with the IBT and the BCTGM.

7.	Exclusivity

The Debtors received nine extensions of the period during which the Debtors have the exclusive right to file a plan of reorganization (the “Plan Filing Period”) and the period during which the Debtors have the exclusive right to solicit and obtain acceptances of any such plans (the “Solicitation Period”)  Most recently, the Bankruptcy court entered an order on October 3, 2007 extending the Plan Filing Period and Solicitation Period to and including November 8, 2007, and January 7, 2008, respectively.  The Debtors determined not to seek further extensions of the Plan Filing Period and Solicitation Period, and therefore such periods have expired.  Accordingly, other parties in interest are permitted to file plans of reorganization.

F.	Summary of Claims Process, Bar Date, Certain Claims, and Professional Fees

1.	Claims Process

In Chapter 11 cases, claims against a debtor are established either as a result of being listed in the debtor’s schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form.  Once established, the claims are either allowed or disallowed.  If allowed, the claim will be recognized and treated pursuant to a plan of reorganization.  If disallowed, the creditor will have no right to obtain any recovery on, or to otherwise enforce, the claim against the debtor.

2.	Schedules and Statements of Financial Affairs

On November 22, 2004, eight of the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities (“Schedules”) and Statements of Financial Affairs (“Statements”).  Separate Schedules and Statements were filed for the following eight Debtors: Interstate Bakeries Corporation, Armour and Main Redevelopment Corporation, Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC, Interstate Brands Corporation and New England Bakery Distributors, L.L.C.  However, because the Debtors use a consolidated cash management system through which the Debtors pay substantially all liabilities and expenses, certain assets and liabilities were not allocated among the Debtors and, therefore, certain assets and substantially all liabilities were presented on a consolidated basis in the Schedules and Statements for these eight Debtors.  Mrs. Cubbison’s filed its Schedules and Statements with the Bankruptcy Court on January 27, 2006.  The Debtors filed numerous amendments to Schedule F – Creditors Holding General Unsecured Claims (“Schedule F”) with the Bankruptcy Court to reflect new information obtained by the Debtors on January 10, 2005, March 11, 2005, May 18, 2005, June 1, 2006 and July 10, 2007 (which were corrected on July 30, 2007).  Each amendment reflected new information obtained by the Debtors to more accurately reflect the outstanding Claims.

For financial reporting purposes, the Company generally prepares consolidated financial statements, which include financial information for all of its subsidiaries and affiliates, and which in the past have been filed with the Securities and Exchange Commission (the “SEC”) and audited annually.  Unlike the consolidated financial information used for the Debtors’ financial reporting purposes, the Schedules and Statements reflect the assets and liabilities of each Debtor based on the Debtor’s non-audited book and tax records.  The Company does not, other than annually on an unaudited, non-GAAP basis for tax purposes, prepare financial statements for its subsidiaries and affiliates.

3.	Claims Bar Date

On December 14, 2004, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing the general deadline for filing proofs of claim against the Debtors (the “Bar Date”).  The deadline established by the Bankruptcy Court was March 21, 2005 for Claims, including Claims of governmental units, but excluding certain other Claims, including (i) Claims based on the rejection of executory contracts and unexpired leases, as to which the bar date is the later of (a) the Bar Date, or (b) 30 days after the effective date of such rejection and (ii) Claims affected by the amendment, if any, of the Debtors’ Schedules, as to which the bar date is the later of (x) the Bar Date, or (y) 30 days after the claimant is served with notice that the Debtors have amended their Schedules.  The Debtors’ claims and notice agent provided notice of the Bar Date by mailing to each person listed in the Schedules a notice of the Bar Date and a proof of claim form.  In addition, the Debtors published notice of the Bar Date in The New York Times, The Wall Street Journal (national edition), Kansas City Star and USA Today on December 21, 2004.

On March 3, 2006, the Bankruptcy Court entered an order (the “Mrs. Cubbison’s Bar Date Order”) establishing the general deadline for filing proofs of claim against Mrs. Cubbison’s (the “Mrs. Cubbison’s Bar Date”).  The deadline established by the Bankruptcy Court was May 30, 2006 for all persons or entities wishing to assert Claims against Mrs. Cubbison’s excluding (i) Claims based on the rejection of executory contracts and unexpired leases, as to which the bar date is the later of (a) the Mrs. Cubbison’s Bar Date, or (b) 30 days after the effective date of such rejection, (ii) Claims affected by the amendment, if any, of Mrs. Cubbison’s Schedules, as to which the bar date is the later of (x) the Mrs. Cubbison’s Bar Date, or (y) 30 days after the claimant is served with notice that Mrs. Cubbison’s has amended its Schedules and (iii) Claims of governmental units, as to which the bar date was July 13, 2006.  The Debtors’ claims and notice agent provided notice of the Mrs. Cubbison’s Bar Date by mailing to each person listed in Mrs. Cubbison’s Schedules a notice of the Mrs. Cubbison’s Bar Date and a proof of claim form.  In addition, the Debtors published notice of the Bar Date in The Wall Street Journal (national edition), USA Today, and the Los Angeles Times on March 9, 2006.

4.	Proofs of Claim and Other Claims

Prior to the commencement of these cases, the Debtors maintained, in the ordinary course of business, books and records that reflected, among other things, the Debtors’ liabilities and the amounts thereof owed to their creditors.  According to information provided by the claims agent, over 9,100 proofs of claim have been filed against the Debtors asserting claims in the aggregate face amount of over $4 billion.  In addition, numerous claims were asserted by various alleged creditors in unliquidated amounts.  The Debtors have completed a review of a significant portion of the proofs of claims filed in the Chapter 11 Cases, including any supporting documentation, the Claims set forth therein and the Debtors’ books and records, to determine the validity of the Claims asserted against the Debtors.  Based on their reviews, the Debtors determined that certain Claims asserted against the Debtors were objectionable.

As of October 30, 2007, the Debtors have filed with the Bankruptcy Court thirty-five (35) separate omnibus objections to Claims (collectively, the “Omnibus Objections”) in which the Debtors objected to various types of claims including, but not limited to: (i) duplicate Claims, (ii) amended and replaced Claims, (iii) Claims for disputed liabilities, (iv) Claims that have been previously paid and satisfied, (v) overstated Claims, (vi) Claims asserted against the wrong debtor, (vii) Claims filed after the relevant bar date, (viii) Claims filed with insufficient documentation to support the liabilities asserted therein, (ix) Claims asserted against multiple Debtors with respect to the same liability, (x) Claims that were improperly transferred and (xi) contingent Claims for damages for rejected real estate contracts and executory contracts which have not yet been rejected.  As of December 19, 2007, the Debtors have resolved 4,631 Claims and have expunged or reclassified an aggregate amount of $949,512,299 in Claims through the Omnibus Objections.

In addition to the Omnibus Objections, as described herein, the Debtors have resolved certain other Claims through joint stipulations and orders and are negotiating additional consensual resolutions.  The Debtors expect to continue preparing, filing and resolving objections to certain other Claims throughout the course of the Chapter 11 Cases.

5.	Professional Fees

On October 25, 2004, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the “Compensation Order”).  The Compensation Order requires professionals retained in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay eighty percent of the requested fees and one hundred percent of the requested expenses pending interim approval by the Bankruptcy Court.  The remaining twenty percent of fees requested in such fee statements are paid only upon further order of the Bankruptcy Court (the “Holdback”).  The Compensation Order requires the professionals retained in the Chapter 11 Cases to file applications for approval of their fees and expenses for the preceding four month period approximately every four months.

Accordingly, the Bankruptcy Court approved (i) the first interim fee applications for the period from September 22, 2004 through December 31, 2004 on or about March 16, 2005; (ii) the second interim fee applications for the period from January 1, 2005 through April 30, 2005 on or about July 29, 2005; (iii) the third interim fee applications for the period from May 1, 2005 to August 31, 2005 on or about December 19, 2005; (iv) the fourth interim fee applications for the period from September 1, 2005 through December 31, 2005 on or about April 14, 2006; (v) the fifth interim fee applications for the period from January 1, 2006 through April 30, 2006 on or about August 15, 2006; (vi) the sixth interim fee applications for the period from May 1, 2006 to August 31, 2006 on or about November 6, 2006; (vii) the seventh interim fee applications for the period from September 1, 2006 through December 31, 2006 on or about April 6, 2007; (viii) the eighth interim fee applications for the period from January 1, 2007 through April 30, 2007 on or about August 8, 2007; and (ix) the ninth interim fee applications for the period from May 1, 2007 through August 31, 2007 on or about November 23, 2007.  The tenth interim fee applications are due to be filed on February 14, 2007 for the period from September 1, 2007 through December 31, 2007.  Through the ninth interim application period, professional fees and expenses have been approved in the aggregate amount of $111,897,530.46 and $4,622,254.64, respectively.

G.	Workers’ Compensation

The Debtors maintain workers’ compensation programs in all states in which they operate pursuant to the applicable requirements of local law to provide employees with workers’ compensation coverage for claims arising from or related to their employment with the Debtors.  In certain states, the Debtors are qualifiedly self-insured pursuant to the laws and regulations of such states, whereas in other states, the Debtors insure their workers’ compensation liabilities through a blanket deductible, jurisdiction-specific workers’ compensation insurance policies (the “Workers’ Compensation Programs”).  In those states where the Debtors insure their workers’ compensation liabilities, the blanket deductible is secured by letters of credit.  In those states where the Debtors maintain qualified self insurance, they have posted surety bonds and letters of credit with state authorities to guarantee the Debtors’ workers’ compensation obligations.

The Debtors’ outstanding obligations relating to workers’ compensation arise from incurred but not paid claims and incurred but not reported (“IBNR”) claims.  The Debtors estimate their IBNR claims through an actuarial process that is common in the insurance industry.  As of November 17, 2007, a total of approximately 2,800 Workers’ Compensation Claims were pending against the Debtors arising out of employees’ alleged on-the-job injuries.  The Debtors estimate that the aggregate amount payable on account of incurred but not yet paid claims, IBNR claims arising prior to November 17, 2007, and retrospectively rated premium rate adjustments is approximately $161.3 million in undiscounted net reserves.  The Debtors estimate that the prepetition amount of such claims is approximately $67.1 million.  The Debtors expect that the cash payments related to Workers’ Compensation Claims for the twelve months after the Effective Date will be approximately $48.5 million.

Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue the Workers’ Compensation Programs in accordance with applicable state laws.  Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers’ Compensation Programs.  The Reorganized Debtors will be responsible for all valid claims for benefits and liabilities under the Workers’ Compensation Programs regardless of when the applicable injuries were incurred.  Any and all obligations under the Workers’ Compensation Programs will be paid in accordance with the terms and conditions of Workers’ Compensation Programs and in accordance with all applicable laws.

H.	Significant Settlements and Litigation

The Debtors are party to various legal proceedings asserting causes of action allegedly related to the events giving rise to the Chapter 11 Cases, as well as certain legal proceedings incidental to the normal course of the Debtors’ business.  Based upon the Debtors’ current assessment of the underlying merits of the actions, as well as their historical experience in litigating such actions and the availability of applicable insurance reserves and coverage, management believes that the final resolution of these matters, to the extent not already subject to an approved settlement, will not have a significant affect on the Debtors financial position, liquidity, cash flows or results of operations.  Certain litigation matters are discussed below.

1.	SEC Inquiry

On July 9, 2004, the Debtors received notice of an informal inquiry from the Securities and Exchange Commission (the “SEC”).  This request followed the voluntary disclosures that the Company made to the SEC regarding the increase in the Company’s reserve for workers’ compensation during fiscal 2004 with a change to pre-tax income of approximately $48.0 million.  The Debtors cooperated with the SEC in its inquiry by providing documents and other information.  On January 18, 2005, the Company announced that the SEC had issued an order commencing a formal investigation for the time period from June 2002 through the present.  The order indicated that the SEC staff had reported information tending to show possible violations of various securities laws.  The specific allegations included that IBC may have, in connection with the purchase or sale of securities, made untrue statements of material fact or omitted material facts, or engaged in acts which operated as a fraud or deceit upon purchasers of the Company’s securities; failed to file accurate annual and quarterly reports; failed to add material information to make any filed reports not misleading; failed to make and keep accurate books and records and maintain adequate internal controls; and falsified books or records.

Pursuant to the formal order, the SEC subpoenaed documents and testimony from several current or former officers and directors and individuals from third party professional firms providing services to the Company. The Company cooperated fully with the SEC’s investigation. On November 2, 2006, the Company announced that, without admitting or denying the allegations by the SEC, it had submitted an offer of settlement to the staff of the Division of Enforcement of the SEC in connection with the investigation, which was subject to approval by the Commission. On December 21, 2006, the Commission approved the Company’s settlement offer and entered a cease and desist order against future violations of the record-keeping, internal controls and reporting provisions of the federal securities laws and related SEC rules. No fine was imposed.

2.	Smith, et al. v. Interstate Bakeries Corp., et al.

In February and March of 2003, seven putative class actions were brought against the Company and certain of its current or former officers and directors in the United States District Court for the Western District of Missouri.  The lead case is known as Smith, et al. v. Interstate Bakeries Corp., et al.  The putative class covered by the complaint is made up of purchasers or sellers of IBC stock between April 2, 2002 and April 8, 2003.

On March 30, 2004, the Company and its insurance carriers participated in a mediation with the plaintiffs.  At the end of that session, the parties reached a preliminary agreement on the economic terms of a potential settlement of the cases in which the insurers would contribute $15.0 million and the Company would contribute $3.0 million.  The Company also agreed with plaintiffs and the insurers to work towards the resolution of any non-economic issues related to the potential settlement, including documenting and implementing the parties’ agreement.  On September 21, 2004, the parties executed a definitive settlement agreement consistent with the terms of the agreement reached at the mediation.  The settlement agreement was subject to court approval after notice to the class and a hearing.

As of the Petition Date, further proceedings in the case were automatically stayed.  The settlement agreement provided, however, that the parties would cooperate in seeking to have the Bankruptcy Court lift the automatic stay so that consideration and potential approval of the settlement could proceed.  A motion to lift stay was filed with the Bankruptcy Court on November 24, 2004, and the Bankruptcy Court entered an order granting this motion on April 8, 2005, so that the parties could seek final approval of the settlement agreement from the court where the litigation was pending.  On September 8, 2005, the court entered a final order approving the settlement agreement.

3.	June 2003 Shareholder Derivative Lawsuit

In June 2003, a purported shareholder derivative lawsuit was filed in Missouri state court against certain current and former officers and directors of IBC, seeking damages and other relief.  In the case, which is captioned Miller v. Coffey, et al., plaintiffs allege that the defendants breached their fiduciary duties to IBC by using material non-public information about

IBC to sell IBC stock at prices higher than they could have obtained had the market been aware of the material non-public information.  The Company’s Board of Directors previously had received a shareholder derivative demand from the plaintiffs in the June 2003 derivative lawsuit, requesting legal action against certain officers and directors of IBC.  In response, the Company’s Board of Directors appointed a Special Review Committee to evaluate the demand and to report to the board.  Prior to the Petition Date, the parties agreed to stay the lawsuit until October 11, 2004 and also had initiated preliminary discussions looking towards the possibility of resolving the matter.  Pursuant to an order entered on November 26, 2007 in the Circuit Court of Jackson County, Missouri, this matter was dismissed without prejudice.

4.	Labor Litigation

(a)         Ruzicka and McCourt

The Company is named in two wage and hour cases in New Jersey that have been brought under state law, one of which has been brought on behalf of a putative class of Route Sales Representatives.  The case involving the putative class is captioned Ruzicka, et al. v. Interstate Bakeries Corp. and the other case is captioned McCourt, et al. v. Interstate Brands Corp.  These cases are in their preliminary stages.  As a result of the chapter 11 filing, these cases have been automatically stayed.  The named plaintiffs in both cases have filed proofs of claim for unpaid wages.

(b)         Fishlowitz

On October 28, 2005, the Bankruptcy Court entered an order approving the Debtors’ settlement with Mitchel Fishlowitz, on behalf of himself individually and as representative of a class of individuals similarly situated.  In particular, Fishlowitz was the proposed representative of a putative class in a class action captioned Fishlowitz, et al. v. Interstate Brands Corporation, Inc., then pending in the United States District Court for the Central District of California.  The plaintiffs asserted claims against the Company alleging a failure to pay overtime wages under federal law, as well as unpaid overtime, unlawful uniform charges, failure to provide 30-minute meal breaks, failure to furnish employees with itemized statements, and unfair competition under California law.

After extensive settlement discussions and mediation, the Fishlowitz plaintiffs and the Debtors reached a settlement.  Under the terms of the settlement, in exchange for dismissal of the class action lawsuit with prejudice and withdrawal of all claims filed related to the class action, the plaintiffs received an allowed prepetition General Unsecured Claim of $6 million in the Chapter 11 Cases.  In addition, the Company agreed to pay the class a $2 million Administrative Claim subject to certain conditions precedent.

5.	Environmental Matters

(a)         CFC Claim

The Environmental Protection Agency (the “EPA”) has made inquiries into the refrigerant handling practices of companies in IBC’s industry.  In September 2000, the Company received a request for information from the EPA relating to its handling of regulated refrigerants, which it has historically used in equipment in its bakeries for a number of purposes, including to cool the dough during the production process.  The EPA has entered into negotiated settlements with two companies in IBC’s industry, and has offered a partnership program to other members of the bakery industry that provided amnesty from fines if participating companies converted their equipment to eliminate the use of ozone-depleting substances.  Because the Company had previously received an information request from the EPA, certain policies of the EPA and Department of Justice (DOJ) made it ineligible to participate in the partnership program.  Nevertheless, the Company undertook its own voluntary program to convert its industrial equipment to reduce the use of ozone-depleting refrigerants.

Prior to the Petition Date, the Company had undertaken negotiations with the EPA to resolve issues that may have existed regarding its historic management of regulated refrigerants.  The DOJ, on behalf of the United States of America, filed a proof of claim on March 21, 2005, based upon such issues.  Although the proof of claim does not set forth a specific amount, the claimants allege more than 3,400 violations during the period from 1998 through 2002 and assert that each violation is subject to penalties up to $27,500 per day.  The Company has agreed to settle this matter with the EPA/DOJ by granting the EPA a prepetition, General Unsecured Claim in the amount of $1,125,000.

(b)         South Coast Air Quality Matter

On June 11, 2003 the South Coast Air Quality Management District in California (“SCAQMD”), issued a notice of violation alleging that the Company had failed to operate catalytic oxidizers on bakery emissions at its Pomona, California facility in accordance with the conditions of that facility’s Clean Air Act Title V permit.  Among other things, that permit requires that the operating temperatures of the catalytic oxidizers be at least 550 degrees Fahrenheit.  Under the rules promulgated by SCAQMD, violations of permit conditions are subject to penalties of up to $1,000 per day, for each day of violation.  The notice of violation alleges that the Company was in violation of the permit through temperature deviations on more than 700 days from September 1999 through June 2003.  Since that time, four additional instances of alleged violations, some including more than one day, have been cited by SCAQMD.  The Debtors are cooperating with SCAQMD -- taking steps to remove the possible cause of the deviations alleged in the notice, applying for and receiving a new permit, and replacing the oxidizers with a single, more effective oxidizer.  SCAQMD filed a proof of claim dated December 8, 2004 for $0.2 million in civil penalties.  Management is committed to cooperating with SCAQMD and is taking actions necessary to minimize or eliminate any potential future violations and negotiate a reasonable settlement of those that have been alleged.

(c)         Lorrie L. Greene

This is a claim for the cost of environmental cleanup at a property in Stockton, California that the Debtors acquired in a lease swap and which was already contaminated as the result of an underground storage tank (“UST”) release.  The Debtors conducted a cleanup beginning in 1988 with removal of the UST.  The lessor died leaving the property to her daughter who then sold the property to a church who then sold to an individual (Mr. Kong).  Proofs of claim were filed by the daughter, Lorrie Greene, on behalf of herself and the State of California and its agencies.  The proofs of claim do not include an amount.  The Company, Lorrie Greene, the church, and Mr. Kong are recipients of an April 12, 2007 Draft Cleanup and Abatement Order which orders, among other things, site investigation, risk assessment, cleanup, monitoring.  The Debtors have responded to the Order advising that it is subject to the automatic stay in the Debtors’ bankruptcy cases.  Ms. Green and Mr. Kong have responded and apparently have entered into the state orphan site account. These two parties apparently have hired a consultant and are moving forward to carry out the terms of the order.  The state will have the right to recover the monies it expends from the orphan account from responsible parties.  The cost of the cleanup is unknown at this point.  This matter remains pending.

(d)         Operating Industries, Inc. Superfund Site

This claim is for estimated response costs, reimbursement, indemnification and/or contribution for the actual costs of cleanup of the OII Superfund Site in Monterey Park, California.  The proof of claim is filed in the name of the OII Steering Committee and in the name of EPA. The proof of claim estimates that the total cost of work to be performed through the year 2065 is $386,000,000 and that the Company’s share is $424,600.  The Company objected to the proof of claim on the grounds that the liability and/or damages are disputed.  This matter remains pending.

(e)         U Store Two Company

The Debtors own the former Merita Bakeries Depot, 388 N. Nova Road, Daytona Beach, FL.  The adjacent neighbor to the south is a mini storage facility owned by U-Store Two Company (“U-Store”).  It appears that a UST was removed from the property in 1983 and that another UST was removed from the property in 1993.  U-Store claims that petroleum hydrocarbons from the Debtors’ property migrated into the soil and groundwater of the U-Store property, resulting in contamination of soil and groundwater and diminution of the value of the U-Store property.  A consultant for the Company obtained access to the U-Store property and has done monitoring.  The Company has agreed orally to remediate the U-Store property.  U-Store filed an unsecured claim for $500,000.  The cost of remediation and possible claims by third parties are unknown at this time.

(f)         Salisbury, MD Matter

On July 16, 2007, the Company was sent a “Notice of Material Breach of Lease, Demand for Abatement and Remediation and Reservation of Rights” by counsel for the lessee of property at 601 East Main, Salisbury, MD (the “Salisbury Property”).  The lessee included an environmental report with the Notice, which notes the observation of certain allegedly problematic environmental conditions at the Salisbury Property. The Debtors have engaged the services of a third party consultant who will undertake an appropriate investigation and response action at the Salisbury Property. At this time there are not sufficient facts to state with any certainty the extent of any loss or expense which may be incurred, if any, by the Debtors in connection with this matter.

6.	Preference Adversary Action

On September 20, 2006, the Debtors filed a Complaint in the bankruptcy cases, Adversary No. 06-04191, seeking avoidance and recovery of alleged preference payments to over 350 named parties in the aggregate amount of about $96 million. In addition, the Debtors have entered Tolling Agreements with various parties that involve aggregate potential preference liability of about $22 million. Pursuant to an order entered by the Bankruptcy Court, this adversary action has not been “served” on the defendants, and no defendants have filed any pleadings asserting any defenses, counterclaims or other matters in the adversary action yet.

On November 5, 2007, the Debtors filed a First Amended and Restated Complaint that added two defendants who had elected to terminate their Tolling Agreements. Also, on December 21, 2007, the Court entered an order extending the time period to commence service of process of the Complaint to the earlier of June 30, 2008 or 90 days after the effective date of any confirmed plan of reorganization.

7.	Adversary Action Against the Prepetition Lenders

On September 20, 2006, Debtors filed a Complaint in the bankruptcy cases, Adversary No. 06-04192, seeking seven forms of relief against 114 parties who are or were members of the group constituting the Prepetition Lenders. The relief requested includes (1) avoidance and recovery of alleged preference payments in the aggregate amount of about $94 million, (2) avoidance of certain liens alleged to be preferential transfers, (3) avoidance of certain liens alleged to not be properly perfected under relevant law, and (4) avoidance and recovery of certain transfers after the Company filed its bankruptcy cases. Pursuant to an order entered by the Bankruptcy Court, this adversary action has not been “served” on the defendants, and no defendants have filed any pleadings asserting any defenses, counterclaims or other matters in either adversary action yet.  The Debtors also preserved certain claims and causes of action against the Prepetition Lenders pursuant to various orders extending the challenging deadline.  According to Section 12.3 of the Plan, the Plan constitutes a compromise and settlement of the Prepetition Lender Actions and the Confirmation Order will provide for the dismissal, with prejudice, of any pending adversary proceedings filed in connection therewith.

8.	ABA Plan

Prior to the Petition Date, approximately 900 active IBC employees participated under the American Bakers Association Retirement Plan, or ABA Plan, although the number of active employees significantly decreased as a result of the Debtors’ restructuring to approximately 350 active employees in the ABA Plan as of September 30, 2006.  The Company had previously accounted for the ABA Plan as a multi-employer plan, which resulted in recognition of expense in the amount of its actual contributions to the ABA Plan but did not require recognition of any service cost or interest cost or for the Company to record any minimum pension benefit obligation on its balance sheet.

Upon review, the Debtors determined that the ABA Plan is a type of pension plan that requires recognition of service cost and interest cost.  Additionally, the Debtors concluded that its balance sheet should also reflect the appropriate pension benefit obligation.  The

Company believes that the ABA Plan had been historically administered as a multiple employer plan under ERISA and tax rules and should be treated as such.  However, the amounts reflected in the Company’s financial statements, after restatement of the fiscal 2004 financial statement, were calculated on the basis of treating the ABA Plan as an aggregate of single employer plans under ERISA and tax rules, which is how the ABA Plan contends it should be treated.  The Company reflected its interest in the ABA Plan as an aggregate of single employer plans despite its position on the proper characterization of the ABA Plan due to representations it received from the ABA Plan and a 1979 determination issued by the Pension Benefit Guaranty Corporation (the “PBGC”).  As of June 3, 2006, the Company has recorded a net pension benefit obligation liability of approximately $58.0 million with respect to its respective interest in the ABA Plan, reflecting the ABA Plan’s characterization as an aggregate of single employer plans.

At the request of the Debtors and the Kettering Baking Company, another participating employer in the ABA Plan, the PBGC revisited its 1979 determination that the Plan was an aggregate of single employer plans.  After reviewing the status of the ABA Plan, the PBGC made a final determination on August 8, 2006 that the ABA Plan is a multiple employer plan under ERISA and tax rules.  On August 9, 2006, the Company filed a lawsuit in Bankruptcy Court seeking enforcement or the amount of any reduction to its net benefit obligation liability.

In the Company’s December 2005 submission requested by the PBGC in connection with its review of the 1979 determination referred to above, the Company asserted its belief based on available information that treatment of the ABA Plan as a multiple employer plan will result in an allocation of pension plan assets to its pension plan participants in an amount equal to approximately $40 million.  The Company believes that treatment of the ABA Plan as a multiple employer plan will result in a significant reduction in its net pension benefit obligation with respect to its employee participants.  The ultimate outcome of this uncertainty cannot presently be determined.

In addition, the Company has received requests for additional corrective contributions assessed after May 28, 2005, under the single employer plan assumption.  The Company has not made such contributions pending the resolution of the uncertainties surrounding the ABA Plan.  However, the Company expects that the amount of such contributions would be significantly less than the amounts assessed by the ABA Plan on the assumption that the plan was an aggregate of single employer plans.

On May 3, 2006, Sara Lee Corporation instituted proceedings against the ABA Plan and the Board of Trustees of the Plan in the United States District Court for the District of Columbia.  The relief Sara Lee seeks includes, among other things, a mandatory injunction that would compel the ABA Plan and the Board of Trustees of the Plan to (i) require all participating employers in the ABA Plan with negative asset balances – which would include the Company – to make payments to the Plan in order to maintain a positive asset balance and (ii) cut off the payment from the ABA Plan of benefits to employee-participants of the Company and other participating employers with negative asset balances, to the extent such employers did not maintain a positive balance.  However, the Sara Lee Litigation is premised on the notion that the ABA Plan is an aggregate of single employer plans, which is inconsistent with the PBGC’s determination dated August 8, 2006 that the ABA Plan is a multiple employer plan.  On September 29, 2006, Sara Lee filed an amended complaint adding the PBGC as a defendant and challenging the PBGC’s August 8, 2006 determination.  In order to obtain a resolution of these matters without litigation over the proper forum, the Debtors voluntarily stayed its lawsuit in Bankruptcy Court seeking enforcement of the August 8, 2006 determination upon the agreement by the ABA Plan and its Board of Trustees to join IBC as a party to the Sara Lee Litigation.

On December 4, 2006, the ABA Plan and the Board of Trustees served a summons upon the Debtors as a third party defendant to a Third Party Complaint filed in the Sara Lee Litigation against Sara Lee and the other participating employers in the ABA Plan.  The Third Party Complaint seeks declaratory judgment as to the nature of the ABA Plan and further asserts that the August 8, 2006 determination was arbitrary and capricious and should be rescinded.  At this time, the Company believes all relevant parties have been joined to the Sara Lee Litigation and the District Court for the District of Columbia will review the PBGC’s administrative determination.

On November 22, 2006, the ABA Plan and the Board of Trustees filed a motion in the Bankruptcy Court seeking an order requiring the Company to file an application with the Internal Revenue Service requesting a waiver of the minimum funding requirements applicable to the ABA Plan or, in the alternative, make $3.9 million of contributions to the ABA Plan no later than June 15, 2007.  On December 8, 2006, the Bankruptcy Court denied the ABA motion.

The proceedings in the District Court in Washington D. C. continue to move forward.  On April 4, 2007, the PBGC filed a Motion for Summary Judgment seeking affirmance of the PBGC’s August 8, 2006 determination that the ABA Plan is a multiple employer plan.  The Company joined in the PBGC’s Motion for Summary Judgment and submitted briefs in support of the PBGC’s arguments.  The ABA Plan and Trustees, Sara Lee and Lewis Brothers Bakeries, another participating employer in the ABA Plan, filed briefs in opposition to the PBGC’s Motion for Summary Judgment.  Oral Argument on the Motion for Summary Judgment was held on July 2, 2007.  On September 11, 2007, the District Court issued a partial ruling on the PBGC’s Motion for Summary Judgment accepting the standard for review proposed by the PBGC (and the Company), but declining to review the PBGC’s determination until the District Court decided whether the administrative record filed by the PBGC is complete.  The parties seeking to expand the administrative record filed their reply brief on December 16, 2007.  The Debtors await the District Court’s rulings on both the completeness of the administrative record and the PBGC’s August 8, 2006 determination.

9.	Settlement of the Gianopolous Litigation

On March 3, 2006, the Bankruptcy Court authorized the Debtors to enter into a settlement agreement ending litigation against the Debtors in Illinois state court.  The putative class action related to the discovery of material that allegedly contaminated certain products produced over an alleged 17 day period in January 1998 at a bakery operated by the Debtors in Illinois.  After the discovery, the Debtors conducted a product recall under which all persons who bought products manufactured at that bakery during the relevant time in approximately 23 states were given the opportunity to return it for a full refund.

Between the filing of the action in 1998 and the Petition Date, the Debtors successfully had dismissed all claims except for those regarding an alleged implied warranty of merchantability of fitness for a particular purpose.  After extensive settlement negotiations, the parties entered into a settlement agreement ending the litigation.  Under the settlement agreement, the Debtors agreed to (1) issue coupons with a face value of $9,450,000 within the 23-state area; and (2) to not object to a request by the plaintiffs’ attorneys for General Unsecured Claims for $1,200 for the benefit each of Mary K. Frost and Lisa Drucker and $1,500 for the benefit of Dennis Gianopolous, together the class representatives, and a total of $500,000 in attorneys’ fees, costs and expenses.

10.	Nestle Purina Petcare

On October 4, 2005, the Bankruptcy Court authorized the Debtors to enter into a settlement agreement with Nestle Purina Petcare Company (“Purina”).  The underlying dispute arose from a tax sharing agreement entered into by the parties along with a related sale and purchase agreement dated July 22, 1995.  Pursuant to the tax sharing agreement, the Company made a number of prepetition payments to Purina.  However, owing in part to a subsequent amendment to the tax laws, it was the Company’s position that Purina was obligated to reimburse it for payments made.

To avoid the expense, delay and uncertainty of litigating the parties’ respective positions, the parties engaged in settlement negotiations.  The resulting settlement required Purina to reimburse the Debtors $2.75 million to settle all tax-related disputes between the parties.  In addition, Purina withdrew any and all claims against the Debtors in the Chapter 11 Cases and each party provided a release to the other of all claims or causes of action arising from the relevant sections of the tax sharing agreement.

I.	Accomplishments During the Chapter 11; Development and Summary of the Business Plan; and IBC’s Go-Forward Strategy

IBC’s need to restructure its business through a chapter 11 reorganization proceeding arose due to the combination of a number of factors.  In light of these factors, IBC concluded that commencement of the Chapter 11 Cases would afford the Company the best opportunity for restructuring its affairs and for developing and implementing a long-term, go-forward strategy.  To this end, IBC has successfully implemented a number of key initiatives during the time that the Company has been in chapter 11.  IBC believes that it has accomplished or will accomplish prior to emergence from chapter 11 nearly all of the actions which it required chapter 11 to address, including, among other things, the restructuring of its profit centers and restructuring its balance sheet through the conversion of substantially all debt into equity.

1.	Strategic Initiatives

(a)         Initial Efforts To Reduce Costs

In the initial stage of the chapter 11 restructuring, the Debtors focused on quickly identifying opportunities for cost reductions that did not require fundamental operational changes.  As a result, the Debtors began various initiatives to rationalize, among other things, their supply chain, labor and marketing costs.  These initial cost-cutting measures resulted in operational cost savings in excess of $80 million.

(b)         Profit Center Consolidation

The Debtors’ asset rationalization and optimization strategies have been complemented throughout the Chapter 11 Cases by a number of business initiatives.  Since the Petition Date, the Debtors have been actively engaged in restructuring their operations.  With the assistance of A&M, the Debtors engaged in exhaustive analyses of each of their ten profit centers (“PCs”), seeking to identify, among other things, (i) unprofitable products and routes, (ii) areas of inefficient distribution, (iii) opportunities to rationalize brands and stock-keeping units (“SKUs”), and (iv) excess capacity in each PC.  These actions were part of the Debtors’ efforts to address continued revenue declines and its high-cost structure, and strengthen its focus on branded sales and deliveries.

The Debtors began the process of analyzing each of their PCs by performing a detailed review of the efficiency and profitability of existing brands, SKUs, delivery routes and individual stops within each PC.  Next, the Debtors analyzed the capacity requirements needed to service the brands, SKUs and routes based on the logistical requirements of producing and delivering product identified in the initial analysis.  Finally, the Debtors mapped out delivery routes based upon these requirements.  During this process, each PC was visited multiple times.  PC management teams were actively engaged in the review, particularly with respect to the practicalities of remapping routes.

On July 5, 2005, the Bankruptcy Court entered an order (the “First Consolidation Order”) approving the Debtors’ motion seeking authority to, among other things, consolidate operations in the Florida/Georgia, Mid-Atlantic and Northeast PCs.  Pursuant to the authority granted in the First Consolidation Order, the Debtors consolidated operations in the Florida/Georgia PC by closing their bakery in Miami, Florida, and by reducing routes, depots and thrift stores in Florida and Georgia, where the Debtors maintain regional facilities.  In the Mid-Atlantic Profit Center, the Debtors closed their bakery in Charlotte, North Carolina, and reduced routes, depots and thrift stores in North Carolina, South Carolina and Virginia.  Finally, the Debtors consolidated operations in the Northeast by closing their bakery in New Bedford, Massachusetts and reducing routes, depots and thrift stores throughout the Northeast.

On August 9, 2005, the Bankruptcy Court entered an order (the “Second Consolidation Order”) approving the Debtors’ second motion seeking authority to, among other things, consolidate operations in certain PCs.  Pursuant to the Second Consolidation Order, the Debtors were given the authority to consolidate operations in the Northern California and Southern California PCs.  As a result, in the Northern California PC, the Debtors closed the Wonder/Hostess bakery and the Parisian San Francisco bakery, both located in San Francisco, California, and reduced various routes, depots and thrift stores.  In the Southern California PC, the Debtors standardized material handling and related distribution equipment and also reduced routes, depots and thrift stores in various locations where the Debtors maintain regional facilities.

On November 16, 2005, the Bankruptcy Court entered an order (the “Third Consolidation Order”) approving the Debtors’ motion seeking authority to, among other things, consolidate operations in the Northwest PC.  Pursuant to the authority granted in the Third Consolidation Order, the Debtors consolidated operations in the Northwest PC by closing the bakery located in Lakewood, Washington, as well as certain depots and thrift stores, and by remapping certain delivery routes.

In the Debtors’ fourth consolidation motion (the “Fourth Consolidation Motion”), filed on November 22, 2005, the Debtors sought Bankruptcy Court authority to consolidate operations in three additional PCs – the North Central, South Central and Southeast PCs.  In analyzing operations in these PCs, the Debtors determined that no bakeries were required to be closed in order to achieve target levels of profitability and efficiency.  The Debtors did, however, determine that certain depots and thrift stores should be closed, distribution should be standardized and certain delivery routes should be remapped.  On December 16, 2005, the Bankruptcy Court granted the authority sought in the Fourth Consolidation Motion.

The Debtors were granted authority to consolidate operations in the tenth and final PC – the Upper Midwest PC – pursuant to an order entered by the Bankruptcy Court on May 17, 2006 (the “Fifth Consolidation Order”).  Similar to the Debtors’ efforts to consolidate operations in its other PCs, the Debtors consolidated operations in the Upper Midwest PC by closing certain depots and thrift stores, and by reducing and remapping certain delivery routes.

As a result of the Debtors’ efforts to consolidate operations in its ten PCs, nine bakeries were closed along with approximately 200 distribution centers.  In addition, the Debtors rationalized their delivery route network, reducing the number of routes by approximately thirty percent, from approximately 9,100 delivery routes to approximately 6,400.  Furthermore, the PC analyses contributed to a reduction in the Debtors’ workforce by approximately 7,000 positions.  These efforts resulted in hundreds of millions of dollars of savings.  Ultimately, however, even these savings were not enough to ensure that the Company could emerge from chapter 11 as a viable enterprise.

(c)         Marketing Initiatives

The Debtors have initiated a marketing program designed to offset revenue declines by developing protocols to better anticipate and meet changing demand through a consistent flow of new products.  In August 2005, the Company hired Richard Seban as Executive Vice President and Chief Marketing Officer.  Prior to joining the Company, Mr. Seban had approximately 30 years of experience in sales, marketing and new product development in consumer packaged goods at various companies including Sara Lee Bakery, an IBC competitor.

As part of the Debtors’ aggressive new marketing efforts, the Company re-launched the iconic Wonder® bread brand on a national basis under the “Wonder® Classic” name, along with the launch in January, 2006, of three new Wonder® bread products: “Wonder® made with Whole Grain White,” “Wonder® Kids,” and “Wonder® White Bread Fans® 100% Whole Grain.”  In addition, the Company launched new products within its buns and rolls product segment, including Wonder® buns, made with whole grains, and Wonder® wheat hamburger and hot dog buns.

The Company continues to work on other programs and additional new product launches. On the bread side of the business, the Company recently launched two new Wonder® everyday wheat bread products: “Wonder® made with Whole Grain Wheat” and “Wonder®

made with Whole Grain Honey Wheat.”  On the sweet goods side of the business, the Company launched an updated packaging redesign for the entire Hostess® line, a major promotional and public relations campaign in connection with the 75th anniversary of the introduction of Twinkies®, and new products such as the highly successful Hostess® 100 Calorie Packs.  In addition, IBC executed various holiday, movie and sports promotion tie-ins and related opportunistic marketing initiatives.  Hostess® 100 Calorie Packs have been an enormous success.  Net wholesale sales for 100 Calorie Packs have been rapidly growing and now exceed $330 million annually.  Chocolate cake, yellow cake and carrot cake 100 Calorie Pack cupcakes are among the Company’s fastest selling snack cake items, ranked third, fifth and ninth in total sales, respectively.

(d)         2007 Intensification of Restructuring Efforts

The Debtors intensified their restructuring efforts beginning in calendar 2007 because the initiatives undertaken since the Petition Date were not sufficient to allow the Debtors to emerge from chapter 11 as a viable enterprise.  Calendar 2007 brought major developments that enabled the Debtors to reach the point where they are today, ready to emerge from bankruptcy after over three years in chapter 11.

(i)                 The Business Plan

In February 2007, with the input of the Creditors’ Committee, the Equity Committee, the Debtors’ postpetition lenders and the Prepetition Lenders, the Debtors hired Craig D. Jung as CEO to establish a vision of the future of IBC.  Specifically, Mr. Jung was initially charged with creating a viable five year business plan that would form the basis for emergence from chapter 11.  One of Mr. Jung’s first actions upon assuming the chief executive position was the retention of world-class talent in an effort to help fulfill the CEO’s vision for the Reorganized Debtors and to aid in the development of the Business Plan.  Mr. Jung and his management team worked together to formulate new items and lead the Company’s efforts to: (1) fix the Company’s cost structure to grow margins; (2) accelerate innovation to realize attractive revenue growth; (3) drive productivity to improve margins; and (4) create a performance culture.  Their analysis revealed that the only meaningful, sustainable alternative was to implement proven, modernizing changes in operations and work rules.  The status quo, which had continually failed IBC and its constituents in the past, was simply no longer acceptable, and a “hands off” approach to selling and delivery structures that contributed heavily to unprofitability and lack of competitiveness could no longer be tolerated if the Company were to survive.

With respect to delivery, the Business Plan envisions the abandonment by the Debtors of their historical high cost, “one-size-fits-all” traditional route delivery structure in favor of an advanced path-to-market structure that will create better jobs for sales employees and, in doing so, significantly increase selling and delivery productivity.  To implement these four priorities, IBC determined to undertake certain initiatives.  First, IBC set out to implement a distribution system with different delivery options for its customers based on customer size, growth potential and service needs to lower its cost structure and profitably grow revenues.  Also, IBC took steps to implement a lean manufacturing program to drive productivity.  IBC additionally focused on improving brand management and innovation, including increased investment in marketing IBC’s brands.  Lastly, IBC committed to redefining its organization to remove unnecessary layers of management and implement a matrix structure to improve communication, leadership and accountability.

On June 28, 2007, the Company submitted the long awaited Business Plan to Key Constituents for their review and input.

The Business Plan was created in two parts.  The first part – the Base Plan – is a determination of the projected operations in each of the Debtors’ business units on a go-forward basis with minimal changes. The second part is a projection of what can be achieved through specific initiatives to improve the Debtors’ performance, the projected results of which are layered onto the Base Plan to create the Transformation Plan. The Base Plan was created through a bottom-up process, consisting of developing 5-year forecasts of sales and expenses for each business unit with realistic assumptions and expectations.  Sales were forecasted locally by product category, and the Base Plan was reviewed by the senior leadership team.  The Transformation Plan was created through a top-down process, focusing on company-wide initiatives to improve operations and move goods to market efficiently.  The initiatives outlined in the Transformation Plan seek to improve asset optimization, material and labor productivity, asset productivity, route optimization, and to develop an enhanced operational leadership structure.  In August 2007, as part of implementation of the Business Plan, the Debtors restructured their thrift store operations and closed a number of retail outlets.

(ii)                 Exit of Southern California Bread Business

On August 28, 2007, the Debtors announced their intention to exit the bread market in Southern California because of lack of profitability.  On September 13, 2007, the Debtors filed the Motion for an Order Pursuant to 11 U.S.C. §§ 105(A), 363(B), and 365(A) for Authority to (I) Exit Bread Business in Southern California Market and Related Restructuring; (II) Implement Process for Rejecting Additional Executory Contracts and Unexpired Leases Associated with Such Exit and Restructuring and (III) Implement Process for Abandoning Certain Property Associated with Such Exit and Restructuring (Docket No. 9477).  The Order relating thereto granted the necessary authority for Debtors to close four bakeries, eliminate approximately 325 routes, and close 17 distribution centers and 19 outlet stores by October 29, 2007.  The closings and consolidations resulted in the reduction of the Debtors work force by approximately 1,300 employees.

(iii)                 Organize for Success Initiative

On September 12, 2007, the Debtors implemented their sale structure initiative.  The Debtors replaced the ten (10) previously existing PCs with eight (8) business units.  At the same time, the Company collapsed its sales management structure by eliminating two layers of sales management and approximately 200 sales management positions.

Pro forma financial projections depicting the Business Plan prepared as of January 2008 are attached hereto as Appendix C.

(e)         Search for Junior Debt or Equity Financing

One of the Debtors’ highest priorities to implement the Business Plan and emerge from chapter 11 was the goal to obtain new investment.  The Debtors, in the exercise of their business judgment, concluded that the best way to obtain the highest and/or otherwise best offer for a junior debt or equity investment was to obtain a “stalking horse” bid as soon as possible.  Such a bid would provide clarity to the constituents and the marketplace both as to investment structure and value (a “floor”).  That proposal could then be subjected to a broad, open and Court-supervised bidding process that would likely result in higher or otherwise better offers without the risks inherent in a free-for-all process without a floor as a starting point.

It was impractical to even begin discussions with potential investors prior to finalization of the Business Plan.  However, mindful of the looming deadlines, immediately upon delivery of the Business Plan in late June of 2007, the Debtors and their financial advisors began discussions with a number of potential plan investors in search of a stalking horse bid for a junior debt or equity investment that would fund the Debtors’ emergence from bankruptcy.

Because time was of the essence, discussions first took place with the Debtors’ existing significant stakeholders as they were already knowledgeable about the Company, its management, operations and the Business Plan.  Indeed, many of those entities not only had the apparent financial wherewithal to make an investment of the type sought by the Debtors, but also were enthused about the prospect of such an investment. The above discussions yielded initial indications of interest from three potential investor groups having existing claims or interests, all within a relatively short time frame (e.g., by the end of July 2007 – less than one month after delivery of the Business Plan).

With these indications of interest in hand, the Debtors and their financial advisors contacted additional third-party investors to explore whether a superior offer could be achieved.  As of the date of this Disclosure Statement, Miller Buckfire had contacted a total of 114 parties: 64 prospective financial investors to solicit an equity commitment, including over 20 parties recommended by the Committees, and 50 strategic parties.  Forty-eight of those parties negotiated and executed confidentiality agreements with the Debtors and, with the assistance of Miller Buckfire, the Debtors provided each of these parties an offering memorandum setting forth key financial and operational information regarding the Debtors and access to an online data room that contains the Business Plan as well as extensive additional information including, but not limited to, the Company’s business, products, operations and financial performance.

Numerous parties conducted substantial due diligence, including presentations and extensive follow-up diligence sessions with senior management of the Debtors.  As part of this process, the Debtors provided additional materials to Miller Buckfire to enable them to solicit superior offers from additional third-party investors.  Moreover, members of the Debtors’ senior management attended several all-day meetings with each group that provided a proposal.  Senior management conducted numerous scheduled and unscheduled conference calls to address follow-up issues that resulted from the all-day meetings.  The Debtors’ senior management invested enormous amounts time and energy seeking a stalking-horse bidder, while simultaneously running the Debtors’ business and implementing various initiatives to improve the strength of their operations.

On November 7, 2007, the Court approved that certain exit facility commitment letter by and among Silver Point, IBC and Brands, dated October 18, 2007, as amended and restated as of November 6, 2007, together with the annexes and exhibits attached thereto and that certain exit facility fee letter by and among Silver Point, IBC and Brands, dated October 18, 2007, as amended and restated as of November 6, 2007, and delivered contemporaneously with the Commitment Letter (the “Silver Point Transaction”).  In connection with the consummation of the Plan of Reorganization (including the entering into and funding of the New Credit Facility (as defined below)), and all related transactions contemplated by the Plan of Reorganization and the Commitment Letter, Silver Point has agreed to structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $400 million, comprised of a $120 million senior secured revolving credit facility (the “New Revolving Credit Facility”), a $60 million senior secured term loan facility (the “New Term Loan Facility”) and a $220 million letter of credit facility (the “New Letter of Credit Facility” and together with the New Revolving Credit Facility and New Term Loan Facility, the “New Credit Facility”), consistent with the summary of terms set forth in the Plan and as more fully described in the Commitment Letter.  In the event of any conflict between any summary in the Plan or herein of the New Credit Facility contemplated by the Commitment Letter and the terms and conditions set forth in the Commitment Letter, the terms and conditions contained in the Commitment Letter and, once executed, the terms and conditions contained in the definitive documentation, will control.  Pursuant to the Alternative Proposal Procedures also approved by the Court on November 7, 2007, the Debtors continued to seek proposals from other parties that may be higher or otherwise better than the Commitment Letter to fund the Plan.

The Alternative Proposal Procedures required that competing bids be submitted no later than January 15, 2008, and provided that on January 22, 2008, the Debtors would hold an auction to select the highest or otherwise best offer for exit financing.  While the Company received multiple indications of interest, no qualified competing bids were received by the Debtors prior to the January 15, 2008 deadline.  As a result, the Debtors have selected the Silver Point Transaction as the highest and best offer available.

2.	Reasons for Emergence at This Time

IBC’s asset rationalization and optimization strategies, along with the other business initiatives implemented throughout the Chapter 11 Cases, have begun to bear positive results, including stabilization of the business and improved liquidity.  Although IBC is confident that its performance will continue to improve, the improvement has taken longer than expected to achieve.  And although IBC has accomplished many important goals through the tools afforded by chapter 11, IBC believes that the prospects for further operational improvement will be best achieved outside of chapter 11, and that chapter 11, in fact, is neither necessary nor conducive to moving forward with the operational turnaround of the business.

IBC’s key remaining operational challenges, in IBC’s judgment, do not require chapter 11 and, in fact, are better addressed outside of chapter 11.  In this respect, there are continued costs to remaining in chapter 11 that warrant emergence at this time, including the concern of employees over job security; the continued administrative costs of the chapter 11 process; and the continued diversion of management time to the chapter 11 process.  Upon emergence from chapter 11, management will be free to focus their energies on system-wide implementation of strategic initiatives.

3.	IBC’s Future Strategy

As part of the process to emerge from chapter 11, IBC undertook a thorough and detailed initiative to develop a five-year business plan.  The Business Plan was developed in an effort to: (1) fix the Company’s cost structure to grow margins; (2) accelerate innovation to realize attractive revenue growth; (3) drive productivity to improve margins; and (4) create a performance culture.   To implement these four priorities, IBC has undertaken a number of specific  initiatives.  Included in those initiatives are the implementation of the “path to market” changes that can now be put in place under the revised CBAs.  These initiatives will evolve IBC’s “one size fits all” system to afford customers different delivery options based on customer size, growth potential and service needs.  This will in turn lower the Company’s cost structure and is projected to profitably grow revenues.  IBC has also taken steps to implement a lean manufacturing program to drive productivity.  IBC’s marketing department is focused on improving brand management and innovation, including increased investment in marketing IBC’s brands.  Lastly, IBC has committed to redefining its organization to remove unnecessary layers of management and implement a matrix structure to improve communication, leadership and accountability.  The Business Plan includes the projections attached hereto as Appendix C.

J.	Treatment of PBGC Plans

IBC sponsors two defined benefit pension plans (the “Pension Plans”) which are covered by Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1301-1461 (2000 and Supp. V. 2005).  (One of the Pension Plans is also sponsored by other employers unrelated to the Company; see Section H.8 of this Article VI).  IBC intends to continue to satisfy its legal obligations to the Pension Plans during the pendency of this proceeding and subsequent to confirmation of the Plan.  However, the PBGC has the statutory authority to initiate termination proceedings regarding either or both of the Pension Plans.

If the Pension Plans terminate, certain claims, including liabilities that the PBGC asserts (and the Debtors dispute), will arise.

In the event that the Pension Plans terminate subsequent to the confirmation of the Plan, the Reorganized Debtors’ liability to PBGC, if any, will not be affected by any provision of the Plan or by any of the following: (i) confirmation of the Plan; (ii) cancellation of the Old Common Stock of the Debtors; or (iii) dissolution of the Reorganized Debtors.

VII.           SUMMARY OF THE REORGANIZATION PLAN

THIS ARTICLE PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

A.	Overall Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders.  Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The terms of the Debtors’ Plan are based upon, among other things, the Debtors’ assessment of their ability to achieve the goals of their Business Plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of their businesses.  Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (ii) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (iii) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests.  On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, Junior Secured

Notes, New Convertible Secured Notes, New Common Stock, and other property in respect of certain Classes of Claims as provided in the Plan.  The Plan contemplates that holders of Prepetition Lender Claims will receive a distribution of Junior Secured Notes, New Convertible Secured Notes, Class A Common Stock to be authorized and issued by the Reorganized Debtors on the Effective Date, and, if not fully subscribed by the Initial Rights Offering Participants, the option to purchase Rights Offering shares as part of the Rights Offering; providedthat the amount of Class A Common Stock to be delivered to the Prepetition Lenders may be reduced to the extent Cash is paid to the Prepetition Lenders as a result of the Rights Offering of Class B Common Stock.  Holders of General Unsecured Claims against the Debtors will receive Class B Common Stock, the right to purchase Class B Common Stock pursuant to the terms of the Rights Offering, and Trust Recoveries that are made available for distribution to beneficiaries of the IBC Creditor Trust.  The Old Common Stock will be cancelled.  The Debtors’ Interestholders will not receive a distribution under the Plan.  The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.

B.	Substantive Consolidation

The Plan provides for the substantive consolidation of the Estates solely for purposes of the Plan, that is, for voting, confirmation and distribution purposes.  Specifically, to the extent that the holder of a General Unsecured Claim asserts Claims against multiple Debtors, the Debtors have separately classified such Claimholders and proposed to give such Claimholders a larger share of the property available for distribution to holders of General Unsecured Claims (i.e., the General Unsecured Claims Plan Distribution Property) in full and complete settlement of any objections that they may have to the proposed substantive consolidation.  As described herein, this increased distribution will reduce the amount of General Unsecured Claims Plan Distribution Property that the holders of Other Unsecured Claims (i.e., holders of Claims against only one Debtor) would receive if the Estates were substantively consolidated for distribution purposes – i.e., less than if Unsecured Multiple Debtor Claims are only counted once and distributions are made on a Pro Rata basis among all General Unsecured Claims.  Conversely, the proposed settlement and compromise permits holders of Other Unsecured Claims to receive more General Unsecured Claims Plan Distribution Property than they would have received in the event that there is no substantive consolidation for distribution purposes.

As to any Class of Unsecured Multiple Debtor Claims that votes as a Class to reject the Plan, or in the event that Claimholders in Class 12 Other Unsecured Claims vote as a class to reject the Plan, the Plan shall be considered a motion seeking substantive consolidation and the Debtors will prosecute such motion and will seek entry of an order from the Bankruptcy Court substantively consolidating the Debtors on the basis described in Section 3.2 of the Plan.

Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan.  The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans.  In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988).  There is no statutory authority specifically authorizing substantive consolidation.  The authority of a Bankruptcy Court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code.  In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D.Tex. 1985).  Nor are there statutorily prescribed standards for substantive consolidation.  Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.  The United States Court of Appeals for the Eighth Circuit, the circuit in which the Debtors’ Chapter 11 Cases are pending, recognizes that a court may authorize substantive consolidation.  See, e.g., In re Giller, 962 F.2d 796 (8th Cir. 1992).

The propriety of substantive consolidation must be evaluated on a case-by-case basis. SeeIn re Giller, 962 F.2d 796 (8th Cir. 1992); In re Affiliated Foods, Inc., 249 B.R. 770 (W.D. Mo. 2000).  The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on the following: 1) the necessity of consolidation due to the interrelationship among the debtors; 2) whether the benefits of consolidation outweigh the harm to creditors; and 3) prejudice resulting from not consolidating the interrelated debtors.  In re Giller, 962 F.2d 796.  Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors.  Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors.  All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity.  Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.  Substantive consolidation of two or more debtors’ estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund.  The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

The facts and circumstances surrounding the historical business operations of the Debtors support substantive consolidation in the Chapter 11 Cases.  In May of 2004, the Company undertook a corporate reorganization to align its legal structure with its operations (described more fully in Section VI.E.1 above).  Prior to May of 2004, Interstate Bakeries Corporation had two direct subsidiaries, Interstate Brands and Brands West, which owned assets and conducted business operations for the eastern and central regions and western region, respectively.  In addition, Brands West owned the intellectual property and general office operations.  Interstate Bakeries Corporation owned one hundred percent (100%) of the common stock of all of its direct and indirect subsidiaries except Mrs. Cubbison’s Foods, Inc., of whose common stock Interstate Bakeries Corporation indirectly owned eighty percent (80%).  Interstate Bakeries Corporation and its subsidiaries shared common officers, directors and board meetings.

Creditors dealt with the entities as a single economic unit.  Financial reports filed publicly with the Securities and Exchange Commission were filed on a consolidated basis.  Income, assets and liabilities of each entity were consolidated for federal tax liability.  Consolidated state tax returns were filed in states requiring them.  The cash management system was centralized, employing a central concentration account held in the name of Interstate Brands Corporation.  Correspondence and employee paychecks did not typically specify the entity from which they originated, but rather bore the general name Interstate Brands Companies.  Telephone books listed the Company by the product baked at the bakery with which customers interacted (i.e., “Wonder Bakery,” “Hostess,” “Merita,” etc.).  Internally, intercompany charges based upon intercompany agreements were calculated not by an actual accounting entry but by determining the amounts required to balance assets and liabilities on each entity’s balance sheet and recorded at year-end.

As part of the corporate reorganization in May of 2004, the Company’s legal structure and asset ownership were aligned with its operations.  Interstate Bakeries Corporation continued to own one hundred percent (100%) of all of its direct and indirect subsidiaries except Mrs. Cubbison’s Foods, Inc., of whose common stock Interstate Bakeries Corporation indirectly owned eighty percent (80%).  Thereafter, Interstate Bakeries owned all intellectual property, Interstate Brands owned and operated all baking facilities and a new entity, IBC Sales Corporation, owned and operated all retail and wholesale sales facilities.  The subsidiary Debtors shared common boards of directors, made up of officers of the Company.  The cash management system continues to be centralized with a primary concentration account held in the name of Interstate Brands.  Tax filings continue to be performed on a consolidated basis.  Interstate Brands employs and pays all of the Company’s employees and leases them to the other entities as needed.

The legal changes associated with the corporate reorganization undertaken in May of 2004 were not publicly disclosed in filings with the Securities and Exchange Commission until October of 2006.  Correspondence to customers, creditors and employees continued in the former manner.  In January of 2005, the Debtors received bankruptcy court authorization to execute certain documentation necessary to complete the corporate reorganization that had not been executed prior to the filing of the Chapter 11 Cases.

Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC and Interstate Brands Corporation each guaranteed (the “Guarantees”) the Old Convertible Notes.  The Indenture governing the Old Convertible Notes provides the Debtors the flexibility to consolidate or transfer assets, merge or take similar action among the Debtor entities.  However, because of the Guarantees, U.S. Bank, the trustee under the Indenture, has asserted that the separate estates of the various legal entities should be recognized, and that the holders of Old Convertible Note Claims are entitled to a significantly higher recovery than creditors which do not have such guarantees and whose claims would therefore be entitled to recovery only from the assets of the particular Debtor with whom such creditors transacted business.  The Debtors believe that such an assertion would be strongly contested and lead to lengthy and expensive litigation these Estates can ill afford.  Therefore, the Debtors propose a global settlement of all claims related to this issue, which is embodied in the treatment afforded in the Plan to holders of Unsecured Multiple Debtor Claims which include, without limitation, Old Convertible Note Claims (the “Substantive Consolidation Compromise”).  Generally

speaking, that treatment affords the holders of Unsecured Multiple Debtor Claims some additional consideration on account of their claims against multiple Debtors, in an amount that the Debtors believe is commensurate with the risks of litigation positions which could ultimately be taken by all affected parties.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, a settlement such as the Substantive Consolidation Compromise should be approved if it is fair and equitable and in the best interests of the bankruptcy estate.  See, e.g., In re Gallagher, 283 B.R. 342, 346 (Bankr. M.D. Fla. 2002) (citing Protective Comm. For Indep. Stockholders of TMT Trailer Ferry, Inc. v Anderson, 390 U.S. 414, 424 (1968)).  In determining if the substance of a settlement is fair and equitable, a court should consider the probability of success in the litigation, the complexity of the litigation involved, the expense, inconvenience and delay necessarily attending it, and the paramount interest of the creditors and a proper deference to their reasonable views.  SeeIn re Justice Oaks II, Ltd., 898 F.2d 1544, 1549 (11th Cir. 1990); seealsoIn re Holywell Corp., 93 B.R. 291 (S.D. Fla. 1988) (decision to settle is largely one of sound business judgment and after reviewing all relevant facts should be approved unless it falls below the “lowest point in the range of reasonableness”) (citingIn re Teletronics Servs., Inc., 762 F.2d 185, 189 (2d Cir. 1985).

Absent the Substantive Consolidation Compromise, a number of litigable assumptions would have to be made to establish the going forward value of the separate Debtors estates.  These assumptions would have included how to allocate value among the Debtors and would have included assumptions regarding how to treat intercompany claims.  Moreover, even absent consolidation, there likely would have been a protracted and expensive litigation to determine which Debtors were liable on particular Claims.  The ultimate determination of these complex issues could have led to wide variations in the recoveries under a nonconsolidated plan.

Nevertheless, in order to inform the treatment set forth in the Substantive Consolidation Compromise, the Debtors made estimations about nonconsolidated recoveries and also estimated the potential distributions in a consolidated plan.  That estimation also required a number of assumptions created by the Debtors because the Debtors have historically conducted their operations on a consolidated basis.  In connection with this analysis, the Debtors had to use assumptions to estimate (i) the allocation of value among the Debtors, (ii) the appropriate obligors on particular Claims, (iii) the liability of specific Debtors for Claims, (iv) the ultimate allowed amount of Claims generally, and (v) the allocation of value to specific Creditor groups within each company.  Furthermore, the Debtors had to make assumptions regarding the amount and enforceability of pre-and postpetition intercompany claims among the Debtors.  Once these estimations were made, the Debtors used estimations not to compare any particular recovery, but merely as a check to be comfortable that the settlement was within the range of reasonableness.  All of these assumptions have since been shared with the Creditors’ Committee.

Changing any of the assumptions that the Debtors used to formulate this analysis could dramatically change the hypothetical distributions under a consolidated or nonconsolidated reorganization plan.  Notwithstanding the difficulty of making assumption upon assumption about matters that did not heretofore exist, the Debtors have attempted to develop a range of possible outcomes that creditors might receive under a nonconsolidated or consolidated reorganization plan.  Because any necessary assumptions are subject to challenge, the Debtors believe that the Substantive Consolidation Compromise is a fair compromise of complex issues and avoids the substantial delay and cost associated with litigating substantive consolidation issues to a conclusion.

Based on each party’s likelihood of success, the time, expense, delay and complexity of potential litigation, the Debtors believe that the proposed compromise and settlement is fair and equitable and in the best interests of the Debtors’ Estates.  With respect to expense and delay, the Debtors believe, and the Creditors’ Committee has asserted, that litigation would undoubtedly require lengthy discovery and court testimony regarding creditor reliance on separateness or interrelatedness of the Debtors.  In addition, the Debtors have concluded that proof of reliance would not fully resolve the issue as parties could still argue, based on unsettled law, that consolidation was appropriate or inappropriate based on the state of the Debtors’ financial records and existence of intercorporate guarantees.

After carefully considering these facts and the standards for settlement approval, the Debtors concluded that the Substantive Consolidation Compromise and the related features embodied in the Plan are fair and equitable and in the best interests of the Debtors’ Estates.  Likewise, the Debtors believe that the facts and circumstances and the importance of the proposed settlement to the Debtors’ formulation of the Plan will permit a finding by the Bankruptcy Court that the proposed compromise and settlement is fair and equitable and in the best interests of the Debtors’ Estates.

The statements in this Section VII.B represent the Debtors’ interpretation of the applicable law and those facts the Debtors consider relevant and would attempt to prove in the event of litigation.

The Debtors have been informed by U.S. Bank National Association, as Indenture Trustee, that it and certain holders of Old Convertible Notes Claims disagree with many of the Debtors’ legal and factual assertions in this Section VII.B, and approval of this Disclosure Statement shall not affect, limit or impair the rights of any creditor or Debtor with respect to substantive consolidation, including the correctness or incorrectness of any statement in this Disclosure Statement.  Moreover, these parties may assert outcomes to various Classes of Claims as a result of litigation of the substantive consolidation issue that are either higher or lower than the ranges of possible litigation outcomes depicted by the Debtors.

Notwithstanding the many reasons for implementation of the Substantive Consolidation Settlement, the Plan provides that in the event a class of General Unsecured Claims rejects the Plan as a Class (and, therefore, the Substantive Consolidation Compromise), the Debtors will prosecute the Substantive Consolidation Motion seeking entry of an order that, among other things, substantively consolidates the Debtors for distribution purposes.  In the event of such litigation, Claimholders in various Classes may receive more or less than that proposed in the Plan with respect to the Substantive Consolidation Compromise but the Debtors believe that such recoveries will be within the ranges of distribution recoveries described below.

C.	Reorganized Capital Structure Created by Plan

The Plan sets forth the capital structure for the Reorganized Debtors upon their emergence from chapter 11, which is summarized as follows:

1.	New Credit Facility

 The Reorganized Debtors will enter into a financing facility as described in the Commitment Letter, or such other funding source selected as an alternative to such financing, all as is contemplated by the Commitment Letter and the Commitment Letter Approval Order.  The Plan provides that in the event of any conflict between any summary in the Plan or in the Disclosure Statement of the New Credit Facility contemplated by the Commitment Letter and the terms and conditions set forth in the Commitment Letter, the terms and conditions contained in the Commitment Letter and, once executed, the terms and conditions contained in the definitive documentation, will control.

2.	Junior Secured Notes

The Reorganized Debtors will issue LIBOR + 7.25% junior secured notes in the original principal amount of $250 million due March 2013, on the Effective Date.  The Junior Secured Notes will be distributed to holders of Prepetition Lender Claims as provided in Article V of the Plan.  A summary description of the Junior Secured Notes is set forth at Exhibit C attached to the Plan.  The Plan provides that in the event of any conflict between any summary in the Plan or in the Disclosure Statement of the Junior Secured Notes and the terms and conditions contained in the Commitment Letter, the terms and conditions contained in the Commitment Letter and, once executed, the terms and conditions contained in the definitive documentation, will control.

3.	New Convertible Secured Notes

 The Reorganized Debtors will issue 8% junior subordinated secured convertible notes due March 2018, in the original principal amount of $165 million (or such other amount as equals the funded Prepetition Lender Claims less (x) the aggregate principal amount of the Junior Secured Notes and (y) the conversion to Class A Common Stock and/or repayment of $35 million of Prepetition Lender Claims), on the Effective Date.  The New Convertible Secured Notes will be distributed to holders of Prepetition Lender Claims as provided in Article V of the Plan.  A summary description of the New Convertible Secured Notes is set forth at Exhibit E attached to the Plan.  The Plan provides that in the event of any conflict between any summary in the Plan or in the Disclosure Statement of the New Convertible Secured Notes and the terms and conditions contained in the Commitment Letter, the terms and conditions contained in the Commitment Letter and, once executed, the terms and conditions contained in the definitive documentation, will control.

4.	IBC Equity Ownership

The Reorganized Debtors will (i) authorize on the Effective Date 3,333,333 shares of Class A Common Stock and 50,000,000 shares of Class B Common Stock; (ii) issue 3,333,333 shares of Class A Common Stock for distribution to holders of Prepetition Lender

Claims; (iii) issue 6,666,667 shares of Class B Common Stock for distribution to holders of Unsecured Multiple Debtor Claims and holders of Other Unsecured Claims; (iv) issue the Rights Offering Shares to the Rights Offering Participants to the extent such shares are subscribed in accordance with Section 7.6 of the Plan.  The amount of Class B Common Stock authorized in subsection (i) above shall include reserves for the number of shares of New Common Stock necessary to satisfy (1) the required distributions of shares and options to be granted under the Long Term Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions thereof), (2) the required distribution of shares to be issued in connection with the conversion of the New Convertible Secured Notes into Class B Common Stock and (3) the required distribution of shares to be issued in connection with the conversion of Class A Common Stock, upon disposition thereof, into Class B Common Stock.  Class A Common Stock will have supermajority voting rights with votes per share to be calculated so that the Prepetition Lenders will maintain majority control with primary equity issued on the Effective Date (either 33.33% of equity or a reduced percentage after giving effect to any reductions from proceeds from the Rights Offering).  Class B will have one vote per share.  Upon disposition by a holder, Class A shares will convert into Class B shares with one vote per share.  Class A and Class B will be combined into a single class if none of the Convertible Secured Notes are outstanding.

Subject to reduction from the proceeds of the Rights Offering, 33.33% of the equity (Class A shares of Common Stock) will be issued on the Effective Date to the Prepetition Lenders in exchange for conversion of $35 million of Prepetition Credit Facility Debt (12.96% on a diluted basis after conversion of Convertible Secured Notes).  66.67% of the equity (Class B shares of Common Stock) will be issued on the Effective Date to holders of Allowed Unsecured Multiple Debtor Claims and Allowed Other Unsecured Claims (25.93% on a diluted basis assuming conversion of Convertible Secured Notes and no shares issued pursuant to the Rights Offering).

The Common Stock (including Class B shares reserved, but not issued on the Effective Date, or to be issued on conversion of the Convertible Secured Notes) will be subject to dilution from management/director equity interests issued under the Long Term Incentive Plan.

D.	Rights Offering

The Debtors’ analysis and plan development, including advice from Miller Buckfire, indicated that a significant equity rights offering would be beneficial to the Debtors successful emergence from chapter 11 by supplementing exit financing and other cash sources in order to pay off senior secured and priority classes of debt and otherwise fully fund the Debtors’ exit from chapter 11.  In addition, the Creditors’ Committee, on behalf of holders of General Unsecured Claims, have expressed the view that the right to subscribe to the rights offering would enhance the recoveries of such holders in these cases.  The Debtors’ have therefore determined to proceed with, and have negotiated as part of the terms of the Commitment Letter for allowance of, a rights offering of Class B Common Stock in the amount of $50 million.  The right to subscribe to the Rights Offering Shares is being offered to holders of Allowed or Disputed Unsecured Multiple Debtor Claims and holders of Allowed or Disputed Other Unsecured Claims (the Initial Rights Offering Participants).  In the event that the Rights Offering is undersubscribed by the Initial Rights Offering Participants, the undersubscribed shares shall be made available to the Subsequent Rights Offering Participants.  The first $17.5 million of proceeds from the Rights Offering will be distributed to the Prepetition Lenders on the Effective Date in lieu of shares of Class A Common Stock of equivalent value, thereby reducing the Prepetition Lenders’ total equity in the Reorganized Debtors and increasing the equity of those holders of Unsecured Multiple Debtor Claims and holders of Other Unsecured Claims that elect to subscribe to the Rights Offering.  In the event of any distribution of cash to Prepetition Lenders in lieu of shares of Class A Common Stock, the voting rights of Class A Common Stock distributed to the Prepetition Lenders will be modified, as necessary, to maintain supermajority voting status, with votes per share to be calculated so that the Prepetition Lenders shall maintain majority voting control of IBC with the Class A Common Stock issued on the Effective Date.

IN ORDER TO SUBSCRIBE, A RIGHTS OFFERING PARTICIPANT MUST FOLLOW THE PROCEDURES SET FORTH IN ARTICLE II.E“RIGHTS OFFERING SUBSCRIPTION PROCEDURES” BELOW.

E.	Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders.  In accordance with section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to section 1123(a)(1), do not need to be classified).  The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed.  In that event, the Debtors, in consultation with the Creditors’ Committee, intend, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member.  Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and, accordingly, the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class.  Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely (or favorably) affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below.  The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors’ assets.  In view of the deemed rejection by Classes 13a, 13b, 14 and 15, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code.  Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests.  See Section X.F of this Disclosure Statement.  Although the Debtors believe that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1.	Treatment of Unclassified Claims under the Plan

(a)         Administrative Claims

Administrative Claims consist primarily of the costs and expenses of administration of the Chapter 11 Cases incurred by the Debtors.  Such costs may include, but are not limited to the cost of operating the business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors’ Committee as approved by the Bankruptcy Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan (“Cure”).  All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors’ Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Court as being reasonable.  The Debtors believe that they will have sufficient Cash to pay any professional fees which remain unpaid as of the Effective Date.  The Debtors further believe that the aggregate amount of Administrative Claims will not exceed the Reorganized Debtors’ ability to pay such Claims when they are allowed and/or otherwise become due.  The procedures governing allowance and payment of Administrative Claims are described in Section VII.I of this Disclosure Statement (“Provisions Governing Distributions”).

Subject to the provisions of Articles IX and X of the Plan, on the first Periodic Distribution Date occurring after the later of (i) the date an Administrative Claim becomes an Allowed Administrative Claim or (ii) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in any Debtor’s Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided however, that Allowed Administrative Claims with respect to fixed and undisputed obligations incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.  In no event, however, will a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.  Reclamation Claims allowed pursuant to the procedures set forth in the Reclamation Order will be paid in Cash on the Distribution Date or as soon thereafter as is practical

The Debtors have estimated that the amount of Allowed Administrative Claims expected to have been accrued up to the Effective Date will be approximately $10,000,000, consisting primarily of Reclamation Claims and excluding Professional Fee Claims and Administrative Claims that will be paid in the ordinary course subsequent to the Effective Date.  As to Cure costs attributable to the Debtors’ assumption of the non-residential real property leases that are to be assumed pursuant to the Plan, the Debtors believe that the sum of all Cure costs will not be material.  The Debtors believe that there will be sufficient funds available to satisfy the ultimate determination of Cure claims.

The Plan provides that all requests for payment of an Administrative Claim (other than as set forth in Section 10.2 and 10.3 of the Plan, and other than with respect to Cure Claims) must be made by application filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than thirty (30) days after the Effective Date.  In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no application seeking payment of an Administrative Claim need be filed with respect to an undisputed postpetition obligation which was paid or is payable by a Debtor in the ordinary course of business.  In no event, however, will a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.

(b)         Priority Tax Claims

Priority Tax Claims are Claims of governmental units for taxes that are entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.  The taxes entitled to priority are (i) taxes on or measured by income or gross receipts that meet the requirements set forth in section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of section 507(a)(8)(D), (v) excise taxes of the kind specified in section 507(a)(8)(E) of the Bankruptcy Code, (vi) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F) of the

Bankruptcy Code, and (vii) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will be entitled to receive, at the sole option of the Debtors (or the Reorganized Debtors after the Effective Date), in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in subsection (a) above, or (c) payment in full in Cash.

The Debtors have estimated that the aggregate amount of Priority Tax Claims payable under the Plan will be approximately $1,602,085 million.

2.	Treatment of Classified Claims and Interests under the Plan

(a)         Class 1, Secured Tax Claims

The Plan defines a Secured Tax Claim as a Secured Claim arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit.

The Plan provides that, except as otherwise provided in and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of (a) the date a Secured Tax Claim becomes an Allowed Secured Tax Claim or (b) the date a Secured Tax Claim becomes payable pursuant to any agreement between IBC (or Reorganized IBC) and the holder of such Secured Tax Claim, the holder of an Allowed Class 1 Secured Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (x) Cash equal to the amount of such Allowed Secured Tax Claim or (y) such other treatment as to which IBC (or Reorganized IBC) and such Claimholder will have agreed in writing, providedthat such treatment is not more favorable than the treatment in clause (x) above.  The Plan further provides that the Debtors’ failure to object to a Secured Tax Claim in the Chapter 11 Cases is without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Tax Claim.

Secured Tax Claims are Unimpaired.  The Debtors estimate that the aggregate amount of Secured Tax Claims payable under the Plan will be approximately $275,446.

(b)         Class 2, Secured Claims

The Plan defines a Secured Claim as a Claim, other than a Prepetition Lender Claim, that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim.  Class 2 Secured Claims consist of each separate subclass for Secured Claims, each of which is deemed to be a separate Class for all purposes under the Bankruptcy Code.  The amount of any Claim that exceeds the value of the holder’s interest in the Estate’s interest in property or the amount subject to setoff will be treated as an Unsecured Claim.

The Plan provides that, except as otherwise provided in and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of (a) the date a Secured Claim becomes an Allowed Secured Claim or (b) the date a Secured Claim becomes payable pursuant to any agreement between IBC (or Reorganized IBC) and the holder of such Secured Claim, the Debtors (or Reorganized Debtors) will, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 2 Secured Claim, (x) pay Cash equal to the amount of such Allowed Secured Claim, (y) return the collateral to the secured creditor with respect to such Secured Claim, or (z) reinstate such Secured Claim in accordance with the provisions of subsection 1124(2) of the Bankruptcy Code.  The Plan additionally provides that the Debtors’ failure to object to a Secured Claim in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Claim.

Secured Claims are Unimpaired.  The Debtors have estimated that the aggregate amount of Secured Claims payable under the Plan will be approximately $365,173.

(c)         Class 3, Other Priority Claims

The Plan defines an Other Priority Claim as a Claim against the Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

The Plan provides that, except as provided in and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between IBC (or Reorganized IBC) and the holder of such Other Priority Claim, each Allowed Class 3 Other Priority Claimholder will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which IBC (or Reorganized IBC) and such Claimholder will have agreed upon in writing, providedthat such treatment is not more favorable than the treatment in clause (a) above.  The Debtors’ failure to object to an Other Priority Claim in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.

Other Priority Claims are Unimpaired.  The Debtors estimate that the aggregate amount of Other Priority Claims payable under the Plan will be approximately $487,676.

(d)         Class 4, Intercompany Claims

The Plan defines an Intercompany Claim as a Claim by a Debtor or an Affiliate of a Debtor against a Debtor.

The Plan provides that all Claims between and among the Debtors will, in the sole discretion of the applicable Debtor or Reorganized Debtor, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired.

Intercompany Claims are Unimpaired.

(e)         Class 5, Administrative Convenience Claims

The Plan defines an Administrative Convenience Claim as a Claim (other than a Claim based upon the Indenture) against the Debtors that otherwise would be included in the Classes of the Plan containing General Unsecured Claims that is (a) for $1,000 or less, or (b) for more than $1,000 if the holder of such Claim has made the Convenience Class Election on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot, to accept the lesser of the allowed amount of such Claim or $1,000 in Cash in full satisfaction, discharge and release of such Claim.

The Plan provides that on, or as soon as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date on which an Administrative Convenience Claim becomes an Allowed Administrative Convenience Claim, the holder of a Class 5 Administrative Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Convenience Claim, Cash equal to (x) the amount of such Allowed Administrative Convenience Claim if such amount is less than or equal to $1,000 or (y) $1,000 if the amount of such Allowed Administrative Convenience Claim is greater than $1,000.

Administrative Convenience Claims are Unimpaired.  The Debtors have estimated that the aggregate amount of Administrative Convenience Claims payable under the Plan will be approximately $2,276,829.  This estimate does not include amounts of Claims or recovery for Claims above $1,000 which become Administrative Convenience Claims upon the holder thereof making the Convenience Class Election.

(f)         Class 6, Workers’ Compensation Claims

The Plan defines a Workers’ Compensation Claim as a Claim held by an employee of the Debtors for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtors.

The Plan provides that the Reorganized Debtors will pay all Workers’ Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors, in accordance with the terms and conditions of such state law and such programs. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or the Reorganized Debtors from any current or future liability with respect to any valid Workers’ Compensation Claim, regardless of when the underlying injuries occurred. Furthermore, the Plan provides that all payments of Workers’ Compensation Claims made by the Debtors during the pendency of the Chapter 11 Cases will be ratified by the Plan.  The Debtors’ failure to object to a Workers’ Compensation Claim in the Chapter 11 Cases are without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Workers’ Compensation Claim.

Workers’ Compensation Claims are Unimpaired.  The Debtors have estimated that the aggregate amount of Workers’ Compensation Claims payable under the Plan will be approximately $67,100,000.  As described more fully in Article VI.G, the Debtors’ liabilities under the Workers’ Compensation Programs are secured by letters of credit and bonds posted with the Company’s insurers and with the state authorities that govern those self insurance programs in which the Company participates.  If the Workers’ Compensation Claims were Impaired under the plain, rather than treated as set forth above, the letters of credit and bonds related to such claims would likely be called, thereby increasing the secured, funded debt under the Prepetition Credit Facility and the Company would likely lose its qualifications to provide self-insurance.  Therefore the Debtors have proposed the above treatment as in the best interests of these estates.

(g)         Class 7, General Unsecured Claims (Mrs. Cubbison’s)

The Plan defines a General Unsecured Claim (Mrs. Cubbison’s) as a general Claim that does not fall within another Class of Claims, such as trade claims, lease and contract rejection claims, personal injury and other litigation claims and claims by governmental entities on account of anything other than taxes, not secured by any collateral, which are obligations of Mrs. Cubbison’s.

The Plan provides that, except as otherwise provided in and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of (a) the date a General Unsecured Claim against Mrs. Cubbison’s becomes an Allowed General Unsecured Claim against Mrs. Cubbison’s or (b) the date a General Unsecured Claim against Mrs. Cubbison’s becomes payable pursuant to any agreement between Mrs. Cubbison’s and the holder of such Claim, the holder of such Class 7 General Unsecured Claim against Mrs. Cubbison’s will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim (a) Cash equal to the amount of such Claim or (b) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder will have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (a) above.  The Debtors’ failure to object to a General Unsecured Claim against Mrs. Cubbison’s in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Claimholder of such Claim.

General Unsecured Claims (Mrs. Cubbison’s) are Unimpaired.  The Debtors estimate that General Unsecured Claims (Mrs. Cubbison’s) will be in the approximate aggregate amount of $13,675.

(h)         Class 8, Interests in Subsidiary Debtors

The Plan defines Interests in Subsidiary Debtors as, collectively, all equity interests in any of Armour and Main Redevelopment Corporation, Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC, Interstate Brands Corporation, New England Bakery Distributors, L.L.C., and Mrs. Cubbison’s Foods, Inc., other than Interests in Brands Preferred Stock.

Interests in Subsidiary Debtors are Unimpaired.  Interests in the Subsidiary Debtors will be unaffected by the Plan, except to the extent required by the Restructuring Transactions.

(i)         Class 9, Prepetition Lender Claims

The Plan defines Prepetition Lender Claims as all Claims of the Prepetition Agent and the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility including, without limitation, the Claim of the Prepetition Lenders for Postpetiton Interest (to the extent unpaid and whether calculated at the default or non-default rate) pursuant to the Prepetition Credit Agreement.

The Plan provides that, not withstanding any provision of the Plan to the contrary, upon entry of the Confirmation Order, all Prepetition Lender Claims (excluding liability of the Debtors to the Prepetition Lenders for undrawn outstanding letters of credit) will be allowed in full in the aggregate amount of $450,178,612.00 (not including such liability for undrawn outstanding letters of credit or default interest) and will constitute Allowed Claims for all purposes in these Chapter 11 Cases, not subject to defense, offset, counterclaim, reduction, subordination or recharacterization by the Debtors or any party in interest.  The Plan further provides that, on the Effective Date, each holder of an Allowed Prepetition Lender Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Claim, its Pro Rata share of each component of the Prepetition Lenders Plan Distribution Property, with the amount of each Claimholder’s Pro Rata share to be determined by a fraction, the numerator of which is equal to the amount of such Claimholder’s Allowed Prepetition Lender Claim, and the denominator of which is equal to the aggregate amount of all Allowed Prepetition Lender Claims.  In addition, Adequate Protection Claims will be deemed satisfied in full by payments made pursuant to the DIP Facility Order.  The Plan further provides that on the Effective Date, issued and outstanding letters of credit under the Prepetition Credit Agreement will be either replaced and cancelled or secured by “back-up” letters of credit.

Prepetition Lender Claims are Impaired.  The Debtors estimate that Prepetition Lender Claims will be in the approximate aggregate amount of $450,178,612.

(j)         Class 10, Capital Lease Claims

The Plan defines Capital Lease Claims as Claims arising under or pursuant to Capital Leases.  The secured portion of each Capital Lease Claim is a separate subclass and each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

The Plan provides that, except as otherwise provided and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of (a) the date a Capital Lease Claim becomes an Allowed Capital Lease Claim or (b) the date a Capital Lease Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Capital Lease Claim, the holder of such Class 10 Capital Lease Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Class 10 Capital Lease Claim shall, in the sole discretion of the Debtors, (w) receive deferred Cash payments totaling at least the allowed amount of such Allowed Class 10 Capital Lease Claim, (x) upon abandonment by the Debtors, receive the collateral with respect to such Capital Lease Claim, (y) have such Allowed Class 10 Capital Lease Claim reinstated in accordance with the provisions of subsection 1124(2) of the Bankruptcy Code, or (z) receive such other treatment as the debtors and such Claimholder shall have agreed upon in writing as announced at or prior to the Confirmation Hearing.

Capital Lease Claims are Impaired.  The Debtors estimate that Capital Lease Claims will be in the approximate aggregate amount of $3,264,101.

(k)         Class 11, Unsecured Multiple Debtor Claims

The Plan defines Unsecured Multiple Debtor Claims as, collectively, all General Unsecured Claims to which more than one Debtor is obligated on account of the same Claim, including Class 11a Control Group Liability Claims, Class 11b Old Convertible Note Claims, Class 11c First Union Claims and/or Class 11d General Electric Claims, as applicable.

(i)                 Class 11a, Control Group Liability Claims

The Plan provides that, except as otherwise provided and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of (a) the date a Control Group Liability Claim becomes an Allowed Control Group Liability Claim or (b) the date a Control Group Liability Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Control Group Liability Claim, (x) in the event Class 11a Control Group Liability Claims votes as a Class to accept the Plan, the holder of such Class 11a Control Group Liability Claim shall, in compromise and settlement of the substantive consolidation issue described in Section 3.1 in the Plan, and in recognition of the multiple obligor and multiple guarantor liabilities with respect to the Control Group Liability Claims, receive in full satisfaction, settlement, release and discharge of and in exchange for such Control Group Liability Claim, its Pro Rata share of the Control Group Liability Claims Plan Distribution

Property, with the amount of each Claimholder’s Pro Rata share to be determined by a fraction, the numerator of which is equal to the amount of such Claimholder’s Allowed Class 11a Control Group Liability Claim, and the denominator of which is equal to the aggregate amount of all Allowed Control Group Liability Claims; or (y) in the event that either Class 11a Control Group Liability Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, the Substantive Consolidation Compromise will be deemed rejected as it pertains to Class 11a Control Group Liability Claims and the Debtors will prosecute the Substantive Consolidation Motion as it pertains to Class 11a Control Group Liability Claims.  In such an event, the holders of such Class 11a Control Group Liability Claims shall receive such distribution of General Unsecured Claims Plan Distribution Property as the Bankruptcy Court may determine as a result of its ruling on the Substantive Consolidation Motion.

Control Group Liability Claims are Impaired.  The Debtors estimate that Control Group Liability Claims will be in the approximate aggregate amount of $18,768,727.  The Control Group Liability Claims consist of claims related to liabilities asserted under ERISA jointly and severally against each of the Debtors as members of a “controlled group” that includes an employer that is obligated to contribute to a pension plan that is subject to Title IV of ERISA.  This estimate, therefore, includes the Debtors' estimate of exposure for certain filed withdrawal liability claims related to two multi-employer pension plans to which members of the Debtors' controlled group make contributions.  This estimate also includes an estimate of $17,500,000 as potential liability under ERISA related to the ABA Plan.

As set forth in Article VI.H.8 above, the Debtors are currently in litigation involving the PBGC, the ABA Plan and its trustees, and other employers that contribute to the ABA Plan to establish whether the ABA Plan is a multiple employer plan as the Debtors contend and as the PBGC has determined, or is an aggregate of single employer plans as contended by the ABA Plan trustees and certain other employers.  The Debtors estimate that, if the Debtors’ withdraw from the ABA Plan prior to Confirmation of the Plan, and the PBGC’s determination is upheld, then the Debtors would incur liability for such withdrawal in an amount that is estimated by the Debtors to be between $15 million and $20 million, which would be treated as a Control Group Liability Claim.  It should be noted, however, that if the PBGC’s decision is overturned, the Debtors’ estimate that their liability related to the ABA Plan may be as much as $65 million to $70 million, which would be treated as a Control Group Liability Claim if the ABA Plan were terminated prior to Confirmation of the Plan.  The Debtors have assumed that a withdrawal occurs prior to the Effective Date, that the Claims of the ABA Plan are treated as General Unsecured Claims and included in Class 11a in such amounts that result from the PBGC’s determination that the ABA Plan is a multiple employer plan.

In the event that the Debtors do NOT withdraw from the ABA Plan prior to Confirmation and the ABA Plan is NOT terminated prior to the Effective Date, the ABA Plan has taken the position that all such ABA Plan related liabilities will “pass through” the Debtors Chapter 11 Cases and will be obligations of the Reorganized Debtors.  In such event, the amount of Allowed Claims included in Class 11a Control Group Liability Claims would be substantially reduced.  Please further note that the Debtors do not have any current information from the ABA Plan as to the plan’s financial performance and, therefore, there can be no assurance that these estimates remain accurate and the actual liability may vary materially from these estimates.

The Substantive Consolidation Compromise proposed by the Debtors with respect to Class 11a Control Group Liability Claims results in a 36.7% distribution on the aggregate amount of estimated Allowed Claim included in such Class.  Based on the per share price ascribed to the Class B Common Stock to be distributed to holders of Class 11a Control Group Liability Claims (as such per share price is described herein and excluding dilution for any shares issued pursuant to the Rights Offering) and excluding any value for Trust Recoveries and Subscription Rights with respect to the Rights Offering shares that also comprise a portion of the Control Group Liability Plan Distribution Property, the proposed settlement and compromise results in 493,844 shares with a value of $6,885,662.  As stated in the Summary of Treatment of Claims and Interests Under the Plan set forth above, the Debtors believe that the range of possible outcomes with respect to Control Group Liability Claims were the substantive consolidation issues litigated to conclusion would result in 391,336 shares of Class B Common Stock with a value of $5,456,403 being distributed to holders of Class 11a Control Group Liability Claims in the event the Estates are substantively consolidated for distribution purposes.  In the event the relief requested in the Substantive Consolidation Motion is denied, the Debtors estimate that 949,041 shares of Class B Common Stock would be distributed to the holders of Claims in such Class with an aggregate value of $13,232,485.

As stated above, it is possible that the claims of the ABA Plan included in Class 11a remain contingent throughout the Chapter 11 Cases and are, therefore, not entitled to receive a distribution pursuant to the terms of the Plan.  In such an instance, the amount of Class B Common Stock to be included as Control Group Liability Plan Distribution Property would be substantially reduced.

(ii)                 Class 11b, Old Convertible Note Claims

The Plan provides that, on the Distribution Date, in compromise and settlement of the substantive consolidation issue, and in recognition of the multiple obligor and multiple guarantor liabilities with respect to the Old Convertible Note Claims, (x) in the event Class 11b Old Convertible Note Claims votes as a Class to accept the Plan, each holder of an Allowed Class 11b Old Convertible Note Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Old Convertible Note Claim, its Pro Rata share of the Old Convertible Note Claims Plan Distribution Property, with the amount of each Claimholder’s Pro Rata share to be determined by a fraction, the numerator of which is equal to the amount of such Claimholder’s Allowed Class 11b Old Convertible Note Claim, and the denominator of which is equal to the aggregate amount of all Allowed Old Convertible Note Claims; or (y) in the event that either Class 11b Old Convertible Note Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, the Substantive Consolidation Compromise will be deemed rejected as it pertains to Class 11b Old Convertible Note Claims and the Debtors will prosecute the Substantive Consolidation Motion as it pertains to Class 11b Old Convertible Note Claims.  In such an event, the holders of Class 11b Old Convertible Note Claims shall receive distribution of General Unsecured Claims Plan Distribution Property as the Bankruptcy Court may determine as a result of its ruling on the Substantive Consolidation Motion.

Old Convertible Note Claims are Impaired.  Upon entry of the Confirmation Order, all Old Convertible Note Claims will be deemed Allowed in the aggregate amount of $100,900,000 for all purposes in the Chapter 11 Cases.

The Substantive Consolidation Compromise proposed by the Debtors with respect to Class 11b Old Convertible Note Claims results in a 33.3% distribution on the aggregate amount of Allowed Claims included in such Class.  Based on the per share price ascribed to the Class B Common Stock to be distributed to holders of Class 11b Old Convertible Note Claims (as such per share price is described herein and excluding dilution for any shares issued pursuant to the Rights Offering) and excluding any value for Trust Recoveries and Subscription Rights with respect to the Rights Offering shares that also comprise a portion of the Old Convertible Note Plan Distribution Property, the proposed settlement and compromise results in 2,409,239 shares with a value of $33,592,022.  As stated in the Summary of Treatment of Claims and Interests Under the Plan set forth above, the Debtors believe that the range of possible outcomes with respect to Old Convertible Note Claims were the substantive consolidation issues litigated to conclusion would result in 2,103,810 shares of Class B Common Stock with a value of $29,333,428 being distributed to holders of Class 11b Old Convertible Note Claims in the event the Estates are substantively consolidated for distribution purposes.  In the event the relief requested in the Substantive Consolidation Motion is denied, the Debtors estimate that 3,909,855 shares of Class B Common Stock would be distributed to the holders of Claims in such Class with an aggregate value of $54,515,108.

(iii)                 Class 11c, First Union Claims

The Plan provides that, on the Distribution Date, (x) in the event the holder of the First Union Claims votes to accept the Plan, the holder of the First Union Claims shall, in compromise and settlement of the substantive consolidation issue, and in recognition of the multiple obligor and multiple guarantor liabilities with respect to the First Union Claims, receive in full satisfaction, settlement, release and discharge of and in exchange for the First Union Claims, the First Union Claims Plan Distribution Property; or (y) in the event that either the holder of the First Union Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, the holder of the First Union Claims shall receive such amounts to which the Bankruptcy Court rules the holder of the First Union Claims is entitled in light of the Bankruptcy Court’s determination of the Substantive Consolidation Motion.

The First Union Claims are Impaired.  The First Union Claims are Allowed in the amount of $78,380.  The Debtors do not propose to increase the distribution to Class 11c First Union Claims on account of the proposed Substantive Consolidation Compromise.  Although the First Union Claims are asserted against more than one Debtor, the Claims are assertable against additional Debtors who the Debtors assume for purpose of their substantive consolidation analysis have few, if any, assets that would be available for distribution on account of their Claims in the event the Estates are not substantively consolidated.  Accordingly, the Debtors propose that Class 11c First Union Claims receive a 29.1% distribution on account thereof.  Based on the per share price ascribed to the Class B Common Stock to be distributed to holders of Class 11c First Union Claims (as such per share price is described herein and excluding dilution for any shares issued pursuant to the Rights Offering) and excluding any value for the Trust Recoveries and the Subscription Rights with respect to the Rights Offering Shares that also comprise a portion of the First Union Claims Plan Distribution Property, the proposed settlement and compromise results in 1,634 shares of Class B Common Stock being distributed to Class 11c with an aggregate value of $22,786.

(iv)                 Class 11d, General Electric Claims

The Plan provides that, on the Distribution Date, (x) in the event the holder of the General Electric Claims votes to accept the Plan, the holder of the General Electric Claims shall, in compromise and settlement of the substantive consolidation issue, and in recognition of the multiple obligor and multiple guarantor liabilities with respect to the General Electric Claims, receive in full satisfaction, settlement, release and discharge of and in exchange for the General Electric Claims, the General Electric Claims Plan Distribution Property; or (y) in the event that either the holder of the General Electric Claims or Class 12 Other Unsecured Claims votes as a Class to reject the Plan, the holder of the General Electric Claims shall receive such amounts to which the Bankruptcy Court rules the holder of the First Union Claims is entitled in light of the Bankruptcy Court’s determination of the Substantive Consolidation Motion.

The General Electric Claims are Impaired.  The General Electric Claims are Allowed in the amount of $6,125,000.  The Debtors do not propose to increase the distribution to Class 11c General Electric Claims on account of the proposed Substantive Consolidation Compromise.  Although the General Electric Claims are asserted against more than one Debtor, the Claims are assertable against additional Debtors who the Debtors assume for purpose of their substantive consolidation analysis have few if any assets that would be available for distribution on account of their Claims in the event the Estates are not substantively consolidated.  Accordingly, the Debtors propose that Class 11c General Electric Claims receive a 29.1% distribution on account thereof.  Based on the per share price ascribed to the Class B Common Stock to be distributed to holders of Class 11c General Electric Claims (as such per share price is described herein and excluding dilution for any shares issued pursuant to the Rights Offering) and excluding any value for the Trust Recoveries and the Subscription Rights with respect to the Rights Offering Shares that also comprise a portion of the General Electric Claims Plan Distribution Property, the proposed settlement and compromise results in 127,709 shares of Class B Common Stock being distributed to Class 11d with an aggregate value of $1,780,647.

(l)         Class 12, Other Unsecured Claims

The Plan defines an Other Unsecured Claim as a General Unsecured Claim other than an Unsecured Multiple Debtor Claim.

The Plan provides that, except as otherwise provided in and subject to Section 9.10 therein, on the first Periodic Distribution Date occurring after the later of the (a) date an Other Unsecured Claim becomes an Allowed Other Unsecured Claim or (b) the date an Other Unsecured Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Other Unsecured Claim, the holder of an Allowed Class 12 Other Unsecured Claim against the Debtors will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Other Unsecured Claim, its Pro Rata share of the Other Unsecured Claims Plan Distribution Property with the amount of each Claimholder’s Pro Rata share to be determined by a fraction, the numerator of which is equal to the amount of such Claimholder’s Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims.

Other Unsecured Claims are Impaired.  The Debtors have estimated that Other Unsecured Claims will be in the approximate aggregate amount of $193,865,215.  The settlement amounts proposed to be distributed to holders of Unsecured Multiple Debtor Claims act to reduce the amount of property available for distribution to holders of Other Unsecured Claims.  Despite these reductions, holders of Other Unsecured Claims will receive more than they would receive had substantive consolidation not occurred.  For example, assuming all of the settlements proposed herein are approved, Class 12 Other Unsecured Claims will receive a 26.1% distribution on the aggregate amount of Allowed Claims in Class 12.  Based upon the per share price ascribed to the Class B Common Stock to be distributed to holders of Class 12 Other Unsecured Claims (as such per share price is described herein and excluding dilution for any shares issued pursuant to the Rights Offering) and excluding any value for the Trust Recoveries and the Subscription Rights with respect to the Rights Offering Shares that also comprise a portion of the Other Unsecured Claims Plan Distribution Property, the proposed settlement and compromise results in 3,634,241 shares of Class B Common Stock being distributed to Class 12 with an aggregate value of $50,672,220.  As stated in the Summary of Treatment of Claims and Interests Under the Plan set forth above, the Debtors believe that the range of possible outcomes with respect to Other Unsecured Claims were the substantive consolidation issues litigated to conclusion would result in 4,042,177 shares of Class B Common Stock with a value of $56,360,073 being distributed to holders of Class 12 Other Unsecured Claims in the event the Estates are substantively consolidated for distribution purposes.  In the event the relief requested in the Substantive Consolidation Motion is denied, the Debtors estimate that 1,667,579 shares of Class B Common Stock would be distributed to the holders of Claims in such Class with an aggregate value of $23,251,050.

(m)                    Class 13, Subordinated Securities Claims

The Plan defines Subordinated Debt Securities Claims as all Subordinated Debt Securities Claims and all Subordinated Equity Securities Claims, collectively.

(i)                 Class 13a, Subordinated Debt Securities Claims

The Plan defines Subordinated Debt Securities Claims as all Claims subject to subordination under section 510(b) of the Bankruptcy Code that arise from the rescission of a purchase or sale of a debt Security of any Debtor (including, but not limited to, but not limited to, Old Common Stock and Old Common Stock Options), or for damages arising from the purchase or sale of such equity Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims. Subordinated Debt Securities Claims are Impaired.  The Plan provides that holders Subordinated Debt Securities Claims will receive no distribution on account of such Claims.

Subordinated Debt Securities Claims are Impaired.  Subordinated Debt Securities Claims will be cancelled, released, and extinguished.  Holders of Subordinated Debt Securities Claims will receive no distribution under the Plan on account of such Claims.

(ii)                 Class 13b, Subordinated Equity Securities Claims

The Plan defines Subordinated Equity Securities Claims as all Claims subject to subordination under section 510(b) of the Bankruptcy Code that arise from the rescission of a purchase or sale of an equity Security of any Debtor (including, but not limited to, Old Convertible Notes), or for damages arising from the purchase or sale of such debt Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims.

Subordinated Equity Securities Claims are Impaired.  Subordinated Equity Securities Claims will be cancelled, released, and extinguished.  Holders of Subordinated Equity Securities Claims will receive no distribution under the Plan on account of such Claims.

(n)         Class 14, Interests in Brands Preferred Stock

The Plan defines Interests in Brands Preferred Stock as all equity interests relating to the 6,026 shares of $4.80 dividend cumulative preferred stock of Brands authorized under Article IV of the restated certificate of incorporation of Brands, as amended.

Interests in Brands Preferred Stock are Impaired.  The Plan provides that Interests in Brands Preferred Stock will be cancelled, released, and extinguished, and holders of such Interests will neither receive nor retain any property on account of such Interests.

(o)         Class 15, Interests in IBC

The Plan defines Interests in IBC as, collectively, all equity interests in IBC including, without limitation, Old Common Stock and Old Common Stock Options.

Interests in IBC are Impaired.  The Plan provides that Interests in IBC will be cancelled, released, and extinguished, and holders of such Interests will neither receive nor retain any property on account of such Interests.

3.	Special Provisions Regarding Insured Claims

Under the Plan, an Insured Claim is any Claim or portion of a Claim (other than a Workers’ Compensation Claim) that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.  Distributions under the Plan to each holder of an Insured Claim will be in accordance with the treatment provided under the Plan for General Unsecured Claims; provided, however, that the maximum amount of any Claim under the Plan on account of an Allowed Insured Claim upon which a distribution will be made will be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; providedfurther, however, that, to the extent a holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such holder will have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies.  Furthermore, nothing in Section 5.16 of the Plan will constitute a waiver or release of any Retained Actions or Avoidance Claims the Debtors may hold against any Person, including the Debtors’ insurance carriers; and nothing in Section 5.16 of the Plan is intended to, will, or will be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under the Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

The Plan does not expand the scope of, or alter in any other way, the rights and obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers will retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy. The Plan will not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any proof of claim or the Debtors’ rights and defenses to such proofs of claim.

4.	Special Provisions Regarding Class 11 Unsecured Multiple Debtor Claims and Class 12 Other Unsecured Claims

General Unsecured Claims Plan Distribution Property shall be added to or subtracted from the Other Unsecured Claims Plan Distribution Property as may be required depending on the Bankruptcy Court’s determination of the Substantive Consolidation Motion and whether such determination results in more or less General Unsecured Claims Plan Distribution Property being distributed to a Class of Unsecured Multiple Debtor Claims who has rejected the Plan in relation to the amount of such property proposed as a settlement/compromise to be distributed to such Claimholder as provided in the Plan.

5.	Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

F.	Means for Implementation of the Plan

1.	Continued Corporate Existence

Subject to the Restructuring Transactions described in Section 7.13 of the Plan and Exhibit F annexed thereto, each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which it is organized and pursuant to the Organizational Documents in effect prior to the Effective Date, except to the extent such Organizational Documents are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

2.	Corporate Action

The Plan provides that each of the matters provided for under the Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors will, as of the Effective Date, be deemed to have occurred and be effective as provided therein, and will be authorized and approved in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtors.

3.	Certificate of Incorporation and Bylaws

The Plan provides that the Organizational Documents will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.  The Organizational Documents for Reorganized IBC will, among other things: authorize (a) 3,333,333 shares of Class A Common Stock, $0.01 par value per share and (b) 50,000,000 shares of Class B Common Stock, $0.01 par value per share.  The form of Certificate of Incorporation of Reorganized IBC is attached as Exhibit H to the Plan and the form of Bylaws of Reorganized IBC is attached as Exhibit I to the Plan.  A summary description of the Class A Common Stock and the Class B Common Stock including the voting rights attendant to such classes of New Common Stock is set forth as Exhibit J to the Plan.  The Class A Common Stock will have supermajority voting rights.  The charter and bylaws of each Reorganized Subsidiary Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code, until two (2) years after the Effective Date.

4.	Cancellation of Old Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or interests in the Debtors that are Reinstated under the Plan, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indenture, certificates of designation, bylaws, or certificate or articles of incorporation or similar document governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or interests in the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that the Indenture and any other agreement that governs the rights of the Claimholder and that is administered by an indenture trustee, an agent, or a servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan and (ii) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under the Indenture or other agreement; provided, further, that the preceding provision will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors.  The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Section 9.6 of the Plan; provided,however, that nothing herein will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any

Disbursing Agent replacing such Servicer) pursuant to the Indenture or other agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.  Notwithstanding anything to the contrary in the Plan, as of the Effective Date, the Reorganized Debtors will assume all existing indemnification obligations arising under the Prepetition Credit Agreement and other prepetition agreements with JPMCB, J.P. Morgan Securities, Inc. and any of the Prepetition Lenders and all such indemnification obligations will not be cancelled, terminated or otherwise modified and shall remain in full force and effect.

5.	Authorization and Issuance of New Common Stock

(a)         Reorganized IBC will (i) authorize on the Effective Date 3,333,333 shares of Class A Common Stock and 50,000,000 shares of Class B Common Stock; (ii) issue on the Effective Date 3,333,333 shares of Class A Common Stock for distribution to holders of Prepetition Lender Claims; (iii) issue on the Effective Date 6,666,667 shares of Class B Common Stock for distribution to holders of Unsecured Multiple Debtor Claims and holders of Other Unsecured Claims; (iv) issue on the Effective Date the Rights Offering Shares to the Rights Offering Participants to the extent such shares are subscribed in accordance with Section 7.6 of the Plan.  The amount of Class B Common Stock authorized in subsection (a)(i) above will include reserves for the number of shares of New Common Stock necessary to satisfy (1) the required distributions of shares and options to be granted under the Long Term Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions thereof), (2) the required distribution of shares to be issued in connection with the conversion of the New Convertible Secured Notes into Class B Common Stock and (3) the required distribution of shares to be issued in connection with the conversion of Class A Common Stock, upon disposition thereof, into Class B Common Stock.

(b)         The New Common Stock issued under the Plan will be subject to dilution based upon (i) the issuance of New Common Stock pursuant to the Long Term Incentive Plan as set forth in Section 7.9 of the Plan and (ii) any other shares of New Common Stock issued after the consummation of the Plan.

(c)         The issuance of the New Common Stock and the Rights Offering pursuant to the Plan (including pursuant to the exercise by the Rights Offering Participants of their subscription rights under the Rights Offering) will be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person.

(d)         Reorganized IBC will be required to maintain its status as of the Effective Date as a reporting company under the Securities Exchange Act of 1934, as amended, and intends to cause, on the Effective Date, the Class B shares of Common Stock to be accepted for listing on a national securities exchange as soon as practicable after the Effective Date.

6.	Rights Offering

(a)         Primary Subscription Rights.  Pursuant to the Rights Offering, each Initial Rights Offering Participant as of the Record Date will be offered Subscription

Rights to purchase its Primary Allocable Share of the Rights Offering Shares pursuant to the Primary Subscription for $10.50 per share.

(b)         Oversubscription Rights.  Pursuant to the Rights Offering, each Initial Rights Offering Participant may purchase additional shares of New Common Stock equaling [●]% of each Initial Rights Offering Participant’s Primary Allocable Shares pursuant to the Oversubscription for $10.50 per share.  All exercises of Subscription Rights pursuant to the Oversubscription will be subject to proration in the event that the total number of shares sought to be purchased pursuant to the Oversubscription exceeds the number of shares available for purchase pursuant to the Rights Offering, as follows:

(i)                 all Subscription Rights that have otherwise been validly and effectively exercised pursuant to Primary Subscription shall be deemed to have been validly and effectively exercised; and

(ii)                 the number of Subscription Rights that shall be deemed to have been validly and effectively exercised by any Initial Rights Offering Participant pursuant to the Oversubscription (assuming that all other requirements for valid and effective exercise shall be satisfied) shall be determined by (1) multiplying the aggregate number of shares available for purchase under Subscription Rights that were not validly and effectively exercised pursuant to the Primary Subscription by a fraction, the numerator of which shall be such participating Initial Rights Offering Participant’s Oversubscription Allocable Share and the denominator of which shall be the aggregate of all participating Initial Rights Offering Participants’ Oversubscription Allocable Share; and (2) eliminating any resulting fractions by rounding down to the next whole number, to the extent necessary.

(c)         Procedures for Participating in Rights Offering.  Participation in the Primary Subscription and Oversubscription will be subject to the following exceptions:

(i)                 If a Class 11 Unsecured Multiple Debtor Claim or Class 12 Other Unsecured Claim is an Allowed Claim in accordance with the Plan, such Class 11 Unsecured Multiple Debtor Claim or Class 12 Other Unsecured Claim is allowed for purposes of the Rights Offering.

(ii)                 If a Class 11 Unsecured Multiple Debtor Claim or Class 12 Other Unsecured Claim is a Disputed Claim, the holder of such Disputed Claim (such holder, a “Potential Rights Offering Participant”) shall only be entitled to participate in the Rights Offering if (A) the Debtors give their express written consent to such participation, and (B) the Debtors and the Potential Rights Offering Participant shall have agreed in writing as to the specific amount of the Claim to be utilized solely for the purposes of the Rights Offering (a Potential Rights Offering Participant that satisfies the preceding conditions (A) and (B) shall be deemed an Initial Rights Offering Participant); provided, however, the Debtors reserve the right to decline the request of a Potential Rights Offering Participant in their sole discretion; provided, further, that such temporary allowance for purposes of participating in the Rights Offering shall have no bearing on such Potential Rights Offering Participant’s ability to vote on the Plan and such ability to vote on the Plan shall be governed by the procedures set forth in the Solicitation Procedures Order.

(d)         Undersubscription.  In the event that the Rights Offering is undersubscribed by the Initial Rights Offering Participants, the undersubscribed shares shall be made available to the Subsequent Rights Offering Participants for the Subscription Purchase Price.  The number of undersubscribed shares shall equal the total number of shares of New Common Stock available under the Rights Offering less the number of shares of New Common Stock purchased by the Initial Rights Offering Participants under the Primary Subscription and the Oversubscription.  The undersubscribed shares shall be allocated among the Subsequent Rights Offering Participants in accordance with their respective ratable percentage ownership of the Prepetition Credit Facility Debt and shall be effected in such manner and on such terms and conditions as shall be determined by mutual agreement of the Debtors and the Prepetition Agent.

(e)         Subscription Period.  The Rights Offering with respect to the Initial Rights Offering Participants will commence on the Mailing Deadline (as defined in the Solicitation Procedures Order) and will end on the Subscription Expiration Date.  The Rights Offering with respect to the Subsequent Rights Offering Participants will commence on the Subscription Expiration Date and end on the date that is 3rd Business Day preceding the anticipated Effective Date.  The closing date of the Rights Offering shall be the Effective Date.  If the Rights Offering is not consummated by [●], the Rights Offering is terminable.

(f)         Exercise of Subscription Rights.  In order to exercise the Primary and Oversubscription Subscription Rights, each Initial Rights Offering Participant must (a) return a duly completed and executed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (b) pay an amount equal to the Subscription Purchase Price by wire transfer or bank or cashier’s check so as to be received by the Subscription Agent on or before the Subscription Purchase Price Payment Date, or, with respect to holders of Class 11 Unsecured Multiple Debtor Claims which hold Old Convertible Note Claims, if the securities of such holder are held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with enough time for the bank or brokerage firm to effect the subscription through The Depository Trust Company on or before the Subscription Purchase Price Payment Date.  If the Subscription Agent for any reason does not receive from a given Initial Rights Offering Participant both a timely and duly completed Subscription Form and timely payment of such holder’s Subscription Purchase Price, such Initial Rights Offering Participant will be deemed to have relinquished and waived its right to participate in the Rights Offering.

(g)         Transfer of Subscription Rights; Election Irrevocable; Representations and Warranties.

(i)                 The Subscription Rights may not be sold, transferred, or assigned in connection with a sale, transfer or assignment of the underlying Class 11 Unsecured Multiple Debtor Claim or Class 12 Other Unsecured Claim.  For purposes of distribution of the New Common Stock purchased pursuant to the Rights Offering, the Debtors are not required to recognize any such sale, transfer or assignment of the underlying Class 11 Unsecured Multiple Debtor Claim or Class 12 Other Unsecured Claim occurring after the Record Date.

(ii)                 Once a holder of Subscription Rights has properly exercised its Subscription Rights, such exercise shall be irrevocable.

(iii)                 Each Rights Offering Participant that has properly exercised its Subscription Rights represents and warrants to the Debtors that (A) to the extent applicable, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) it has the requisite power and authority to enter into, execute and deliver the Subscription Form and to perform its obligations thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance thereunder and (C) it agrees that the Subscription Form constitutes a valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(h)         Distribution of New Common Stock.  On, or as soon as practicable after the Effective Date, the Disbursing Agent shall distribute the New Common Stock pursuant to the Rights Offering.

(i)         Payment of the Subscription Purchase Price; No Interest.  In order for a Rights Offering Participant to properly exercise its Subscription Rights, such participant must pay the Subscription Purchase Price so as to be received by the Subscription Agent on or before the Subscription Purchase Price Payment Date.  The Subscription Purchase Price will be deposited and held in one or more trust accounts, escrow accounts, treasury accounts or similar segregated accounts (the “Subscription Accounts”). The Subscription Accounts will be maintained by the Subscription Agent for the purpose of holding the money for administration of the Rights Offering until the Effective Date or such other later date, at the option of the Reorganized Debtors. The Subscription Agent will not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.  No interest will be paid to parties exercising Subscription Rights on account of amounts paid in connection with such exercise; provided, however, that, (a) to the extent that any portion of the Subscription Purchase Price paid to the Subscription Agent is not used to purchase New Common Stock pursuant to the Primary Subscription or Oversubscription, the Subscription Agent will return such portion, and any interest accrued thereon, to the applicable Rights Offering Participant and (b) if the Plan has not been confirmed by [●], 2008, the Subscription Agent will return any payments made pursuant to the Rights Offering, and any interest accrued thereon, to the applicable Rights Offering Participant.

(j)         Fractional Rights.  No fractional shares of New Common Stock will be issued.  The number of shares of New Common Stock available for purchase by Initial Rights Offering Participants will be rounded down to the nearest share.  Any shares of New Common Stock not subscribed to by the Initial Rights Offering Participants as a result of such rounding will be pooled and made available to the Subsequent Rights Offering Participants.

(k)         Validity of Exercise of Subscription Rights.  All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Debtors, whose good faith determinations absent manifest error shall be final and binding.  The Debtors, in their sole discretion, reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as the Debtors determine, or reject the purported exercise of any Subscription Rights that does not comply with the provisions of Section 7.6 of the Plan.  Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or corrected within such time as the Debtors determine in their sole discretion reasonably exercised in good faith.  Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.  Notwithstanding anything to the contrary contained herein, the Debtors reserve the right to modify the offering of Subscription Rights in order to comply with applicable law, including without limitation modifying the persons or entities otherwise eligible to be Initial Rights Offering Participants and Subsequent Rights Offering Participants and/or the number of shares of New Common Stock available to any Initial Rights Offering Participants or Subsequent Rights Offering Participant.

(l)         Use of Proceeds.  On the Effective Date, the first $17.5 million of proceeds from the Rights Offering shall be distributed to the holders of Allowed Class 9 Prepetition Lender Claims (in lieu of shares of New Common Stock having an equivalent value).  Any proceeds above $17.5 million shall be retained by the Reorganized Debtors for general corporate purposes.

7.	Directors and Officers

(a)         The existing senior officers or managing members of the Debtors will remain as officers of the Debtors in their current capacities after the Effective Date.

(b)         On the Effective Date, the term of the current members of the board of directors of IBC will expire.  The initial board of directors of Reorganized IBC will consist of seven (7) directors. Craig Jung (or in the event of his death, incapacity, or resignation, the chief executive officer of IBC) will serve as a director.  The Prepetition Agent, as directed by the holders of a majority in dollar amount of the Prepetition Lender Claims, will designate five (5) directors, at least one of whom will be Independent.  The Creditors’ Committee will designate one (1) director.  For the purpose of this section, the term “Independent” will mean an individual who at that time qualifies:  (i) under the prevailing standards of the New York Stock Exchange or other applicable laws as an independent, outside director, and who is eligible to serve on the audit committee of a board of directors of an SEC-reporting public company; and (ii) as an outside director under section 162(m) of the Internal Revenue Code eligible to serve on the board of director’s committee responsible for matters of executive compensation.

The Persons designating board members will file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than ten (10) days prior to the Voting Deadline.

(c)         Board members will serve an initial term for a period from the Effective Date through the date of the annual meeting that first occurs after a date which is one (1) year after the Effective Date and for one (1) year terms thereafter (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of stockholders or upon the death, incapacity, resignation, etc. of a board member as provided in the Organizational Documents of the Reorganized Debtors.

8.	Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs

(a)         The terms of employment to be effective on and after the Effective Date of certain key employees are summarized at Exhibit K attached to the Plan and in such other agreements or arrangements as may be described prior to the Confirmation Hearing.

(b)         With the exception of those individuals whose employment terms are summarized on Exhibit K attached to the Plan, to the extent that any of the Debtors has in place as of the Effective Date employment, severance (change in control), retirement, indemnification and other agreements with their respective active directors, officers, managing members and employees who will continue in such capacities or a similar capacity after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans will remain in place after the Effective Date, and Reorganized Debtors will continue to honor such agreements, programs and plans except to the extent provided therein.  Benefits provided under such agreements or plans may include benefits under qualified and non-qualified retirement plans; health and dental coverage; short and long-term disability benefits; death and supplemental accidental death benefits; vacation; leased car; financial consulting, tax preparation and estate planning as well as an annual physical examination, each paid or provided commensurate with an employee’s position in accordance with the applicable company’s policies then in effect.  Such agreements and plans also may include equity, bonus and other incentive plans in which officers, managing members and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that pursuant to the Long Term Incentive Plan, there will be reserved for certain members of management, directors, and other employees of the Reorganized Debtors a certain number of shares of Class B Common Stock and other securities all as more fully described in Exhibit D to the Plan.  However, as of the Effective Date, the Reorganized Debtors will have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees.

(c)         Notwithstanding anything contained in the Plan to the contrary, the terms of the KERP will not be modified, altered, or amended.  Retention Bonuses (as defined in the KERP) will be paid in the amounts and at such times as contemplated by the KERP.

9.	Implementation of the Long Term Incentive Program

The Reorganized Debtors will implement the Long Term Incentive Plan, attached as Exhibit D to the Plan, in order to promote the growth and general prosperity of the Reorganized Debtors by offering incentives to key employees who are primarily responsible for the growth of the Reorganized Debtors, and to attract and retain qualified employees and thereby benefit the shareholders of the Reorganized Debtors based on growth of the Reorganized Debtors.  Pursuant to the Long Term Incentive Plan, the Reorganized Debtors will deliver certain stock options and restrictive stock grants to certain members of management and other employees on and after the Effective Date, with the total amount of shares of New Common Stock to be delivered under the Long Term Incentive Plan not to exceed 15% of the total amount of shares of New Common Stock outstanding after conversion of the New Convertible Secured Notes and after taking into account shares issued in the Rights Offering.

The Long Term Incentive Plan will be administered by the Compensation Committee of Reorganized IBC’s board of directors.  In applying and interpreting the provisions of the Long Term Incentive Plan, the decisions of the Compensation Committee of Reorganized IBC, pursuant to authority to be granted by the board of directors of Reorganized IBC, will be final.

10.	Termination of the SERP

Immediately prior to the Effective Date, the SERP will be deemed terminated and the Reorganized Debtors’ obligations thereunder will cease.  Each participant in the SERP will be granted an Allowed Other Unsecured Claim against IBC equal to the amount of accrued deferred compensation reflected on the Debtors’ books and records with respect to such participant’s SERP allocation.

11.	Issuance of Junior Secured Notes, New Convertible Secured Notes Class A Common Stock and Class B Common Stock

On the Effective Date, Reorganized IBC will issue the Junior Secured Notes, New Convertible Secured Notes, Class A Common Stock and Class B Common Stock for distribution to Claimholders in accordance with the terms of the Plan.  The issuance of the Junior Secured Notes, New Convertible Secured Notes, Class A Common Stock and Class B Common Stock and the distribution thereof to Claimholders will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

12.	Post-Effective Date Financing

On the Effective Date, the Reorganized Debtors (other than Mrs. Cubbison’s) will enter into the New Credit Facility, together with all guarantees evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments and agreements to be entered into, delivered or contemplated thereunder will become effective on the Effective Date.

In the Confirmation Order, the Bankruptcy Court will approve the New Credit Facility in substantially the form disclosed to the Bankruptcy Court and authorize the Reorganized Debtors to execute the same together with such other documents as the New Credit Facility lenders may reasonably require in order to effectuate the treatment afforded to such parties under the New Credit Facility.

13.	Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, the Reorganized Debtors will retain and may (but are not required to) enforce or prosecute all Retained Actions and all Avoidance Claims (a nonexclusive list of which is attached to the Plan as Exhibit A-1) and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code but, in each case, excluding the Prepetition Lender Actions and any other Cause of Action otherwise assertable against the Prepetition Lenders.  The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing).  The Reorganized Debtors or any successors may prosecute (or decline to prosecute) such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.  The failure of the Debtors to specifically list any claim, right of action, suit or proceeding in the Schedules or in Exhibit A-1 of the Plan (with the exception of the Prepetition Lender Actions) does not, and will not be deemed to, constitute a waiver or release by the Debtors of such Claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.

14.	Plan Modification and Amendments

Pursuant to Section 15.2 of the Plan, and subject to the consent of Silver Point and the Prepetition Agent, the Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing.  After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

15.	Committees

Effective on the Effective Date, the Creditors’ Committee and the Equity Committee shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims.  The professionals retained by the Creditors’ Committee, the Equity Committee and the members thereof shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with (i) the implementation of the transactions contemplated to occur on the Effective Date hereunder and (ii) applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date pursuant to Section 10.2 of the Plan.

16.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation hearing, shall be paid on the Effective Date.  The Reorganized Debtors will continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Cases are dismissed.

17.	Corporate Action

Each of the matters provided for under the Plan involving corporate action to be taken by or required of any Debtor or Reorganized Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.

18.	Effectuating Documents; Further Transactions

The chairman of the board of directors, the Chief Executive Officer, or any other executive officer or managing member of the Debtors will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Secretary or Assistant Secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

19.	Exemption From Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan (including, without limitation, pursuant to any grant of collateral under the New Credit Facility), or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

G.	Unexpired Leases and Executory Contracts

1.	Assumed (Non-Union) Contracts and Leases

Except with respect to the Union Contracts (whose treatment under the Plan is described in Section 8.3 therein), only those executory contracts and unexpired leases to which the Debtors (or any of them) are a party that are specifically listed on the schedule of assumed contracts and leases annexed to the Plan as Exhibit L, or that have been previously assumed or that are the subject of a pending motion to assume or notice of assumption, will be deemed automatically assumed and Reinstated as of the Effective Date; provided, however, that neither the inclusion by the Debtors of a contract or lease on Exhibit L of the Plan nor anything contained in the Plan will constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or any of their Affiliates, has any liability thereunder.  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights inrem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

2.	Rejected (Non-Union) Contracts and Leases

Except with respect to the Union Contracts (whose treatment under the Plan is described in Section 8.3 therein) and except with respect to executory contracts and unexpired leases that have previously been assumed or are the subject of a motion to assume filed, or a notice of assumption served pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases not assumed as set forth in Section 8.1 of the Plan will be deemed automatically rejected as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract.

3.	Assumption and Rejection of Union Contracts

(a)         Each Union Contract to which the Debtors are a party shall be deemed automatically assumed and Reinstated as of the Effective Date, unless such Union Contract (a) shall have been previously rejected by the Debtors, (b) is the subject of a motion to reject pursuant to section 1113 of the Bankruptcy Code filed on or before the Confirmation Date, or (c) expired prior to the Effective Date and/or is no longer executory on the Effective Date by its own terms.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date.

(b)         The Union Contracts which are or will be the subject of a motion to reject pursuant to section 1113 of the Bankruptcy Code on or before the Confirmation Date are set forth on Exhibit M to the Plan.

4.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

The provisions (if any) of each executory contract or unexpired lease to be assumed and Reinstated under the Plan which are or may be in default shall be satisfied solely by Cure.  Not more than five (5) days after the Effective Date, the Debtors shall serve on each party to an executory contract or unexpired lease to be assumed and Reinstated under the Plan a notice (the “Cure Notice”) setting forth the amount of Cure owed under such executory contract or unexpired lease according to the Debtors’ books and records.  The Cure Notice will state the amount (the “Cure Amount”) that the Debtors believe is necessary to assume such contract or lease pursuant to section 365 of the Bankruptcy Code, and notify each party that such party’s lease or contract will be assumed by the Debtors.  The Cure Notice will require that any objection to the Cure Amount (a “Cure Amount Objection”) be filed on or before the date that is fifty (50) days after the Effective Date (the “Cure Amount Objection Deadline”).  The Cure Notice will also provide that any Cure Amount Objection must state with specificity what Cure the party to such contract or lease believes is required with appropriate documentation in support thereof.  In the case of a Cure Amount Objection related to an unexpired lease of non-residential real property, such objection must include a breakdown by store by category of all amounts believed to be required as Cure, including, but not limited to, amounts for real estate taxes, common area maintenance and rent.  Disputes regarding Cure Amounts or the assumption and Reinstatement of an executory contract or unexpired lease under the Plan shall be resolved either consensually by the parties or by the Bankruptcy Court.  In the case of disputes which cannot be resolved consensually, such disputes shall be set for status at subsequent hearings following the Cure Amount Objection Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed.  If no Cure Amount Objection is timely received, the Cure Amount set forth in the Cure Notice shall be controlling notwithstanding anything to the contrary in any assumed contract or lease or other document as of the date of the Cure Notice, and the party to such contract or lease shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtors or Reorganized Debtors.  If no Cure Amount Objection is timely received, the Debtors shall pay the Cure Amount in Cash, if any, to the party to such assumed and Reinstated contract or lease within twenty (20) days of the Cure

Amount Objection Deadline.  Disputed Cure Amounts that are resolved by agreement or Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order.

5.	Rejection Damages Bar Date

If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against either the Debtors or the Reorganized Debtors or such entities’ properties unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.  Any Claim that may be Allowed as the result of the rejection of an executory contract or unexpired lease will be treated as an Other Unsecured Claim.

H.	Restructuring Transactions

The Debtors or the Reorganized Debtors, as the case may be, will take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions.  The term “Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or after the Effective Date, as set forth on Exhibit F of the Plan.  The Restructuring Transactions contemplated by the Plan include, but are not limited to, all of the transactions described in the Plan.  Such actions may also include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction.  The form of each Restructuring Transaction will be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction.  In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each  party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor under the Plan.  In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform such obligations.  Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

I.	Provisions Governing Distributions

1.	Time of Distributions

Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan will be made to holders of Allowed Claims on a Periodic Distribution Date.

2.	No Interest on Claims

Unless otherwise specifically provided for in the Plan, Confirmation Order, the DIP Credit Agreement or the Prepetition Credit Agreement, Postpetition Interest will not accrue or be paid on Claims, and no Claimholder will be entitled to interest accruing on or after the Petition Date on Claims, rights, or Interests, and no Claimholder will be entitled to interest accruing on or after the Petition Date on any Claim, right or Interest.  Interest will also not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon when and if such Disputed Claim becomes an Allowed Claim.

3.	Disbursing Agent

The Plan calls for the Reorganized Debtors or a party designated by the Reorganized Debtors, in its sole discretion, to serve as a Disbursing Agent.  The Disbursing Agent will make all distributions required under the Plan except with respect to a holder of a Claim whose distribution is governed by the Indenture or other agreement and is administered by a Servicer, which distributions will be deposited with the appropriate Servicer, who will deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the Indenture or other governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, will make such distributions.

4.	Surrender of Securities or Instruments

On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing either a Claim, including, without limitation, a Claim on account of the Indenture (as to each, a “Certificate”), will surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by the Indenture or other agreement, the respective Servicer, and such Certificate will be cancelled.  No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer.  Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution under the Plan, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding the foregoing, no Prepetition Lender is required to surrender a Certificate to the Prepetition Agent and no Prepetition Lender shall forfeit its distribution rights for failure to surrender such Certificate.

5.	Instructions to Disbursing Agent

Prior to any distribution on account of an Old Convertible Note Claim, the Servicer with respect to the Indenture will (a) inform the Disbursing Agent as to the amount of the properly surrendered claim pursuant thereto and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, of the names of such Claimholders who have properly surrendered Old Convertible Notes.

6.	Services of Indenture Trustees, Agents and Servicers

The services with respect to consummation of the Plan of Servicers under the Indenture and other agreements that govern the rights of Claimholders will be as set forth elsewhere in the Plan, and the Reorganized Debtors will reimburse any Servicer for reasonable and necessary services performed by it as contemplated by, and in accordance with, the Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

7.	Record Date for Distributions to Holders of Old Convertible Notes

At the close of business on the Record Date, the transfer ledgers of the Servicers of the Indenture will be closed, and there shall be no further changes in such record holders.  Reorganized IBC and the Servicers for the Indenture and the Disbursing Agent will have no obligation to recognize any transfer of such Certificates occurring after the Record Date.  The Reorganized Debtors, the Servicers for such Certificates and the Disbursing Agent will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

8.	Claims Administration Responsibility

The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions to all Claims against the Debtors, including but not limited to Administrative Claims, Priority Tax Claims, Secured Tax Claims, Secured Claims, Other Priority Claims, Intercompany Claims, Administrative Convenience Claims, Workers’ Compensation Claims, General Unsecured Claims (asserted against Mrs. Cubbison’s), Prepetition Lender Claims, Capital Lease Claims, Unsecured Multiple Debtor Claims, Other Unsecured Claims and Subordinated Securities Claims.

9.	Delivery of Distributions

Distributions to holders of Allowed Prepetition Lender Claims will be made to the Prepetition Agent and will be distributed by the Prepetition Agent in accordance with the Prepetition Credit Agreement.  Distributions to all other Allowed Claimholders will be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim or interest filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim or interest is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim or interest, (c) at the addresses reflected in the Schedules if no proof of claim or interest has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a Claimholder whose Claim is governed by the Indenture or other agreement and is administered by a Servicer, at the addresses contained in the official records of such Servicer.  If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder will be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder’s then current address, at which time all missed distributions will be made to such Claimholder without interest.  Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.  All claims for undeliverable distributions will be made on or before the second anniversary of the Effective Date.  After such date, all unclaimed property will revert to the Reorganized Debtors.  Upon such reversion, the claim of any Claimholder, or their successors, with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

10.	Procedures for Treating and Resolving Disputed and Contingent Claims

(a)         No Distributions Pending Allowance

Under the Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.  All objections to Claims must be filed on or before the Claims Objection Deadline.

(b)         Distribution Reserve

The Disbursing Agent will withhold a separate Distribution Reserve from the property to be distributed to holders of Class 11 Unsecured Multiple Debtor Claims and Class 12 Other Unsecured Claims.  The amount of Class B Common Stock withheld as a part of the Distribution Reserve will be equal to the amount the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made, respectively, to the Claimholders in such Classes when the allowance or disallowance of each Claim is ultimately determined.  The Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated (but is not required to do so).  The Disbursing Agent will also place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise.  If practicable, the Disbursing Agent will invest any Cash that is withheld as the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment.  Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to Postpetition Interest on such Claim.

(c)         Distributions After Allowance

Distributions from the Distribution Reserve to each respective Claimholder on account of a Disputed Claim, to the extent it ultimately becomes an Allowed Claim, will be made in accordance with the provisions of the Plan that govern distributions to such Claimholders.  Subject to Section 9.2 of the Plan, on the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, the Disbursing Agent will distribute to the Claimholder any New Common Stock or Series B Warrants from the Distribution Reserve that would have been distributed on such dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates, together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claimholders included in the applicable class.  After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining New Common Stock or Series B Warrants held in the Distribution Reserve will be distributed Pro Rata to Allowed Claimholders in accordance with the other provisions of the Plan.

The Disbursing Agent and the Servicers will be required to vote any shares of the New Common Stock held in the Distribution Reserve or by such Servicer pursuant to the provisions of a voting trust agreement that will require that shares of New Common Stock in the Distribution Reserve or held by a Servicer be voted in the same proportion as shares not held in the Distribution Reserve or by such Servicer.

(d)         De Minimis Distributions

Neither the Distribution Agent nor any Servicer will have any obligation to make a distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value of less than $50.

11.	Fractional Securities; Fractional Dollars

No fractional shares of New Common Stock will be issued or distributed under the Plan.  Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled.  Whenever any distributions to a Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such New Common Stock will be rounded to the next higher or lower whole number with fractions of less than or equal to ½ being rounded to the next lower whole number.  No consideration will be provided in lieu of fractional shares that are rounded down.  The total number of shares of New Common Stock to be distributed to each Class of Claims will be adjusted as necessary to account for the rounding provided herein. Any other provision of the Plan notwithstanding, neither the Debtors, the Disbursing Agent nor the Servicer will be required to make distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

J.	Allowance of Certain Claims

1.	DIP Facility Claims

On the Effective Date, all claims arising under the DIP Facility will be allowed in an amount to be agreed upon by the Debtors and such Claimholders, and all obligations of the Debtors under the DIP Facility shall be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility and the DIP Credit Agreement including, without limitation, replacement of letters of credit issued under the DIP Credit Facility with substitute letters of credit, cash collateralization of such letters of credit or providing “back-up” letters of credit in a form acceptable to the DIP Agent.  Thereafter, all liens and security interests granted to secure such obligations will be deemed cancelled and will be of no further force and effect.

2.	Professional Claims

Under the Plan, all final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims will be determined by the Bankruptcy Court.

Subject to the Holdback Amount, on the Effective Date, the Debtors or the Reorganized Debtors will pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date.  To receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals must estimate fees and expenses due for periods that have not been billed as of the Effective Date and must deliver such estimate to counsel for the Debtors and the Creditors’ Committee.  Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period must submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.

The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals. On the Effective Date, the Debtors or the Reorganized Debtors will fund the Holdback Escrow Account by paying to the Disbursing Agent Cash equal to the aggregate Holdback Amount for all professionals.  The remaining amount of Professional Claims owing to the professionals will be paid to such professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court.  When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors.

Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.

3.	Substantial Contribution Compensation and Expenses Bar Date

Requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code must be filed with the clerk of the Bankruptcy Court, on or before a date which is thirty (30) days after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

4.	Administrative Claims Bar Date

All other requests for payment of an Administrative Claim (other than as set forth in Sections 10.2 and 10.3 of the Plan, and other than with respect to Cure Claims) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) days after the Effective Date.  Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested.  In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by any Debtor in the ordinary course of business.

5.	The ACE Insurance Program.

Notwithstanding anything to the contrary in this Disclosure Statement, the Plan or the Confirmation Order: (a) on the Effective Date, the Debtors and the Reorganized Debtors shall assume the ACE Insurance Program in its entirety and shall pay the cure costs related to such assumption; (b) the ACE Insurance Program (including, but not limited to, all letters of credit and other collateral and security provided to the ACE Companies (or any of them) pursuant the ACE Insurance Program) shall survive and shall not be amended, modified, waived or impaired in any respect by the Plan, the Confirmation Order or otherwise without the prior written agreement of the ACE Companies; (c) the claims of the ACE Companies arising under the ACE Insurance Program shall be Allowed Administrative Claims, which are payable in the ordinary course of business, and shall not be discharged or released by the Plan or the Confirmation Order; (d) the ACE Companies shall not be required to file or serve a request for payment of any Administrative Claim and shall not be subject to any bar date governing Administrative Claims; (e) nothing in the Plan or the Confirmation Order shall be construed as, or is, a determination as to coverage under the ACE Insurance Program; and (f) nothing in the Plan or Disclosure Statement in any way: (i) precludes or limits the rights of the insurers to contest and/or litigate with any party, including, without limitation, the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy; (ii) permits any holder of a Workers’ Compensation Claim or an Insured Claim to recover the same amounts from the ACE Companies and the Debtors; (iii) alters the ACE Companies’ rights and obligations under the ACE Insurance Program or modifies the coverage provided thereunder; or (iv) alters the Debtors’ rights and obligations under the ACE Insurance Program, including, without limitation, any duty of the Debtors’ to defend, at their own expense, against claims asserted under the Policies; provided, however, that, after the Effective Date, the ACE Companies shall use its commercially reasonable efforts, consistent with the ACE Insurance Program, to reduce the aggregate letters of credit and other collateral and security provided to the ACE Companies (or any of them) pursuant to the ACE Insurance Program by the Reorganized Debtors.

K.	IBC Creditor Trust

The Plan provides for the creation of the IBC Creditor Trust to be administered by a trustee with the advice and direction of the Trust Advisory Board.  As set forth below and in the Plan, the IBC Creditor Trust is being established for and on behalf of holders of Allowed Class 11 Unsecured Multiple Debtor Claims and Allowed Class 12 Other Unsecured Claims.

1.	Appointment of Trustee

The Trustee for the IBC Creditor Trust will be designated by the Creditors’ Committee.  Specifically, the Creditors’ Committee will file a motion on a date which is at least ten days prior to the date the Bankruptcy Court establishes for the commencement of the Confirmation Hearing designating the Person who it has selected as the Trustee and seeking approval of such designation.  The Person designated as the Trustee will file an affidavit demonstrating that such Person is disinterested.  The Person so designated by the Creditors’ Committee will become the Trustee upon the Bankruptcy Court entering an order granting the motion after consideration of the same and any objections thereto at the Confirmation Hearing.  The Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

2.	Assignment of Trust Assets to the IBC Creditor Trust

On the Effective Date, the Debtors will transfer and will be deemed to have transferred to the IBC Creditor Trust, for and on behalf of the beneficiaries of the Trust, the Trust Assets including the Trust Claims (subject to the IBC Creditor Trust’s obligation to repay the Expense Advance to Reorganized IBC).

3.	The IBC Creditor Trust

(a)         Creation, Interests, Voting, Term and Amendment

Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit G to the Plan, will become effective.  The Trustee will accept the IBC Creditor Trust and sign the Trust Agreement on that date and the IBC Creditor Trust will then be deemed created and effective.

(b)         Administration and Duties

The Trustee will have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions to the holders of Claims entitled to distributions from the Trust and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to prosecute and settle Trust Claims.  Upon such assignments (which, as stated above, shall occur on the Effective Date), the Trustee, on behalf of the IBC Creditor Trust, will assume and be responsible for all of the Debtors’ responsibilities, duties and obligations with respect to the subject matter of such assignments, and the Debtors, the Disbursing Agent and the Reorganized Debtors will have no other further rights or obligations with respect thereto.  The Trustee will take such steps as it deems necessary (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any) to reduce the Trust Assets to Cash to make distributions required hereunder, providedthat the Trustee’s actions with respect to disposition of the Trust Assets should be taken in such a manner so as reasonably to maximize the value of the Trust Assets.

(c)         Relationship to Reorganized Debtors

All costs and expenses associated with the administration of the IBC Creditor Trust, including those rights, obligations and duties described in subsection 11.3(b) of the Plan, will be the responsibility of and paid by the IBC Creditor Trust.  Notwithstanding the foregoing, the Reorganized Debtors will cooperate with the Trustee in pursuing such Trust Recoveries and will afford reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the IBC Creditor Trust to enable the Trustee to perform the Trustee’s tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable.  Other than distributions set forth in Section 11.7 of the Plan, the Reorganized Debtors will not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in subsection 11.3(d) of the Plan.  The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure.  Any requests for assistance will not interfere with the Reorganized Debtors’ business operations.

(d)         Authorization to Retain Professionals

The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Trustee Professionals”), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Trust Assets.  The Trustee Professionals will continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order, and the Trustee Professionals will serve such statements on each member of the Trust Advisory Board.  In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter will be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.

(e)         Taxes, Withholding and Reporting

For U.S. federal income tax purposes, it is intended that the IBC Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust be owned by its beneficiaries.  Accordingly, for U.S. federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in each of the Trust Assets and then contributed such interests to the IBC Creditor Trust.  The Trustee will be responsible for filing all U.S. federal, state and local tax returns for the IBC Creditor Trust.

4.	The Trust Advisory Board

(a)         Designation of Members, Bylaws and Expenses and Compensation

The Trust Advisory Board will be composed of three (3) members.  The Indenture Trustee shall designate one (1) member and the Creditors’ Committee will designate the remaining two (2) members.  Such parties will give written notice of the identities of such members, file it of record and serve such notice on each other on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if and to the extent the Indenture Trustee and/or the Creditors’ Committee fail to file and give such notice, the Debtors will designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing.  The Trust Advisory Board will adopt such bylaws as it may deem appropriate.  The Trustee will consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the IBC Creditor Trust.  Members of the Trust Advisory Board will be entitled to compensation from the IBC Creditor Trust in accordance with the Trust Agreement and to reimbursement from the IBC Creditor Trust of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board.  Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement will be payable solely by the IBC Creditor Trust.  In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member will be replaced by designation of the remaining members of the Trust Advisory Board.  If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy will be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.  Upon the certification by the Trustee that all assets transferred into the IBC Creditor Trust have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board will resign their positions, whereupon they will be discharged from further duties and responsibilities.

(b)         Rights, Powers, Duties

The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose, subject to Bankruptcy Court approval of such settlements after notice and a hearing, provided, however, that the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee.  The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code.  The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct.  In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.  The Trust Advisory Board will require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board.  The Trust Advisory Board will govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote.  No provision of such bylaws will supersede any express provision of the Plan.

5.	Funding of the Expense Advance

On the Effective Date, the Debtors will fund the Expense Advance and deliver it to the Trustee to be used by the Trustee consistent with the purpose of the IBC Creditor Trust and subject to the terms and conditions of the Plan and the Trust Agreement.

6.	Repayment of the Expense Advance

Immediately upon receipt, all Trust Recoveries will first be paid to the Reorganized Debtors in order to repay the Expense Advance.

7.	Distributions of Trust Assets

Except as otherwise provided in Section 11.6 of the Plan, the Trustee will make distributions of Trust Assets as follows:  first, to repay the Expense Advance; second, to pay the Trust Expenses; third, to repay amounts, if any, borrowed by the Trustee in accordance with the Trust Agreement; and, fourth, to pay the distributions to Claimholders entitled to receive distributions from the IBC Creditor Trust as required by the Plan.  Distributions to Claimholders entitled to receive distributions from the IBC Creditor Trust by the Trustee of Trust Assets will be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee will not be required to make any such semi-annual distribution in the event that the aggregate proceeds and income available for distribution to such Claimholders is not sufficient, in the Trustee’s discretion (after consultation with the Trust Advisory Board) to distribute monies to such Claimholders.  From time to time, but no less frequently than quarterly, the Trustee, in consultation with the Trust Advisory Board, will estimate the amount of Trust Assets required to pay then outstanding and reasonably anticipated Trust Expenses.  The Cash portion of Trust Assets in excess of such actual and estimated Trust Expenses will be made available for distribution to Claimholders in the amounts, on the dates and subject to the other terms and conditions provided in the Plan.  The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions, and not unduly prolong the duration of the IBC Creditor Trust.

L.	Effect of the Plan on Claims and Interests

1.	Revesting of Assets

Except as otherwise explicitly provided in the Plan, on the Effective Date all property comprising the Estates (including Retained Actions and Avoidance Claims) will revest in each of the Debtors and, ultimately, in the Reorganized Debtors, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders (other than as expressly provided in the Plan).  As of the Effective Date, each of the Reorganized Debtors may operate its business and use, acquire, and dispose of property and settle and compromise Claims without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

2.	Discharge

Effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) and except as otherwise specifically provided in the Plan or in the Confirmation Order, Confirmation of the Plan will satisfy, discharge, and release of all Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors, the Reorganized Debtors, and the Estates or any of their assets or properties, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such a Claim, right, or Interest accepted the Plan.  The Confirmation Order will be a judicial determination of the discharge of all liabilities of and Interests in the Debtors, subject to the Effective Date occurring.

As of the Effective Date, except as provided in the Plan or in the Confirmation Order or under the terms of the documents evidencing, and orders approving, the DIP Facility and/or the New Credit Facility, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests in Brands Preferred Stock and Interests in IBC, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

3.	Compromises and Settlements

The Plan represents an agreement reached between the Debtors and the Prepetition Lenders, as to the terms of a consensual reorganization of the Debtors under Chapter 11.  The terms of the agreement as embodied in the Plan additionally or alternatively represent a proposed compromise and settlement with respect to the following issues:  (i) the Prepetition Lender Actions; (ii) the nature and amount of exit financing required by the Debtors to emerge from Chapter 11; (iii) the treatment of the various classes of Claims and Interests, including whether and to what extent the Prepetition Lender Claims are fully secured or undersecured, considering the merits (or lack thereof) of potential challenges to the Prepetition Lender Claims and/or Liens securing the same, and thus whether the holders of such Claims are entitled to be treated as holders of only Secured Claims or are entitled to be treated as holders of both Secured Claims and unsecured, deficiency Claims; (iv) the enforcement of subordination rights by the holders of Prepetition Lender Claims against distributions to be made to Old Convertible Note Claims; (v) the right of holders of the Prepetition Lender Claims to receive postpetition interest on their Claims pursuant to section 506(b) of the Bankruptcy Code; and (vi) whether there is any value at certain of the Subsidiary Debtors for any holder of unsecured Claims if the guarantees supporting the Prepetition Lender Claims are enforced against such Subsidiary Debtors, and whether and to what extent such guarantees are entitled to be enforced against each of such Subsidiary Debtors.

The Plan is deemed to be a motion for approval of the compromise and settlement of the foregoing issues based upon the treatment of the Class 9 Prepetition Lender Claims as provided in the Plan, and the confirmation of the Plan will constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order will contain findings supporting and conclusions approving the compromise and settlement as fair and equitable and within the bounds of reasonableness.  The Confirmation Order will also provide for the dismissal, with prejudice, of any pending adversary proceedings filed in connection with the Prepetition Lender Actions.  The compromise and settlement is essential to the Plan.  Without it, confirmation of the Plan would be difficult.  After weighing the probability of success in litigating the issues outlined above, the difficulties to be encountered in such litigation, the complexity of such litigation, the expense, inconvenience and delay attendant to such litigation, and the paramount interests of creditors, the Debtors believe that the compromise and settlement is fair, equitable, reasonable and in the best interests of Creditors, the Debtors, the Reorganized Debtors and the Estates.

In the course of formulating the Plan and reaching the aforementioned compromise and settlement, the Debtors investigated and considered several strategic alternatives to the foregoing compromise and settlement.  Among these alternatives, the Debtors investigated several strategies predicated on the assertion of litigation claims against the

Prepetition Lenders, specifically those claims made in or contemplated by the Prepetition Lender Actions, including (i) claims for the invalidation or avoidance of the Prepetition Lenders’ security interests; (ii) claims to void various prepetition transactions between the Debtors and the Prepetition Lenders as fraudulent conveyances; (iii) claims to recover payments made to the Prepetition Lenders prior to the Petition Date as preferential transfers; (iv) claims to equitably subordinate the claims of the Prepetition Lenders to the claims of general unsecured creditors; and (v) claims to recharacterize postpetition interest payments made to the Prepetition Lenders as payments of principal.  In addition, the Debtors explored the possibility of proposing a non-consensual plan of reorganization and seeking approval of such plan without the consent of the Prepetition Lenders through the "cram down" provisions of section 1129 of the Bankruptcy Code.

The Debtors determined that there is significant doubt as to whether the pursuit of such litigation strategies would prove successful and that failure to resolve these issues could negatively impact recoveries to other creditors.  As a result of their investigation of the various transactions between the Debtors and the Prepetition Lenders, the Debtors concluded that the Prepetition Lenders would likely be able to assert strong legal and/or factual defenses to any potential litigation claims, and such, the Debtors' chance of prevailing on any of these claims is less than certain.  The Debtors further determined that any litigation against the Prepetition Lenders would be highly complex and costly, would involve significant discovery, and would result in substantial delay and administrative expense for the Debtors' estates.

The Debtors believe that the consideration, if any, provided to holders of Claims and Interests as a result of the compromise and settlement proposed by the Plan reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors’ assets.

Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons.  The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle any other Claims against them and any other claims that they may have against other Persons up to and including the Effective Date.  After the Effective Date, such right will pass to the Reorganized Debtors as contemplated in Section 12.1 of the Plan.

4.	Release of Certain Parties

As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed in the Plan, the Debtors, the Reorganized Debtors  and any Person seeking to exercise the rights of the Estates including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code will be deemed to forever release, waive and discharge the Released Parties from all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities which the Debtors or the Estates are entitled to assert, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, existing or hereafter arising in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the

Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Plan or the Reorganized Debtors with respect to each of the Released Parties, each of their principals, employees, agents, officers, directors, managing members, representatives, financial advisors, investment bankers, attorneys and other professionals, and any of their successors and assigns; provided, however, that nothing contained in the Plan is intended to operate as a release of any potential claims by the Debtors and their Estates against parties who have executed Tolling Agreements with the Debtors during the Chapter 11 Cases, but only with respect to Claims covered by such Tolling Agreements, and only to the extent that such Tolling Agreements continue to be in full force and effect and the tolling periods contemplated thereby have not expired.

5.	Releases by Holders of Claims.

As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed in the Plan, each holder of a Claim that affirmatively votes in favor of the Plan will forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against the Released Parties, arising under or in connection with or related to the Debtors, the Estates, the conduct of the Debtors’ business, the Chapter 11 Cases, the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder) or the Reorganized Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Plan or the Reorganized Debtors; provided, however, that nothing contained therein is intended to operate as a release of any potential claims by third parties against any parties that have signed Tolling Agreements with a third party, but only with respect to Claims covered by such Tolling Agreements and only to the extent that such Tolling Agreements continue to be in full force and effect and the tolling periods contemplated thereby have not expired. Notwithstanding anything to the contrary herein, this Plan shall not discharge, enjoin or restrain the assertion, institution or enforcement of any claims against any non-debtor parties (a) that may be held by the Securities and Exchange Commission (the “SEC”) or (b) with respect to the Pension Plans, including any claim for breach of fiduciary duty or any claim asserted by the PBGC.

6.	Setoffs

The Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or the  Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

7.	Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan, the Released Parties, any of such parties’ respective present officers, directors, managing members, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the filing of the Chapter 11 Cases, negotiation and filing of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Notwithstanding anything to the contrary contained in the Plan, this section shall not release any party from any claim, obligation, right, Cause of Action or liability arising from any act or omission committed in bad faith, gross negligence or willful misconduct.

8.	Indemnification Obligations

Except as specifically provided in Section 7.7 of the Plan, in satisfaction and compromise of the Indemnitee’s Indemnification Rights: (a) all Indemnification Rights except those held by (i) Persons included in either the definition of “Insured Persons” or the “Insureds” in either of the policies providing the Debtors’ D&O Insurance; (ii) the Prepetition Agent and the Prepetition Lenders arising under the Prepetition Credit Agreement; and (iii) Professionals, but only to the extent that they have expressly been granted Indemnification Rights in the documents filed with the Bankruptcy Court and only to the extent that such Indemnification Rights are determined to be valid and enforceable, shall be released and discharged on and as of the Effective Date; providedthat the Indemnification Rights excepted from the release and discharge will remain in full force and effect on and after the Effective Date and will not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases; (b) the Debtors or Reorganized Debtors, as the case may be, covenant to use commercially reasonable efforts to purchase and maintain D&O Insurance providing coverage for those Persons described in subsection (a)(i) of Section 12.8 of the Plan whose Indemnification Rights are not being released and discharged on and as of the Effective Date, for a period of six years after the Effective Date insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors or the Reorganized Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”); and (c) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify such Persons referred to in subclause (b) above to the extent of, and agree to pay for, any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

9.	Injunction

The satisfaction, release, and discharge pursuant to Article XII of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

10.	Central States Settlement

Notwithstanding anything to the contrary contained in this Plan, any claim against or liability of (including, without limitation, any liability or claim for withdrawal liability under 29 U.S.C. §§ 1383 and 1385) any of the Debtors’ or any third-party to Central States, Southeast and Southwest Areas Pension Fund, a multi-employer plan as that term is defined by 29 U.S.C. § 1301(a)(3) (the “Central States Plan”), specifically including Claim Nos. 9205, 9206, 9207, 9208, 9209, 9214, 9215, 9216 and 9217, is left unimpaired under this Plan, shall not be discharged and shall continue unaltered as if the Chapter 11 Cases had not been commenced, nor shall any third-party be released from any liability or claim that the Central States Plan may have against that third-party as a result of any one of the Debtor’s participation in the Central States Plan.

VIII.                      CERTAIN FACTORS TO BE CONSIDERED

The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference in the Plan) before deciding whether to vote to accept or to reject the Plan.

A.	General Considerations

The formulation of a reorganization plan is the principal purpose of a chapter 11 case.  The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors.  Certain Claims may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all.  The recapitalization of the Debtors realizes the going concern value of the Debtors for their Claimholders. Moreover, reorganization of the Debtors’ business and operations under the Plan also avoids the potentially adverse impact of a liquidation on the Debtors’ employees and many of their customers, trade vendors, suppliers of goods and services, and lessors.

B.	Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cramdown” are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan.  Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  See Article X of this Disclosure Statement.  Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  See Appendix B attached hereto for a liquidation analysis of the Debtors.  If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders.  The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization.  Failure to obtain this approval in a timely manner could adversely affect the Debtors’ operating results, as the Debtors’ ability to obtain financing to fund their operations and their relations with customers and suppliers may be harmed by protracted bankruptcy proceedings.  Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization.  Once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Business Factors and Competitive Condition

1.	General Economic Conditions

The Business Plan makes certain assumptions regarding the general economic conditions of the United States economy and the baking industry.  An estimate of future economic conditions is subject to many factors outside the Debtors’ control, including costs for relevant commodities necessary to create the Debtors’ products, interest rates, inflation, unemployment rates, consumer spending, war and other such factors.  Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtors.  There is no guarantee that economic conditions will improve in the near term.

2.	Business Factors

The Debtors’ operating performance is tied to the Debtors’ ability to, among other things (i) accurately anticipate ingredient and other raw material costs, fuel and utility costs and availability and successfully hedge against fluctuations in those costs and the ability to procure necessary ingredients, (ii) properly manage labor and employee benefits costs, (iii) retain the value in the Debtors’ brands and trademarks, (iv) successfully implement business strategies and otherwise execute planned changes in various aspects of the business, (v) attract, motivate and retain key executives and employees and (vi) attract and retain customers.

Any one of the above-referenced factors, many of which may be affected by circumstances outside the Debtors’ control, could have an impact on the Reorganized Debtors’ operating performance.  In addition, should the Reorganized Debtors experience a significant disruption of terms with vendors, margins fail to improve, or the availability of capital is affected, compliance with financial covenants and cash resources could be affected.

In addition, there are risks that the goals of the Business Plan will not be achieved.  In such event, the Debtors may be forced to sell all or parts of their business, develop and implement further restructuring plans not contemplated in the Plan, or become subject to further insolvency proceedings.  In the event of further restructurings or insolvency proceedings of any of the Reorganized Debtors, the equity interests of persons holding equity in any of the Reorganized Debtors could be substantially diluted or even cancelled.

D.	Declining demand for the Debtors’ products could have adverse effects on their financial results

The Debtors have experienced a significant decline in the demand for their bread products. According to data from Information Resources Incorporated (“IRI”), an independent market research concern that reports sales trends in most supermarkets (excluding mass merchandisers, club stores and discount stores), the Debtors’ total unit volume of branded bread products declined by 8.5% during fiscal 2007 from the comparable fiscal 2006 period. During fiscal 2007, revenues related to the Debtors’ bread products declined 3.0% from the comparable fiscal 2006 period. Data from IRI also indicates that the declining unit trend in bread products was evident in the industry during fiscal 2007. The Debtors believe that they will continue to experience reduced demand for their products based on various factors, including the factors listed below.

1.	Obesity

The Debtors believe that the recent national awareness regarding obesity trends in children and adults and related issues has had an impact on the eating habits of many consumers and, as a result, consumers have changed and will continue to change their consumption of bread products and sweet goods. While the long-term impact of consumers concerned about eating habits, including consumption of carbohydrates, calories, and fat is still unclear, changes in consumption habits could impact demand for the Debtors’ products going forward.

On August 7, 2007, the Federal Trade Commission (the “FTC”) issued an Order To File Special Report (the “2007 FTC Order”) to 44 food manufacturers, including the Debtors, as a result of a Congressional order to gather information from certain food manufacturers related to advertising to children.  The 2007 FTC Order requires the Debtors to provide detailed information on its snack cake marketing activities during calendar 2006.  The Debtors filed a response with the FTC on November 1, 2007.

2.	Dietary Guidelines

In January 2005, the Department of Health and Human Services and Department of Agriculture released the 2005 Dietary Guidelines for Americans (the “2005 Dietary Guidelines”) recommending, among other things, limiting the intake of saturated and trans fats, cholesterol, added sugar, and salt.

The Debtors are currently subject to Food and Drug Administration labeling regulations that became effective January 1, 2006, requiring them to list information relating to trans fat content.  Although virtually all of the Debtors’ bread products and such key iconic Hostess® sweet goods as multipacks of Twinkies and Cupcakes have the “0 grams” trans fat label, certain of the Debtors’ products that are fried or Kosher do contain trans fat (which is declared on the products’ labels).  As a result of various pressures, including market pressures, the Debtors intend to introduce only new products that can properly be labeled with the “0 grams” trans fat declaration to assist those consumers concerned about their trans fat consumption.  In addition, the Debtors have been notified by one of its largest customers that such customer will no longer sell any of the Debtors’ products that contain trans fats after December 31, 2007.  The Debtors are in the process of re-formulating their products to eliminate trans fats, if any.  However, there can be no assurance that the Debtors will complete this project by the end of calendar 2007, which could adversely affect the Debtors’ financial condition, results of operations and cash flows.  In addition, there can be no assurance that these and other actions that the Debtors may take will offset the effect, if any, of the 2005 Dietary Guidelines’ recommendations.

The 2005 Dietary Guidelines additionally recognize that whole grains are an important source of fiber and nutrients and the Debtors have a number of whole grain products among their product offerings.  However, the substantial majority of the Debtors’ bread revenues are from the sale of white bread and other refined-grain bread products.  Even if consumers increase their consumption of whole grain products as a result of the new guidelines, the Debtors cannot guarantee there will be an increase in consumption of the Debtors’ whole grain product offerings.

3.	Consumer Tastes

In addition, the Debtors’ success depends in part on their ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to consumers’ preferences.  The inability of the Debtors to anticipate and react to fluctuating consumer preferences can result in reduced demand for the Debtors’ products.  While the Debtors recently introduced several new and improved products designed to achieve and retain market share, there is no guarantee that these new products will meet consumer preferences.

E.	Conditions Precedent to Consummation; Timing

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date.  As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived).   Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

F.	The Silver Point Exit Financing Commitment; Negotiations With The Unions

On November 7, 2007, the Court approved that certain exit facility commitment letter by and among Silver Point, IBC and Brands, dated October 18, 2007.  In connection with the consummation of the Plan, Silver Point has agreed to underwrite, structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $400 million.  On the same date, the Court approved Alternative Proposal Procedures whereby the Debtors continued to seek higher or otherwise better proposals from other parties.  The Alternative Proposal Procedures required that each continuing potential investor submit a firm and final written offer (each, a

“Final Proposal”) on or before 5:00 p.m. (Central time) on January 15, 2008.  Further, the Alternative Proposal Procedures provided that if one or more Final Proposals were submitted that were deemed Qualified Bids (as defined in the Alternative Proposal Procedures), the Company would conduct an auction.  No competing Qualified Bids were received by the Debtors.  Therefore, the Debtors are proceeding with the Silver Point Transaction as approved by the Court.

The Silver Point Transaction is subject to various conditions and contingencies including, without limitation, that no material adverse change will have occurred.  In addition, the Silver Point Transaction is contingent upon ratification of certain amendments to collective bargaining agreements governing the relationship between the Debtors and their unionized workforce to implement the Debtors’ Business Plan.  Work rules under the Company’s collective bargaining agreements restrict the Debtors’ ability to abandon their high cost, “one-size-fits-all” traditional route delivery structure in favor of the path-to-market delivery structure outlined in the Business Plan.  Thus, these agreements must be modified in order to implement the Business Plan.

The Debtors’ negotiations with the BCTGM resulted in an agreement on September 28, 2007, and this agreement is currently being presented for ratification by the BCTGM-represented employees with the full and unanimous support of the BCTGM leadership.  More than 95% of the bargaining units represented by the BCTGM have ratified the modified agreements.

The Silver Point Transaction is contingent upon ratification of amendments to collective bargaining units governing the relationship between the Debtors and their unionized workforce to implement the Debtors’ Business Plan, as discussed above.  The Debtors reached an agreement with the BCTGM and, thus far, 95% of all bargaining units have ratified the modified agreements.  Reaching an agreement with the IBT remains an essential contingency to consummation of the Silver Point Transaction and, therefore, confirmation of the Plan.  The Debtors’ negotiations with the IBT have thus far not resulted in such an agreement.  The IBT has stated that it would prefer that the Company liquidate to providing the Debtors with the modifications and concessions they have requested.  If the Debtors cannot reach an agreement with the IBT, the Silver Point Transaction cannot be consummated as currently contemplated.

G.	Inherent Uncertainty of Financial Projections

The Projections set forth in Appendix C annexed hereto cover the operations of the Reorganized Debtors on a consolidated basis through fiscal year 2012.  These Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize.  In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors’ operations.

Critical assumptions underlying the Debtors’ Business Plan that will have a significant impact on the Reorganized Debtors’ ability to achieve projections, and that correspondingly have a material impact on value, include the ability of the Company to (i) successfully execute the improvement initiatives which form the basis of the projections set forth in the Business Plan; (ii) improve gross margins; (iii) reduce operating costs; and (iv) improve management of working capital.

The foregoing variations and assumptions may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness and to achieve the Projections.  Because the actual results achieved throughout the periods covered by the Projections can be expected to vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.

During the Chapter 11 Cases, the Debtors have not been able to satisfactorily project their operating and financial performance, particularly with respect to sales.  Actual results achieved did not meet forecasts prepared by the Company and shared with their Statutory Committees.  The Debtors’ gross margin was significantly below the projections contained in the original chapter 11 operating plan.  The Debtors are still in the process of developing and implementing a reliable mechanism for forecasting sales and gross margin.

Except with respect to the Projections and except as otherwise specifically and expressly stated in the Plan, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

H.	Terms of existing collective bargaining agreements and labor disruptions could adversely impact the Debtors’ results of operations

Most of the Debtors’ employees are members of either the IBT or BCTGM. Because a substantial portion of the Debtors’ workers are unionized, the Debtors’ costs are generally higher and their ability to implement productivity improvements and effect savings with respect to health care, pension and other retirement costs is more restricted than in many nonunion operations as a result of various restrictions specified in the Debtors’ collective bargaining agreements. Terms of collective bargaining agreements that prevent the Debtors from competing effectively could adversely affect the Debtors’ financial condition, results of operations and cash flows. In addition, the Debtors’ chapter 11 filing and restructuring activities, including changes to their benefit programs and on-going labor negotiations in connection with the Debtors’ efforts to lower their cost structure and their operational restructuring process, have strained relations with certain employee groups and labor unions. The Debtors are committed to working with those groups to resolve conflicts as they arise. However, there can be no assurance that these efforts will be successful.

I.	Implementation of various information technology systems could disrupt the Debtors’ business and adversely affect their financial condition and results of operations

The Debtors are currently implementing a new human resources management and payroll system across their companies. Additionally, the Debtors intend to upgrade and modernize other the majority of their core information technology systems, including a significant capital investment in new technology to support a redesigned “order to cash” process (the process of handling orders from the time they are made in the store through manufacturing, shipping, invoicing and payment) that the Debtors believe is critical for the implementation of their business plan, as well as the revised “path to market” distribution system. This includes purchase of new handheld computers for all route sales representatives and the information systems to support such computers, as well as significant redesign and upgrading the Company’s network infrastructure, including the core network, and supporting infrastructure in the production facilities, distribution centers and outlet stores.  In the event the Debtors encounter delays, cost overruns or difficulties in implementation of these new systems, the Debtors may experience disruptions and delays in their business or higher than anticipated capital costs, which could adversely affect their financial condition, results of operations and cash flows.

J.
The Debtors’ internal control over financial reporting was not effective as of June 2, 2007 and weaknesses in their internal controls and procedures could adversely affect the Debtors’ financial condition

As discussed in Item 9A in the 10-K filed by IBC with the Securities Exchange Committee on August 16, 2007, management assessed the Debtors’ internal control over financial reporting as of June 2, 2007, the end of their most recent fiscal year, and concluded that material weaknesses existed and the Debtors’ internal control over financial reporting was not effective.

The Debtors have engaged in, and are continuing to engage in, substantial efforts to improve their internal control over financial reporting and disclosure controls and procedures related to substantially all areas of the Debtors’ financial statements and disclosures. The remediation efforts are continuing and are expected to continue throughout fiscal 2008. There remains a risk that the Debtors will fail to prevent or detect a material misstatement of their annual or interim financial statements. In addition, if the Debtors are unsuccessful in their remediation efforts, their financial condition, their ability to report their financial condition and results of operations accurately and in a timely manner and their ability to earn and retain the trust of their shareholders, employees, and customers, could be adversely affected.

K.	Increases in employee and employee-related costs could have adverse effects on the Debtors’ financial results

Historically, the Debtors have seen their health care and workers’ compensation costs increase, in some instances substantially. The Debtors’ ability to pass along any cost increase in health care to their employees is limited by their collective bargaining agreements, which cover approximately 82% of the Debtors’ employees. Any substantial increase in health care or workers’ compensation costs may adversely affect the Debtors’ financial condition, results of operations and cash flows. In addition, a shortage of qualified employees or a substantial increase in the cost of qualified employees could adversely affect the Debtors’ financial condition, results of operations and cash flows.

L.	Increases in prices and shortages of raw materials, fuels and utilities could cause the Debtors' costs to increase

The principal raw materials used to bake the Debtors' fresh bread and sweet goods, including flour, sugar, corn sweetener, vital wheat gluten, eggs and edible oils, and the paper, films and plastics used to package the Debtors' products, are subject to substantial price fluctuations, and currently most of the raw materials used by the Debtors are at historically high prices. The prices for raw materials are influenced by a number of factors, including the weather, crop production, transportation and processing costs, government regulation and policies, worldwide market supply and demand and alternative demand for raw materials, such as the recent demand for corn for use in the production of ethanol.

The current high demand for acres to be planted with corn has put pressure on the acreage available to be planted in wheat, the key product in flour used by the Debtors.  Flour is the largest single ingredient cost for raw materials purchased by the Debtors.  Flour prices have recently spiked to all time highs.  In addition, prices in such commodities as corn sweetener, vital wheat gluten and eggs have also recently surged.  Given current supply and demand, such high prices may continue for some time, particularly if crop yield is negatively impacted by adverse weather.  Commodity prices have historically been volatile, volatility has recently increased, and may continue. Any substantial increase in the prices of raw materials may adversely affect the Debtors' financial condition, results of operations and cash flows. The Debtors enter into raw materials purchase contracts to be performed in the future, generally with a term of one year or less, to purchase raw materials at fixed prices to protect the Debtors against price increases. However, in the event that raw materials prices drop rapidly, these contracts could cause the Debtors to pay higher prices for raw materials than are available in the spot markets.

The Debtors rely on utilities to operate their business. For example, the Debtors' bakeries and other facilities use natural gas, propane and electricity to operate. In addition, the Debtors' distribution operations use gasoline and diesel fuel to deliver their products. For these reasons, substantial future increases in prices for, or shortages of, these fuels or electricity could adversely affect the Debtors' financial condition, results of operations and cash flows.

M.	Price increases could reduce demand for the Debtors’ products

In late fiscal 2006 and fiscal 2007, the Debtors implemented significant price increases for many of their products. In addition, commodity costs continue to rise, which has necessitated additional price increases in fiscal 2008 and could necessitate additional increases in the future. The increased prices could have a negative effect on consumer demand for the Debtors’ products and their sales and profits.

N.	Competition could adversely impact the Debtors’ results of operations

The baking industry is highly competitive. Competition is based on product quality, price, customer service, brand recognition and loyalty, effective promotional activities, access to retail outlets and sufficient shelf space and the ability to identify and satisfy consumer preferences. The Debtors compete with large national bakeries, smaller regional operators, small retail bakeries, supermarket chains with their own bakeries, grocery stores with their own in-store bakery departments or private label products and diversified food companies. Some of these competitors are more diversified and many have greater financial resources than the Debtors do. Customer service, including responsiveness to delivery needs and maintenance of fully stocked shelves, is an important competitive factor and is central to the competition for retail shelf space. From time to time, the Debtors experience price pressure in certain of their markets as a result of the Debtors’ competitors’ promotional pricing practices. Excess industry capacity could also result in price pressure in certain markets. As a result, the Debtors may need to reduce the prices for some of their products to respond to competitive and customer pressures and to maintain market share. Such pressures also may restrict the Debtors’ ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if the Debtors’ sales volumes fail to grow sufficiently to offset any reduction in margins, the Debtors’ results of operations will suffer.

In order to protect the Debtors’ existing market share or capture increased market share in this highly competitive retail environment, the Debtors continue to promote their products, advertise and introduce and establish new products. Due to inherent risks in the marketplace associated with advertising and new product introductions, including uncertainties about trade and consumer acceptance, the Debtors’ actions may not prove successful in maintaining or enhancing the Debtors’ market share and could result in lower sales and profits. In addition, the Debtors may incur increased credit and other business risks as a result of competing for customers in a highly competitive retail environment.

O.	The Debtors may be obligated to make additional contributions, or incur withdrawal liability, to multi-employer pension plans

The Debtors have collective bargaining agreements with their unions that stipulate the amount of contributions that the Debtors and other companies must make to union-sponsored, multi-employer pension plans in which the Debtors’ employees participate. Under their collective bargaining agreements, the Debtors are obligated to make contributions to a number of multi-employer plans which cover the majority of the Debtors’ employees. Benefits under these plans generally are based on a specified amount for each year of service. The Debtors contributed $115.7 million, $125.8 million, and $133.5 million to all of their multi-employer plans in fiscal 2007, 2006, and 2005, respectively. Based on the most recent information available to them, the Debtors believe that certain of the multi-employer pension plans to which they contribute are substantially underfunded.

Multi-employer pension plans generally are managed by trustees, who are appointed by management of the employers participating in the plans (including the Debtors, in some cases) and the affiliated unions, and who have fiduciary obligations to act prudently and in the best interests of the plan’s participants. For example, in the past the Debtors received notice from the trustees of one multi-employer plan to which they contribute requesting an increase in the amount of the Debtors’ contributions to the plan. The Debtors may also receive similar requests from other plans to which they contribute. Thus, while the Debtors expect contributions to these plans to continue to increase as they have in recent years, the amount of increase will depend upon the outcome of collective bargaining, actions taken by trustees, the actual return on assets held in these plans and the rate of employer withdrawals from the plans, as discussed below. Pension reform legislation passed in August 2006 (the “Pension Protection Act”) will establish certain funding measures for multi-employer pension plans which could also result in heightened contribution obligations in certain circumstances.

Under current law, an employer that withdraws or partially withdraws from a multi-employer pension plan may incur withdrawal liability to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer under very complex actuarial and allocation rules under the Employee Retirement Income Act of 1974 (“ERISA”). Current information regarding the funding status and potential withdrawal liability allocable to the Company is not routinely made available by multi-employer pension plans. However, based on publicly available information and limited information available from the plans, both of which are often dated and not subject to independent verification, the Debtors believe that their total contingent liability in the event of the Debtors’ complete withdrawal from all multi-employer plans to which the Debtors contribute would be in a range from $800 million to $950 million. This range does not reflect recent investment returns on plan assets or actuarial experience of the plans, both of which could materially impact the amount of withdrawal liability on a given date. This range also does not reflect a potential increase in the Debtors’ liability as the result of the partial or complete withdrawal of other employers participating in the plans. If employers that withdraw or partially withdraw from a multi-employer pension plan are not able or fail to pay their withdrawal liability to the plan, by reason of bankruptcy or otherwise, the remaining participating employers in the plan must meet the plan’s funding obligations and are responsible for an increased portion of the plan’s underfunding. The decline in the value of assets held by certain of the multi-employer pension plans to which the Debtors contribute, coupled with the high level of benefits generally provided by the plans and the inability or failure of withdrawing employers to pay their withdrawal liability, has dramatically increased the underfunding of these plans in recent years. As a result, and in light of pension reform legislation at the federal level, the Debtors expect that their contributions to these plans will continue to increase and the plans’ benefit levels, underfunding and related issues will continue to create challenges for the Debtors and other employers in the bakery and trucking industries.

When the Debtors close bakeries, distribution centers and retail outlets, they may incur withdrawal liabilities with respect to underfunded multi-employer pension plans. In fiscal 2004, fiscal 2005 and fiscal 2006, the Debtors closed four, three and seven bakeries, respectively and, to date in fiscal 2008, the Debtors have closed four bakeries.  In connection with their restructuring activities, the Debtors may close additional bakeries, routes, bakery outlets and distribution centers in the future. Any assessments for any withdrawal liability that the Debtors might incur by future closures will be recorded when the affected plans determine that it is probable that a liability exists and that the amount of the withdrawal liability can be reasonably estimated.

Additionally, ERISA and the Internal Revenue Code and related regulations establish minimum funding requirements for multi-employer pension plans.  The Pension Protection Act could result in heightened contribution obligations for certain of the multi-employer plans to which the Debtors contribute. If any of these plans fail to meet these requirements and the trustees of these plans are unable to obtain waivers of the requirements from the Internal Revenue Service or reduce benefits to a level where the requirements are met, the Internal Revenue Service could impose excise taxes on the Debtors and the other employers participating in these plans, or the Debtors and the other employers may need to make additional funding contributions beyond the contractually agreed rates to correct the funding deficiency and avoid the imposition of such excise taxes. If excise taxes were imposed on them, or the Debtors make additional contributions, it could adversely affect the Debtors’ financial condition, results of operations and cash flows.

For the forgoing reasons, the Debtors are unable to determine the amount of actual future contributions, excise taxes or withdrawal liabilities, if any, for which they may be responsible or whether an adverse affect on the Debtors’ financial condition, results of operations and cash flows could result from the Debtors’ participation in these plans.

P.	The Debtors rely on the value of their brands, and the costs of maintaining and enhancing the awareness of their brands are increasing

The Debtors believe that maintaining their brands via marketing and other brand-building efforts is an important aspect of the Debtors’ efforts to attract and expand their consumer base. However, the costs associated with maintaining and enhancing consumer awareness of the Debtors’ brands are increasing. The Debtors may not be able to successfully maintain or enhance consumer awareness of their brands and, even if the Debtors are successful in their branding efforts, such efforts may not be cost-effective. In addition, the Debtors’ chapter 11 filing may have an adverse impact on the reputation of their brands with consumers. If the Debtors are unable to maintain or enhance consumer awareness of their brands in a cost effective manner, it would adversely affect their financial condition, results of operations and cash flows.

Q.	Economic downturns could cause consumers to shift their food purchases from the Debtors’ branded products to lower priced items

The willingness of consumers to purchase premium branded food products depends in part on national and local economic conditions. In periods of economic downturns or uncertainty, consumers tend to purchase more private label or other lower priced products. If this were to happen, the Debtors’ sales volume of higher margin branded products could suffer, which would adversely affect their financial condition, results of operations and cash flows.

R.	Inability to anticipate changes in consumer preferences may result in decreased demand for products

The Debtors’ success depends in part on their ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to their preferences. Consumer preferences change, and the Debtors’ failure to anticipate, identify or react to these changes could result in reduced demand for their products, which could in turn adversely affect their financial condition, results of operations and cash flows. The Debtors have recently introduced several new products and improved products in order to achieve and retain market share and have incurred significant development and marketing costs in connection therewith. If the Debtors’ products fail to meet consumer preferences, then the Debtors’ strategy to maintain and grow sales and profits with new products will be less successful.

S.	The Debtors’ intellectual property rights are valuable and any inability to protect them could dilute the Debtors’ brand image and adversely affect their business

The Debtors regard their trademarks, including “Wonder®,” “Hostess®,” “Home Pride®,” “Butternut®,” “Dolly Madison®,” “Drake’s®,” and “Merita®,” as well as the Debtors’ trade secrets and similar intellectual property, as important to their success. The efforts the Debtors have taken to protect their proprietary rights may not be sufficient or effective. In the event that any of the their proprietary information is misappropriated, the Debtors’ business could be seriously harmed. For example, if the Debtors are unable to protect their trademarks from unauthorized use, the Debtors’ brand image may be harmed. Other parties may take actions that could impair the value of the Debtors’ proprietary rights or the reputation of the Debtors’ products. Any impairment of the Debtors’ brand image could cause their enterprise value to decline. Also, the Debtors may not be able to timely detect unauthorized use of their intellectual property and take appropriate steps to enforce their rights. In the event the Debtors are unable to enforce their intellectual property rights, it could adversely affect their financial condition, results of operations and cash flows. In addition, protecting the Debtors’ intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of the Debtors’ intellectual property could make it more expensive to do business and could adversely affect their financial condition, results of operations and cash flows. A number of the Debtors’ brands are also manufactured and produced pursuant to licensing agreements. The Debtors’ ability to renew these licensing agreements as they come due may be made more difficult by the chapter 11 process, which could also adversely affect their financial condition, results of operations and cash flows.

T.	Further consolidation in the retail food industry may adversely impact profitability

As supermarket chains continue to consolidate and as mass merchants gain scale, the Debtors’ larger customers may seek more favorable terms for their purchases of the Debtors’ products, including increased spending on promotional programs. Sales to the Debtors’ larger customers on terms less favorable than their current terms could adversely affect the Debtors’ financial condition, results of operations and cash flows.

U.	Future product recalls or safety concerns could adversely impact the Debtors’ business and financial condition and results of operations

The Debtors may be required to recall certain of their products should they become contaminated or be damaged. The Debtors may also become involved in lawsuits and legal proceedings if it is alleged that the consumption of any of the Debtors’ products causes injury, illness or death. A product recall or an adverse result in any such litigation could adversely affect the Debtors’ financial condition, results of operations and cash flows.

The Debtors could be adversely affected if consumers in their principal markets lose confidence in the safety and quality of the Debtors’ products. Adverse publicity about the safety and quality of certain food products, such as the publicity about foods containing genetically modified ingredients, whether or not valid, may discourage consumers from buying the Debtors’ products or cause production and delivery disruptions.

A number of the Debtors’ brand names are owned, and products are produced and sold under these brand names, by third parties outside the United States. Product recalls or adverse publicity about the safety and quality of these products could discourage consumers from buying the Debtors’ products, which could adversely affect the Debtors’ financial condition, results of operations and cash flows.

V.	Costs associated with environmental compliance and remediation could adversely impact the Debtors’ operations

The Debtors are subject to numerous environmental laws and regulations that impose environmental controls on them or otherwise relate to environmental protection and health and safety matters, including, among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and cleanup of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by regulated substances. The Debtors have underground storage tanks at various locations throughout the United States that are subject to federal and state regulations establishing minimum standards for these tanks and where necessary, remediation of associated contamination. The Debtors are presently in the process of or have completed remediating any known contaminated sites. In addition, the Debtors have received a request for information from the Environmental Protection Agency (the “EPA”), relating to the Debtors’ handling of regulated refrigerants. The EPA has not assessed any fines relating to this matter to date; however, the EPA may do so in the future. The Debtors have also received notices from the EPA, state agencies, and/or private parties seeking contribution, that the Debtors have been identified as a potentially responsible party (a “PRP”), under CERCLA, arising out of the alleged disposal of hazardous substances at certain disposal sites on properties owned or controlled by others. Because liability under CERCLA may be imposed retroactively without regard to fault, the Debtors may be required to share in the cleanup cost of five “Superfund” sites. The Debtors’ ultimate liability may depend on many factors, including (i) the volume and types of materials contributed to the site, (ii) the number of other PRPs and their financial viability and (iii) the remediation methods and technology to be used.

It is difficult to quantify the potential financial impact of actions involving environmental matters, particularly fines, remediation costs at waste disposal sites and future capital expenditures for environmental control equipment at these or other presently unknown locations. The Debtors believe the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the Debtors’ overall financial position, but could be material to their results of operations or cash flows for a particular quarter or fiscal year.

W.	Government regulation could adversely impact the Debtors’ operations

The Debtors’ operations and properties are subject to regulation by federal, state and local government entities and agencies. As a baker of fresh baked bread and sweet goods, the Debtors’ operations are subject to stringent quality, labeling and traceability standards, including under the Federal Food and Drugs Act of 1906 and Bioterrorism Act of 2002, and rules and regulations governing trade practices, including advertising. The Debtors’ operations are also subject to federal, state and local workplace laws and regulations, including the federal Fair Labor Standards Act of 1938 and the federal Occupational Safety and Health Act of 1970. Future compliance with or violation of such regulations, and future regulation by various federal, state and local government entities and agencies, which could become more stringent, may adversely affect the Debtors’ financial condition, results of operations and cash flows. The Debtors could also be subject to litigation or other regulatory actions arising out of government regulations, which could adversely affect their financial condition, results of operations and cash flows.

X.	Access to Financing and Trade Terms

The Debtors’ operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support.  The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility.  The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the New Credit Facility, and trade terms supplied by vendors.  Moreover, if the Debtors or the Reorganized Debtors require working capital and trade financing greater than that provided by projected operating cash flow, the New Credit Facility, and trade financing, they may be required either to (a) obtain other sources of financing or (b) curtail their operations.  The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing.

No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors or the Reorganized Debtors.  IBC believes that it is important to the Business Plan that IBC’s performance meet projected results in order to ensure continued support from vendors and factors.  There are risks to IBC in the event such support erodes after emergence from chapter 11 that could be alleviated by remaining in chapter 11.  Chapter 11 affords a debtor such as IBC the opportunity to close bakeries, distribution centers and bakery outlets and liquidate assets relatively expeditiously, tools that will not be available to IBC upon emergence.  However, the Debtors believe that the benefits of emergence from chapter 11 at this time outweigh the potential costs of remaining in chapter 11, and that emergence at this time is in the long-term operational best interests of IBC.

Y.	Claims Estimations

The Debtors reserve the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan.  There can be no assurance that the estimated Claim amounts set forth herein are correct.  The actual Allowed amount of Claims likely will differ in some respect from the estimates.  The estimated amounts are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

Z.	Certain Risk Factors Relating to Securities to be Issued Under the Plan

1.	No Current Public Market for Securities

There is currently no market for the New Common Stock to be issued pursuant to the Plan, and there can be no assurance as to the development or liquidity of any market for the New Common Stock.  If a trading market does not develop or is not maintained, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all.  Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized IBC.   Furthermore, Persons to whom the New Common Stock is issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis.  Accordingly, any market that does develop for such securities may be volatile.

2.	Potential Dilution

The ownership percentage represented by New Common Stock distributed on the Effective Date under the Plan will be subject to dilution in the event that (a) New Common Stock that is issued as PIK interest or upon conversion of the New Convertible Secured Notes, (b) New Common Stock is issued pursuant to the Long Term Incentive Plan, including issuances upon the exercise of options and (c) any other shares of New Common Stock are issued after the consummation of the Plan.  In the future, similar to all companies, additional equity financings or other share issuances by Reorganized IBC could adversely affect the market price of the New Common Stock.  Sales by existing holders of a large number of shares of the New Common Stock in the public market, or the perception that additional sales could occur, could cause the market price of the New Common Stock to decline.

3.	Dividends

The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future.  In addition, restrictive covenants in certain debt instruments to which Reorganized IBC will be a party, including the New Credit Facility, may limit the ability of Reorganized IBC to pay dividends.

4.	Change of Control

The Organization Documents for the Reorganized Debtors may contain, and the general corporate law under the jurisdictions of organization for the Reorganized Debtors may contain, provisions that may have the effect of delaying, deterring, or preventing a change in control of Reorganized IBC.

AA.	Leverage

The Debtors believe that they will emerge from chapter 11 with a reasonable level of debt that can be effectively serviced in accordance with the Business Plan.  Circumstances, however, may arise which might cause the Debtors to conclude that they are overleveraged, which could have significant negative consequences, including:

•	it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their obligations;

•	the Reorganized Debtors may be vulnerable to a downturn in the markets in which they operate or a downturn in the economy in general;

•	the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures, and other general corporate requirements;

•	the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate or entry of new competitors into their markets;

•
the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt, including with respect to implementing effective pricing and promotional programs; and

•	the Reorganized Debtors may be limited in borrowing additional funds.

The covenants in the New Credit Facility may also restrict the Reorganized Debtors’ flexibility.  Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.   Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements.  The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on the Reorganized Debtors’ ability to sustain sales conditions in the markets in which the Reorganized Debtors operate, the economy generally, and other factors that are beyond their control.  The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs.  Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity.  The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all.  If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

BB.	Impact of Interest Rates

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets.  Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets, although the value of such foreign assets is very small in relation to the value of the Debtors’ operations as a whole.

CC.	Litigation

The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses.  The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

DD.	Adverse Publicity

Adverse publicity or news coverage relating to the Reorganized Debtors, including but not limited to publicity or news coverage in connection with the Chapter 11 Cases, may negatively impact the Debtors’ efforts to establish and promote name recognition and a positive image after the Effective Date.

IX.           CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230,  CLAIMHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY CLAIMHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) CLAIMHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A summary description of certain U.S. federal income tax consequences of the Plan is provided below.  This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein.  Only the principal consequences of the Plan for Claimholders who are entitled to vote to accept or reject the Plan are described below.  No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan.  No rulings or determinations of the Internal Revenue Service ("IRS") or any other taxing authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other taxing authorities.  No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Claimholder.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address state, local or non-U.S. tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, U.S. expatriates, Claimholders that hold or have held interests in IBC that are or were convertible into stock representing more than 5% of any class of IBC stock by value, Claimholders who are, or who hold their Claims through, pass-through entities, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).  Furthermore, the following discussion does not address alternative minimum tax considerations for Claimholders or U.S. federal taxes other than income taxes.  Except as expressly provided below, the following discussion assumes that Claimholders hold their Claims as capital assets for U.S. federal income tax purposes.

For purposes of the following discussion, a "U.S. Holder" is a holder of an Impaired Claim that is (i) a citizen or individual resident of the U.S.; (ii) a corporation (or other entity classified as a corporation for U.S. federal tax purposes) created or organized under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a U.S. court and has one or more U.S. persons, within the meaning of Internal Revenue Code section 7701(a)(30), who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.  For purposes of the following discussion, a "Non-U.S. Holder" is a holder of an Impaired Claim that is an individual, corporation, estate or trust and is not a U.S. Holder.

Each Claimholder is strongly urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the transactions described herein or contemplated by the Plan.

A.	Certain U.S. Federal Income Tax Consequences to the Debtors

1.	Cancellation of Indebtedness Income

Under general U.S. federal income tax principles, each Debtor will realize cancellation of debt ("COD") income to the extent that its obligation to a Claimholder is discharged pursuant to the Plan for an amount that is less than the adjusted issue price of such Claimholder's Claim (in most cases, the adjusted issue price of a Claim equals the amount that a

Debtor received upon incurring the obligation, with certain adjustments).  For this purpose, the amount paid to a Claimholder in discharge of its Claim generally will equal the sum of the amount of Cash paid to such Claimholder, the "issue price" of any debt issued to such Claimholder, and the fair market value on the Effective Date of any other property paid to such Claimholder.

Because each Debtor will be a debtor in a bankruptcy case at the time it realizes COD income, the Debtors will not be required to include such COD income in their gross income for U.S. federal income tax purposes, but rather will be required to reduce certain of their respective U.S. federal income tax attributes by the amounts of COD income so excluded.  Under the general rules of Internal Revenue Code section 108, the excluded COD income will result in a reduction of net operating losses ("NOLs") and NOL carryovers to the extent of such NOLs and NOL carryovers, and certain other U.S. federal income tax attributes of the Debtors.

2.	Utilization of NOLs

Under Internal Revenue Code section 382, whenever there is a more than fifty percent owner shift of a corporation during a three-year testing period (an "ownership change"), the ability of the corporation to utilize its NOL carryovers and certain subsequently recognized built-in losses to offset post-ownership change taxable income may be subject to an annual limitation.  The issuance of New Common Stock pursuant to the Plan will constitute an ownership change for purposes of Internal Revenue Code section 382.  As a result of this ownership change, the ability of the Reorganized Debtors to utilize their substantial NOL carryovers may be significantly limited.

3.	The Treatment of the New Convertible Secured Notes

It is unclear whether interest accruing with respect to the New Convertible Secured Notes will be deductible for U.S. federal income tax purposes.  The deductibility of such interest will be determined by the special rules that are applicable to certain convertible debt instruments and to certain high yield discount debt obligations.  The application of those legal rules to the facts applicable to the New Convertible Secured Notes is unclear.  The Debtors intend to seek to renegotiate certain terms of the New Convertible Secured Notes to increase the likelihood that accruing interest on such instruments will be deductible for U.S. federal income tax purposes.  There can be no assurance that such negotiations will be successful or, if such negotiations are successful, that the IRS will agree that interest accruing on such instruments is deductible.  If such interest is not deductible, there may be a materially adverse increase in the amount of U.S. federal income tax payable by the Debtors after the Effective Date.

4.	United States Real Property Holding Corporation Status

Certain non-U.S. persons are subject to U.S. federal income tax on gain realized on, and are subject to withholding on the amount realized in connection with, the disposition of a "United States real property interest."  For these purposes, in addition to interests in real property located in the United States, a United States real property interest generally includes stock and certain other interests (other than interests solely as a creditor) in any domestic corporation if, at any time during the shorter of (i) the five-year period ending on the date of disposition of such interest and (ii) the holder's holding period with respect to such interest, the fair market value of the corporation's United States real property interests constitutes 50% or more of the fair market value of the corporation's assets (such corporation, a "United States real property holding corporation").  No Debtor has determined whether it is, or at any point during the previous five years, was, a United States real property holding corporation.

5.	Alternative Minimum Tax

A corporation may incur alternative minimum tax liability even in the case that NOL carryovers and other U.S. federal income tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax.  It is possible that the Debtors may be liable for the alternative minimum tax.

B.	Certain U.S. Federal Income Tax Consequences to Claimholders

The U.S. federal income tax consequences of the transactions contemplated by the Plan to Claimholders that are U.S. Holders and Non-U.S. Holders generally will be as described below.  These consequences (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things: (i) the manner in which a Claimholder acquired a Claim; (ii) the length of time the Claim has been held; (iii) the Claimholder's method of tax accounting; (iv) whether the Claimholder has taken a bad debt deduction with respect to the Claim (or any portion of the Claim) in the current or prior taxable years; (v) whether the Claim was acquired at a discount; (vi) whether the Claimholder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (vii) whether the Claim is an installment obligation for U.S. federal income tax purposes; (viii) whether the Claim constitutes a "security" for U.S. federal income tax purposes; and (ix) whether the Claim constitutes a "United States real property interest" for U.S. federal income tax purposes.  Therefore, each Claimholder is strongly urged to consult its own tax advisor regarding information that may be relevant to its particular situation and circumstances and the tax consequences to it of the transactions contemplated by the Plan.

1.	Claimholders of Prepetition Lender Claims

(a)         U.S. Holders

The Debtors believe and intend to take the position, and the following discussion assumes, that the Prepetition Lender Claims do not constitute "securities" for U.S. federal income tax purposes.  The receipt of Junior Secured Notes, New Convertible Secured Notes,  Class A Common Stock and Cash by a U.S. Holder of a Prepetition Lender Claim pursuant to the Plan should be treated as a taxable transaction for U.S. federal income tax purposes.  As a result, except as described in the next sentence, such a U.S. Holder generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the Cash plus the fair market value on the Effective Date of Junior Secured Notes, New Convertible Secured Notes and Class A Common Stock received pursuant to the Plan and (ii) such U.S. Holder's adjusted tax basis in its Prepetition Lender Claim.  A U.S. Holder should, however, recognize ordinary income to the extent it receives such consideration in respect of accrued interest or accrued market discount that has not already been included in the U.S.

Holder's gross income for U.S. federal income tax purposes.  Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder's holding period with respect to its Prepetition Lender Claim is more than one year on the Effective Date.  The deductibility of capital loss is subject to limitations.

A U.S. Holder of a Prepetition Lender Claim that recognizes a loss as a result of the Plan could be entitled to a bad debt deduction either in the taxable year of the Effective Date or a prior taxable year.  In general, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock.  Therefore, a U.S. Holder of a Prepetition Lender Claim may recognize ordinary income upon a disposition of Class A Common Stock received pursuant to the Plan, depending on the deductions taken by such U.S. Holder.

A U.S. Holder's tax basis in its Junior Secured Notes, New Convertible Secured Notes and Class A Common Stock received pursuant to the Plan generally should be equal to the fair market values of each such consideration on the Effective Date, and the holding period with respect to each such consideration will begin on the day following the Effective Date.

(b)         Non-U.S. Holders

A Non-U.S. Holder of a Prepetition Lender Claim generally will not be subject to U.S. federal withholding tax with respect to gain, if any, realized on the receipt of Junior Secured Notes, New Convertible Secured Notes, Class A Common Stock and Cash pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the Effective Date and certain other conditions are satisfied.  In the case described in clause (i) above, gain recognized generally will be subject to U.S. federal income tax in the same manner as if such gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

2.	Claimholders of Capital Lease Claims

(a)         U.S. Holders

The receipt of Cash, Capital Lease Collateral and any other property by a U.S. Holder of a Capital Lease Claim pursuant to the Plan should be treated as a taxable transaction for U.S. federal income tax purposes.  As a result, such a U.S. Holder generally should recognize ordinary income or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the Cash plus the fair market value on the relevant Periodic

Distribution Date of Capital Lease Collateral and any other property received pursuant to the Plan and (ii) such U.S. Holder's adjusted tax basis in its Capital Lease Claim.

A U.S. Holder's tax basis in its Capital Lease Collateral and any other property received pursuant to the Plan generally should be equal to the fair market values of each such consideration on the relevant Periodic Distribution Date, and the holding period with respect to each such consideration will begin on the day following the relevant Periodic Distribution Date.

(b)         Non-U.S. Holders

A Non-U.S. Holder of a Capital Lease Claim generally will not be subject to U.S. federal withholding tax with respect to income, if any, realized on the receipt of Cash, Capital Lease Collateral and any other property pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such income unless (i) the income is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the relevant Periodic Distribution Date and certain other conditions are satisfied.  In the case described in clause (i) above, income recognized generally will be subject to U.S. federal income tax in the same manner as if such income were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

3.	Claimholders of Unsecured Multiple Debtor Claims

(a)         Claimholders of Unsecured Multiple Debtor Claims Other than Old Convertible Note Claims

(i)                 U.S. Holders

The receipt of Class B Common Stock and Trust Recoveries by a U.S. Holder of an Unsecured Multiple Debtor Claim other than an Old Convertible Note Claim (herein referred to as a "Non-Note Unsecured Multiple Debtor Claim") pursuant to the Plan should be treated as a taxable transaction for U.S. federal income tax purposes.  As a result, except as described in the next sentence or in the next paragraph, such a U.S. Holder generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the fair market value on the relevant Periodic Distribution Date, or on the Distribution Date, as applicable, of Class B Common Stock (other than Class B Common Stock purchased pursuant to the Rights Offering) and Trust Recoveries received pursuant to the Plan and (ii) such U.S. Holder's adjusted tax basis in its Non-Note Unsecured Multiple Debtor Claim.  A U.S. Holder should, however, recognize ordinary interest income to the extent it receives such consideration in respect of accrued interest that has not already been included in the U.S. Holder's gross income for U.S. federal income tax purposes.  Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder's holding period with respect to its Non-Note Unsecured Multiple Debtor Claim is more than one year on the relevant Periodic Distribution

Date, or on the Distribution Date, as applicable.  The deductibility of capital loss is subject to limitations.

A U.S. Holder of a Non-Note Unsecured Multiple Debtor Claim generally should recognize ordinary income or loss for U.S. federal income tax purposes, rather than capital gain or loss, if the Non-Note Unsecured Multiple Debtor Claim is not a capital asset with respect to such U.S. Holder.  In general, a Non-Note Unsecured Multiple Debtor Claim will not be a capital asset with respect to a U.S. Holder if such Claim is inventory of the U.S. Holder, accounts or notes receivable acquired in the ordinary course of trade or business of the U.S. Holder for services rendered or from the sale of inventory property, or a certain type of commodities derivative financial instrument or hedging transaction.  Each U.S. Holder of a Non-Note Unsecured Multiple Debtor Claim is strongly urged to consult its own tax advisor regarding whether such Claim is a capital asset with respect to such U.S. Holder.

A U.S. Holder of a Non-Note Unsecured Multiple Debtor Claim that recognizes a loss as a result of the Plan could be entitled to a bad debt deduction either in the taxable year of the relevant Periodic Distribution Date, or on the Distribution Date, as applicable, or a prior taxable year.  In general, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock.  Therefore, a U.S. Holder of a Non-Note Unsecured Multiple Debtor Claim may recognize ordinary income upon a disposition of Class B Common Stock received pursuant to the Plan, depending on the deductions taken by such U.S. Holder.

A U.S. Holder's tax basis in its Class B Common Stock and Trust Recoveries received pursuant to the Plan generally should be equal to the fair market values of each such consideration on the relevant Periodic Distribution Date, or on the Distribution Date, as applicable,and the holding period with respect to each such consideration will begin on the day following the relevant Periodic Distribution Date, or on the Distribution Date, as applicable.

(ii)                 Non-U.S. Holders

A Non-U.S. Holder of a Non-Note Unsecured Multiple Debtor Claim generally will not be subject to U.S. federal withholding tax with respect to income or gain, if any, realized on the receipt of Class B Common Stock and Trust Recoveries pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such income or gain unless (i) the income or gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the relevant Periodic Distribution Date, or on the Distribution Date, as applicable, and certain other conditions are satisfied.  In the case described in clause (i) above, income or gain recognized generally will be subject to U.S. federal income tax in the same manner as if such income or gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

(b)         Claimholders of Old Convertible Note Claims

(i)                 U.S. Holders

The receipt of Class B Common Stock and Trust Recoveries by a U.S. Holder of an Old Convertible Note Claim pursuant to the Plan generally will qualify as a recapitalization for U.S. federal income tax purposes if the Old Convertible Note Claims qualify as "securities" for U.S. federal income tax purposes.  The determination of whether a debt instrument constitutes a "security" for U.S. federal income tax purposes depends upon an evaluation of the nature of the debt instrument, but most authorities have held that the length of the term of a debt instrument is an important factor.  Generally, a corporate debt instrument with a maturity when issued of ten years or more is considered a security for U.S. federal income tax purposes.  Accordingly, although the matter is not free from doubt, the Debtors believe and intend to take the position, and the following discussion assumes, that the Old Convertible Note Claims constitute "securities" for U.S. federal income tax purposes and the receipt of Class B Common Stock and Trust Recoveries by a U.S. Holder of an Old Convertible Note Claim pursuant to the Plan generally will qualify as a recapitalization for U.S. federal income tax purposes. Each Claimholder is strongly urged to consult its own tax advisor regarding the status of its Claim and the tax consequences to it of the transactions contemplated by the Plan.

Except as described in the next paragraph, a U.S. Holder of an Old Convertible Note Claim should recognize capital gain on the receipt of Class B Common Stock and Trust Recoveries pursuant to the Plan in an amount equal to the lesser of (i) the excess, if any, of the fair market value on the Distribution Date of the Class B Common Stock (other than Class B Common Stock purchased pursuant to the Rights Offering) and Trust Recoveries received over the U.S. Holder's adjusted tax basis in its Old Convertible Note Claim and (ii) the fair market value on the Distribution Date of the Trust Recoveries received.  Any capital gain recognized will be long-term capital gain if the U.S. Holder's holding period with respect to its Old Convertible Note Claim is more than one year on the Distribution Date.  A U.S. Holder's tax basis in the Class B Common Stock received (other than Class B Common Stock attributable to accrued interest, the tax basis of which will equal the amount of accrued interest with respect to which the Class B Common Stock is received, and other than Class B Common Stock purchased pursuant to the Rights Offering, the tax basis of which generally should be equal to the cost of such Class B Common Stock) will be the same as the U.S. Holder's adjusted tax basis in its Old Convertible Note Claim, increased by the amount of gain recognized and decreased by the fair market value on the Distribution Date of Trust Recoveries received.  The U.S. Holder's holding period with respect to its Class B Common Stock will include the U.S. Holder's holding period with respect to the Old Convertible Note Claim, except that the holding period with respect to any Class B Common Stock received with respect to accrued interest or purchased pursuant to the Rights Offering will begin on the day following the Distrubution Date.  A U.S. Holder's tax basis in its Trust Recoveries received pursuant to the Plan generally should be equal to the fair market value of such Trust Recoveries on the Distribution Date, and the holding period with respect to such Trust Recoveries will begin on the day following the Distribution Date.

Under the Plan, a portion of the Class B Common Stock and Trust Recoveries distributed to U.S. Holders of Old Convertible Note Claims may be treated as distributed with respect to their Claims for accrued interest or accrued market discount.  A U.S. Holder should recognize ordinary income to the extent it receives such consideration in respect of accrued interest or accrued market discount that has not already been included in the U.S. Holder's gross income for U.S. federal income tax purposes.

(ii)                 Non-U.S. Holders

A Non-U.S. Holder of an Old Convertible Note Claim generally will not be subject to U.S. federal withholding tax with respect to gain, if any, realized on the receipt of Class B Common Stock and Trust Recoveries pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the Distribution Date and certain other conditions are satisfied.  In the case described in clause (i) above, gain recognized generally will be subject to U.S. federal income tax in the same manner as if such gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

4.	Claimholders of Other Unsecured Claims

(a)         U.S. Holders

The receipt of Class B Common Stock and Trust Recoveries by a U.S. Holder of an Other Unsecured Claim pursuant to the Plan should be treated as a taxable transaction for U.S. federal income tax purposes.  As a result, except as described in the next sentence or in the next paragraph, such a U.S. Holder generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the fair market value on the relevant Periodic Distribution Date of Class B Common Stock (other than Class B Common Stock purchased pursuant to the Rights Offering) and Trust Recoveries received pursuant to the Plan and (ii) such U.S. Holder's adjusted tax basis in its Other Unsecured Claim.  A U.S. Holder should, however, recognize ordinary interest income to the extent it receives such consideration in respect of accrued interest that has not already been included in the U.S. Holder's gross income for U.S. federal income tax purposes.  Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder's holding period with respect to its Other Unsecured Claim is more than one year on the relevant Periodic Distribution Date.  The deductibility of capital loss is subject to limitations.

A U.S. Holder of an Other Unsecured Claim generally should recognize ordinary income or loss for U.S. federal income tax purposes, rather than capital gain or loss, if the Other Unsecured Claim is not a capital asset with respect to such U.S. Holder.  In general, an Other Unsecured Claim will not be a capital asset with respect to a U.S. Holder if such Claim is inventory of the U.S. Holder, accounts or notes receivable acquired in the ordinary course of trade or business of the U.S. Holder for services rendered or from the sale of inventory property, or a certain type of commodities derivative financial instrument or hedging transaction.  Each U.S. Holder of an Other Unsecured Claim is strongly urged to consult its own tax advisor regarding whether such Claim is a capital asset with respect to such U.S. Holder.

A U.S. Holder of an Other Unsecured Claim that recognizes a loss as a result of the Plan could be entitled to a bad debt deduction either in the taxable year of the relevant Periodic Distribution Date or a prior taxable year.  In general, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock.  Therefore, a U.S. Holder of an Other Unsecured Claim may recognize ordinary income upon a disposition of Class B Common Stock received pursuant to the Plan, depending on the deductions taken by such U.S. Holder.

A U.S. Holder's tax basis in its Class B Common Stock and Trust Recoveries received pursuant to the Plan generally should be equal to the fair market values of each such consideration on the relevant Periodic Distribution Date, and the holding period with respect to each such consideration will begin on the day following the relevant Periodic Distribution Date.

(b)         Non-U.S. Holders

A Non-U.S. Holder of an Other Unsecured Claim generally will not be subject to U.S. federal withholding tax with respect to income or gain, if any, realized on the receipt of Class B Common Stock and Trust Recoveries pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such income or gain unless (i) the income or gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the relevant Periodic Distribution Date and certain other conditions are satisfied.  In the case described in clause (i) above, income or gain recognized generally will be subject to U.S. federal income tax in the same manner as if such income or gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

C.	Information Reporting and Backup Withholding

Certain payments, including the distributions or payments in respect of Claims pursuant to the Plan, generally are subject to information reporting by the payor to the IRS.  Moreover, such reportable payments are subject to backup withholding (currently at a rate of 28%) under certain circumstances.  Under the Internal Revenue Code's backup withholding rules, a Claimholder may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the Claimholder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) timely provides a correct U.S. taxpayer identification number and makes certain certifications under penalties of perjury.

Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a Claimholder's U.S. federal income tax liability, and such Claimholder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS.

D.	U.S. Federal Income Tax Characterization of the IBC Creditor Trust

For U.S. federal income tax purposes, it is intended that the IBC Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust be owned by its beneficiaries.  Accordingly, for U.S. federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in each of the Trust Assets and then contributed such interests to the IBC Creditor Trust.

E.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER'S PARTICULAR CIRCUMSTANCES.  ACCORDINGLY, EACH CLAIMHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR CONTEMPLATED BY THE PLAN.

X.           FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST

A.	Feasibility of the Plan

To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.  This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement.  The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.

To demonstrate the feasibility of the Plan, the Debtors have prepared financial Projections for Fiscal Years 2008 through 2012, as set forth in Appendix C attached to this Disclosure Statement.  The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations.  Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.  As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors’ ability to achieve the projected results.  Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors.  Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results.  Therefore, the actual results can be expected to vary from the projected results and the variations may be material and adverse.  See Article VIII of this Disclosure Statement, “Certain Factors to Be Considered,” for a discussion of certain risk factors that may affect financial feasibility of the Plan.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS.  FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS’ INDEPENDENT ACCOUNTANTS.  ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS.  CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED.  ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.	Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances.  section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of Impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan.  Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.  Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan.  Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

C.	Best Interests Test

Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

In order to determine whether the Plan satisfies the best interests test, the Debtors prepared a Liquidation Analysis (attached hereto as Appendix B) based upon a hypothetical liquidation under Chapter 7 of the Bankruptcy Code.  To calculate the probable distribution to members of each Impaired Class of claims and Interests if the Debtor were liquidated under a Chapter 7 case, the Debtors first had to determine the costs of, and proceeds from, any hypothetical liquidation.  To conduct such an uncertain process, the Debtors had to rely upon a series of estimates and assumptions that, although considered reasonable by the Debtors, are subject to contingencies beyond the control of the Debtors, their management and their advisors.

The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code sections 726 and 1129(b).  If a Chapter 7 liquidation were pursued for the Debtors, the amount of liquidation value available to unsecured creditors would be reduced first, by the costs of the liquidation including fees and expenses of the trustee appointed to manage the liquidation, fees and expenses of other professionals retained by the trustee to assist with the liquidation and asset disposition expenses, second, by the DIP Facility Claim, third, by the claims of secured creditors to the extent of the value of their collateral except as described herein, and, fourth, by the priority and administrative costs and expenses of the Chapter 7 estates, including unpaid operating expenses incurred during the Chapter 11 Cases and any accrued and unpaid professional fees.

 The liquidation itself would trigger certain priority payments that otherwise would not be due in the ordinary course of business.  These priority payments would be made in full before any distribution of proceeds to pay general unsecured claims, including potential employee claims, executory contract and unexpired lease rejection claims and potential pension fund withdrawal liability.  Such events would likely create a much larger number of unsecured creditors and would subject the Chapter 7 estates to considerable additional claims, thereby diluting any potential recoveries to holders of general unsecured claims.

This analysis is a hypothetical exercise that has been prepared in order to satisfy a requirement of the Bankruptcy Code.  This analysis is not intended and should not be used for any other purpose.  The Liquidation Analysis does not purport to be a valuation of the Debtors' assets as a going concern, and there may be a significant difference between the Liquidation Analysis and the values that may be realized in an actual liquidation.  This analysis assumes “Liquidation Values” based on appraisals, where available, and the Debtors’ business judgment, where appraisals are not available.  The recoveries shown do not contemplate a sale or sales of business units on a going concern basis.  While the Debtors make no assurances, it is possible that proceeds received from such going concern sale(s) would be more than in the hypothetical liquidation and that as a result, greater distributions would be made to stakeholders.  The costs associated with the sale(s) would be less, fewer claims would be asserted against the bankruptcy estates and/or certain ordinary course claims would be assumed by the buyer(s) of such business(es).

D.	Valuation of the Reorganized Debtors

1.	Introduction.

In conjunction with formulating the Plan, the Debtors have determined that it is appropriate to estimate the Reorganized Debtors’ going concern Enterprise Value post-confirmation.  The Debtors with the assistance of their financial advisor and investment banker, Miller Buckfire & Co., LLC (“Miller Buckfire”), whose retention was approved by the court, prepared such a valuation.

2.	Valuation.

The Enterprise Value of the Reorganized Debtors is estimated to be between approximately $572 million and $670 million, with a mid-point estimate of approximately $620 million, as of an assumed Effective Date of April 5, 2008.  The range of pro forma equity value available to the constituents of the Reorganized Debtors was estimated to be between $91.4 million and $189.2 million, with a mid-point of approximately $139.4 million, which takes into account the Enterprise Value less estimated debt outstanding , including capital leases of $3.2 million, on the Effective Date of $478.2 million and the estimated value of the minority interest in Mrs. Cubbison’s Foods, Inc. of between $2.2 million and $2.6 million.  The values are based upon information available to, and analyses undertaken by, Miller Buckfire as of January 2008.  This estimated Enterprise Value includes, but is not limited to, among other factors discussed below, the Debtors' income statements and balance sheets, current financial market conditions and the inherent uncertainty today as to the achievement of the Debtors' financial projections as more fully set forth on Appendix C to this Disclosure Statement.

Assuming 10.0 million of initial distributable common shares of the Reorganized Debtors on the Effective Date (Class A and Class B Common Stock), the Per Share Value is between $9.12 and $18.94, with a value of $13.94 used as a mid-point estimate, prior to dilution from any shares issued in the Rights Offering.  Assuming the Rights Offering is fully subscribed, an additional 3.095 million of Class B common stock would be issued for a total of 13.095 million distributable shares with a Per Share Value between $9.45 and $16.95, with a value of $13.13 used as a mid-point estimate.  In each case, the initial common shares issued and outstanding on the Effective Date are subject to dilution from common stock issuable upon conversion of the New Convertible Secured Notes or pursuant to the Long Term Incentive Plan.

The preparation of the estimated Enterprise Value included but was not limited to: (a) the review of certain consolidated and regional historical financial information of the Debtors for recent years and interim periods; (b) the review of the Company’s Business Plan dated January 2008; (c) interviews with certain members of senior management of the Debtors and its advisors to discuss the Debtors’ operations and future prospects; (d) review of relevant publicly available information concerning the Company, the fresh baking industry in which it competes, its markets and the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (e) consideration of certain economic and industry information relevant to the Debtors’ operating businesses; (f) review of certain analyses prepared by firms retained by the Debtors; (g) site visits of the Debtors facilities and (h) a comprehensive solicitation process (the “Solicitation Process”) of approximately six months conducted by Miller Buckfire to obtain proposals from prospective equity investors to fund the Debtors’ Plan and/or strategic acquirors to purchase all or a substantial portion of the Debtors’ operations, and the proposals received and Silver Point Transaction reached in connection therewith; and (i) other analyses as deemed appropriate.  Although a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans was conducted, the valuation relies on the accuracy and completeness of all: (a) financial and other information furnished by the Debtors and by other firms retained by the Debtors and (b) publicly available information.  No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.  As of January 2008, the amount of and ability to use NOL carryovers and certain other U.S. federal income tax attributes the Debtors will retain post-emergence, while subject to annual limitations per Article IX.A.2 herein, is uncertain.  Accordingly, the effect of NOL carryovers has been excluded from the Reorganized Debtors’ going concern Enterprise Value post-confirmation.

Three valuation methodologies were utilized for the valuation analysis, each receiving an equal weighting in the concluded Enterprise Value estimate: (1) the discounted cash flow methodology, (2) comparable public company methodology and (3) the implied enterprise value of the Silver Point Transaction, which was the highest and best value amongst proposals received pursuant to the Solicitation Process.  The discounted cash flow methodology derives an estimated Enterprise Value by adding the present value of projected unlevered free cash flows to the present value of the terminal value at the end of the projection period, each discounted by an appropriate range of risk-adjusted discount rates.  The Comparable Public Company Methodology derives an estimated Enterprise Value by applying trading multiples of public companies with similar lines of business and operating characteristics to the applicable financial metrics of the Debtors.  In selecting such comparable companies, Miller Buckfire considered factors including, but not limited to, the nature of the comparable companies’ businesses, operations, assets and capital structures, as well as such companies’ current and projected operating and financial performance relative to the Debtors and to the turnaround required for the Debtors to perform as projected.  Lastly, the outcome of the comprehensive Solicitation Process, which resulted in the Silver Point Transaction based upon an implied enterprise value for Reorganized IBC of $580.0 million (and a corresponding common equity value of $105.0 million prior to dilution from the New Convertible Secured Notes), was taken into consideration for the valuation analysis.  As more fully described in Article VI.I of this Disclosure Statement, beginning in July 2007, Miller Buckfire began the Solicitation Process to seek equity investors to fund the Debtors’ Plan and/or strategic parties interested in acquiring all or a substantial portion of the Debtors’ operations.  As part of the Solicitation Process, Miller Buckfire contacted a total of 114 prospective financial investors and strategic acquirors, 48 of which executed confidentiality agreements to participate in further diligence to evaluate a potential investment or acquisition.  On November 7, 2007, the court approved the Silver Point Transaction, upon which this Plan is based, and a process by which alternative proposals could be submitted (the “Alternative Proposal Procedures”).  As of the January 15, 2008 deadline, no Qualifying Bids were submitted pursuant to the Alternative Proposal Procedures.

THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL ENTERPRISE VALUES OF THE REORGANIZED DEBTORS AS THE CONTINUING OPERATOR OF ITS BUSINESS AND ASSETS, AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE WHICH  MAY BE REALIZED IF THE ASSETS ARE SOLD, AND MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.  THE ESTIMATES OF VALUE WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND ANALYSIS OF IMPLIED RELATIVE RECOVERIES THEREUNDER.  THE FOREGOING VALUATION ALSO REFLECTS A NUMBER OF ASSUMPTIONS INCLUDING BUT NOT LIMITED TO A SUCCESSFUL REORGANIZATION OF THE DEBTORS’ BUSINESSES AND FINANCES IN A TIMELY MANNER, ACHIEVING THE FORECASTS REFLECTED IN THE FINANCIAL PROJECTIONS, NECESSARY CONCESSIONS BY THE COLLECTIVE BARGAINING UNITS, MARKET CONDITIONS AND THE PLAN BECOMING EFFECTIVE IN ACCORDANCE WITH ITS TERMS ON A BASIS CONSISTENT WITH THE ESTIMATES AND OTHER ASSUMPTIONS DISCUSSED HEREIN.  THE ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED, AND  ARE SUBJECT TO UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, MILLER BUCKFIRE, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY, BUT THE DEBTORS BELIEVE THE ESTIMATES HAVE BEEN PREPARED IN GOOD FAITH BASED ON REASONABLE ASSUMPTIONS.  DEPENDING ON THE RESULTS OF THE DEBTORS’ OPERATIONS OR CHANGES IN THE FINANCIAL MARKETS THE VALUATION ANALYSIS, AS OF THE EFFECTIVE DATE, MAY DIFFER FROM THAT DESCRIBED HEREIN, AND SUCH DIFFERENCES COULD BE MATERIAL.

IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES; CONDITIONS IN THE FINANCIAL MARKETS; THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG TERM BASIS; AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.  ACTUAL MARKET PRICES OF SUCH SECURITIES ALSO MAY BE AFFECTED BY THE CHAPTER 11 CASES OR BY OTHER FACTORS NOT POSSIBLE TO PREDICT.  ACCORDINGLY, THE ENTERPRISE VALUE DOES NOT NECESSARILY REFLECT, AND SHOULD NOT BE CONSTRUED AS REFLECTING, VALUES THAT WILL BE ATTAINED IN THE PUBLIC OR PRIVATE MARKETS.  THE ENTERPRISE VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST REORGANIZATION MARKET TRADING VALUE.  SUCH TRADING VALUE

MAY BE MATERIALLY DIFFERENT FROM THE ENTERPRISE VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.  THERE CAN BE NO ASSURANCE THAT A TRADING MARKET WILL DEVELOP FOR THE NEW SECURITIES.

FURTHERMORE, IN THE EVENT THAT THE ACTUAL DISTRIBUTIONS IN THESE CHAPTER 11 CASES DIFFER FROM THOSE THE DEBTORS ASSUMED IN THEIR RECOVERY ANALYSIS, IMPAIRED CLASSES CLAIMS HOLDERS ACTUAL RECOVERIES COULD BE SIGNIFICANTLY HIGHER OR LOWER THAN ESTIMATED BY THE DEBTORS.

E.	Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Reorganized Debtors

A liquidation analysis prepared with respect to the Debtors is attached as Appendix B to this Disclosure Statement.  The Debtors believe that any liquidation analysis is speculative.  For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims, including Claims for withdrawal liability associated with the Debtors’ multi-employer pension plans.  See discussion of such Claims in Article VIII of this Disclosure Statement, “Certain Factors to be Considered.”  In preparing the liquidation analysis, the Debtors have projected the amount of Allowed Claims based upon a review of their scheduled and filed proofs of claim.  No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis.  In preparing the liquidation analysis, the Debtors have projected a range for the amount of Allowed Claims with the low end of the range the lowest reasonable amount of Claims and the high end of the range the highest reasonable amount of the Claims, thus allowing assessment of the most likely range of chapter 7 liquidation dividends to the holders of the Allowed Claims.  The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan.  In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions.  For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock.

Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the valuation analysis of the Reorganized Debtors, the Plan meets the “best interests” test of section 1129(a)(7) of the Bankruptcy Code.  The Debtors believe that the members of each Impaired Class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case.  Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors’ assets.  Moreover, in the event of liquidation, the aggregate amount of unsecured claims would increase significantly due to the assertion of withdrawal liability claims by the multi-employer pension plans to which the Debtors contribute. The resulting increase in unsecured claims will decrease percentage recoveries to unsecured creditors of the Debtors.  All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

The Debtors believe the methodology used to prepare the liquidation analysis attached hereto as Appendix B is appropriate and that the assumptions and conclusions set forth therein are fair and reasonable under the circumstances and represent a reasonable exercise of the Debtors’ business judgment with respect to such matters.

F.	Confirmation Without Acceptance of All Impaired Classes: The ‘Cramdown’ Alternative

Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it.  The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it.  A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.

The votes of holders of Class 14 Interests in Brands Preferred Stock and Class 15 Interests in IBC are not being solicited because such holders are not entitled to receive or retain under the Plan any interest in property on account of their Claims and Interests.  Such Classes therefore are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, the Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes, and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan.  Notwithstanding the deemed rejection by such Classes, the Debtors believe that such Classes are being treated fairly and equitably under the Bankruptcy Code.  The Debtors therefore believe the Plan may be confirmed despite its deemed rejection by these Classes.

G.	Conditions Precedent

1.	Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 13.3 of the Plan:

(a)         The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance acceptable to the Debtors, Silver Point and the Prepetition Agent.

(b)         The Confirmation Order, the Plan, and all exhibits and annexes to each of the Plan and the Confirmation Order shall be in form and substance acceptable to the Debtors, Silver Point and the Prepetition Agent.

2.	Conditions to Consummation

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 13.3 of the Plan:

(a)         The Bankruptcy Court will have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of unexpired leases and executory contracts by the Debtors as contemplated by Sections 8.2 and 8.3 of the Plan.

(b)         The Debtors will have entered into the New Credit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

(c)         The Confirmation Order, in form and substance satisfactory to Silver Point and the Prepetition Agent, shall have been entered by the Bankruptcy Court and will be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending.

(d)         All actions, documents and agreements necessary to implement the Plan shall be in form and substance satisfactory to the Debtors, Silver Point and the Prepetition Agent and shall have been effected or executed as applicable.

(e)         The Confirmation Date will have occurred and the Confirmation Order will, among other things, provide that:

(i)                 the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(ii)                 all executory contracts or unexpired leases assumed by the Debtors during the Chapter 11 Cases or under the Plan will be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

(iii)                 any Person claiming that a monetary cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by the Plan, other than the amount indicated on the Cure Notice received by such Person, must comply with the cure procedures as set forth in Section 8.4 of the Plan;

(iv)                 the transfers of property by the Debtors (A) to the Reorganized Debtors (1) are or will be legal, valid, and effective transfers of property, (2) vest or will vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to Claimholders under the Plan are for good consideration and value and are in the ordinary course of the Debtors’ businesses;

(v)                 except as expressly provided in the Plan or the Confirmation Order, the Debtors are discharged effective upon the Effective Date from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors’ liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

(vi)                 the applicable provisions of the Reconstitution Order are incorporated into the Plan or the Confirmation Order, as required by the Reconstitution Order;

(vii)                 the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;

(viii)                 all Interests (except for Subsidiary Interests, but including the Class 14 Interests in Brands Preferred Stock) are terminated effective upon the Effective Date;

(ix)                 the New Common Stock to be issued under the Plan (including the offer of New Common Stock through the Rights Offering or through any option, right to subscribe, or conversion privilege or the sale of the New Common Stock upon exercise of such option, right to subscribe, or conversion privilege) in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code; and

(x)                 the Prepetition Lender Actions, and any adversary proceedings filed in connection therewith, are dismissed with prejudice.

H.	Waiver of Conditions to Confirmation and Consummation of the Plan

The conditions set forth in Sections 13.1 and 13.2 of the Plan may be waived by the Debtors, with the consent of Silver Point and the Prepetition Agent, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing.  The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion).  The failure of the Debtors in their sole discretion to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

I.	Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan (except in the case of the New Credit Facility, which will be subject to the jurisdiction indicated in the definitive documentation thereof), including, among others, the following matters:

(a)         to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

(b)         to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

(c)         to adjudicate any and all disputes arising from the distribution of New Common Stock;

(d)         to ensure that distributions to Allowed Claimholders are accomplished as provided herein;

(e)         to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;

(f)         to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(g)         to issue orders in aid of execution, implementation, or consummation of the Plan;

(h)         to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)         to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j)         to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

(k)         to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan other than the New Credit Facility and securities issued to the Prepetition Lenders in connection with the Plan;

(l)         to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of its Estates, wherever located;

(m)       to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)         to hear any other matter not inconsistent with the Bankruptcy Code;

(o)         to hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(p)         to enter a final decree closing the Chapter 11 Cases; and

(q)         to enforce all orders previously entered by the Bankruptcy Court.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests, Retained Actions, and any motions to compromise or settle such disputes.

XI.           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders.  If the Plan is not confirmed, however, the theoretical alternatives include:  (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Continuation of the Bankruptcy Case

If the Debtors remain in chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code.  It is not clear whether the Debtors could survive as a going concern in protracted chapter 11 cases.  In particular, the Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain chapter 11 debtors-in-possession.  And as further discussed in Section VI.I.2 herein,  the Debtors believe that they have accomplished the goals that chapter 11 has allowed them to achieve, and that IBC’s key remaining challenges are operational and therefore do not require that the Company remain in chapter 11.

B.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors’ exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans.  Such plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of their assets, or a combination of both.

C.	Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors’ Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code.  In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors.  It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

However, the Debtors believe that creditors would lose substantially higher going concern value if the Debtors were forced to liquidate.  In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors may also be liquidated pursuant to a chapter 11 plan.  In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7.  Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed.  However, any distribution to the Claimholders and Interestholders under a chapter 11 liquidation plan probably would be delayed substantially.

The Debtors’ liquidation analysis, prepared with their restructuring advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Appendix B to this Disclosure Statement.  In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.  The likely form of any liquidation would be the sale of individual assets.  Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan.  In the opinion of the Debtors, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the Plan.

XII.           VOTING REQUIREMENTS

On [●], 2008, the Bankruptcy Court approved an order (the “Solicitation Procedures Order”), among other things, approving this Disclosure Statement, setting voting procedures, and scheduling the hearing on confirmation of the Plan.  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.  The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan.  The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

If you have any questions about (i) the procedure for voting your Claim with respect to the packet of materials that you have received, (ii) the amount of your Claim holdings,

or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:

Interstate Bakeries Corp Ballot Processing
C/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245
Telephone (888) 647-1732

The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases.  In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Federal Rule of Bankruptcy Procedure 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plan is “feasible,” which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the “best interests” of all Claimholders and Interestholders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN.  THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.

UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT OR SPECIAL VOTING AGENT, AS APPLICABLE, SO THAT IT IS RECEIVED ON OR PRIOR TO [FEBRUARY 25, 2008] AT 4:00 P.M. (PREVAILING PACIFIC TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN.  IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.	Parties-in-Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan.  If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan.  If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder’s vote.

The holder of a Claim that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (b) such Claimholder has timely filed a proof of claim as to which no objection has been filed, or (c) such Claimholder has timely filed a motion pursuant to Federal Rule of Bankruptcy Procedure 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtor has not opposed the Motion or objected to the Claim, in which case the holder’s vote will be counted only upon order of the Court.

A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.	Classes Impaired Under the Plan

1.	Voting Impaired Classes of Claims.

The following Classes are Impaired under, and are entitled to vote to accept or reject, the Plan: Class 9 (Prepetition Lender Claims), Class 10 (Capital Lease Claims), Class 11a (Control Group Liability Claims), Class 11b (Old Convertible Note Claims), Class 11c (First Union Claims), Class 11d (General Electric Claims) and Class 12 (Other Unsecured Claims).

2.	Unimpaired Classes of Claims.

Class 1 (Secured Tax Claims), Class 2 (Secured Claims), Class 3 (Other Priority Claims), Class 4 (Intercompany Claims), Class 5 (Administrative Convenience Claims), Class 6 (Workers’ Compensation Claims), Class 7 (General Unsecured Claims (Mrs. Cubbison’s)) and Class 8 (Interests in Subsidiary Debtors) are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan.  Their votes to accept or reject the Plan will not be solicited.

3.	Impaired Classes of Claims and Interests Deemed to Reject the Plan.

Holders of Claims and Interests in Classes 13 (which includes 13a and 13b), 14 and 15 are not entitled to receive any distribution under the Plan on account of their Claims and Interests.  Pursuant to section 1126(g) of the Bankruptcy Code, Classes 13, 14 and 15 are conclusively presumed to have rejected the Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.

XIII.          RIGHTS OFFERING SUBSCRIPTION PROCEDURES

In order to subscribe to the Rights Offering and receive its allocable share of the Rights Offering Shares, a Rights Offering Participant must:

•	Return a duly completed and executed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date;

•	Pay an amount equal to the Subscription Purchase Price by wire transfer or bank or cashier’s check so as to be received by the Subscription Purchase Price Payment Date; and

•
With respect to holders of Class 11b Old Convertible Note Claims, if the securities of such holder are held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with enough time for the bank or brokerage firm to effect the subscription through The Depository Trust Company on or before the Subscription Purchase Price Payment Date.

IN ORDER TO SUBSCRIBE, A RIGHTS OFFERING PARTICIPANT MUST FOLLOW THE PROCEDURES SET FORTH IN THE SUBSCRIPTION FORM AND THE PLAN.

IF THE SUBSCRIPTION AGENT FOR ANY REASON DOES NOT RECEIVE FROM A GIVEN RIGHTS OFFERING PARTICIPANT BOTH A TIMELY AND DULY COMPLETED SUBSCRIPTION FORM AND TIMELY PAYMENT OF SUCH HOLDER’S SUBSCRIPTION PURCHASE PRICE, SUCH RIGHTS OFFERING PARTICIPANT WILL BE DEEMED TO HAVE RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE RIGHTS OFFERING.

IF FOR ANY REASON THE PLAN IS WITHDRAWN OR IS OTHERWISE NOT CONFIRMED BY THE BANKRUPTCY COURT, THEN THE RIGHTS OFFERING PARTICIPANTS’ SUBSCRIPTION RIGHTS WILL BE CANCELLED, TERMINATED, AND DEEMED NULL AND VOID AND NO RIGHTS OFFERING SHARES WILL BE ISSUED.

XIV.                      CONCLUSION

A.	Hearing on and Objections to Confirmation

1.	Confirmation Hearing.

The hearing on confirmation of the Plan has been scheduled for [March 12, 2008] at [●] a.m. (prevailing Central time).  Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

2.	Date Set for Filing Objections to Confirmation of the Plan.

The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for [March 3, 2008], at 12:00 p.m. (prevailing Central time).  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.	Recommendation

The Plan provides for an equitable and early distribution to creditors of the Debtors, preserves the value of the business as a going concern, and preserves the jobs of employees.  The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees.  Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan.  FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated:    January 25, 2008

Respectfully submitted,

Interstate Bakeries Corporation, et al

By:	/s / Craig D. Jung
Craig D. Jung Chief Executive Officer of Interstate Bakeries Corporation

JJ. Eric Ivester (ARDC No. 06215581)
Samuel S. Ory (Missouri Bar No. 43293)
SKADDEN ARPS SLATE MEAGHER
& FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois  60606-1285
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
e-mail: ibcinfo@skadden.com

Paul M. Hoffmann (Missouri Bar No. 31922)
STINSON MORRISON HECKER LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Telephone: (816) 691-2746
Facsimile: (888) 625-7290
e-mail: phoffmann@stinson.com

-and-
J. Gregory Milmoe (JM 0919)
SKADDEN ARPS SLATE MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Attorneys for the Debtors and Debtors-in-Possession

APPENDIX A

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF INTERSTATE
 BAKERIES CORPORATION AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-
POSSESSION

APPENDIX B

CHAPTER 7 LIQUIDATION ANALYSIS

Chapter 7 Liquidation Analysis

The Debtors have prepared this Liquidation Analysis (the “Liquidation Analysis”) based on a hypothetical liquidation under Chapter 7 of the Bankruptcy Code. It is assumed, among other things, that the hypothetical liquidation under Chapter 7 would commence under the direction of a Court-appointed trustee and would continue for a period of time, during which time all of the Debtors’ major assets would be sold or surrendered to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with relevant law.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors' assets in a Chapter 7 case is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual Chapter 7 liquidation.

The Liquidation Analysis is a hypothetical exercise that has been prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be realized if the Debtors were liquidated in accordance with Chapter 7 of the Bankruptcy Code.  The Liquidation Analysis is used to satisfy the "best interest of creditors" test set forth in section 1129(a)(7) of the Bankruptcy Code, because it indicates whether the members of an Impaired Class will receive at least as much under the Plan as they would in a liquidation under a hypothetical chapter 7 case.

THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE.  THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN, AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.  THIS ANALYSIS ASSUMES “LIQUIDATION VALUES” BASED ON APPRAISALS, WHERE AVAILABLE, AND THE DEBTORS’ BUSINESS JUDGMENT, WHERE APPRAISALS ARE NOT AVAILABLE.  THE RECOVERIES SHOWN DO NOT CONTEMPLATE A SALE OR SALES OF BUSINESS UNITS ON A GOING CONCERN BASIS.  WHILE THE DEBTORS MAKE NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S) OF SUCH BUSINESS(ES).  Prior to a liquidation, the Debtors will review all going concern sale options that were presented during the Company’s Alternative Bidding Process and will conduct a full sale process to determine whether a sale of the Company or combination of going concern sales and liquidation of the Company’s assets could result in a higher recovery for constituents.

1

The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. Limited independent appraisals were obtained in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.  THIS ANALYSIS ASSUMES "LIQUIDATION VALUES" BASED ON APPRAISALS, WHERE AVAILABLE, AND THE DEBTORS' BUSINESS JUDGMENT, WHERE APPRAISALS ARE NOT AVAILABLE.

This Liquidation Analysis assumes that a liquidation of the Debtors would occur over approximately 18 months. During the first 60 days, it is assumed that the Chapter 7 trustee would arrange for the Debtors to continue to operate most if not all of their businesses in the ordinary course of business while attempting to sell individual business units or plants or other groups of assets as a going concern. Thereafter, it is assumed that the Chapter 7 trustee would arrange for the Debtors to terminate ongoing business and focus efforts to sell substantially all remaining assets in an orderly manner.

The Liquidation Analysis should be read in conjunction with the following notes and assumptions:

Notes to Liquidation Analysis

1.
Dependence on assumptions.  The Liquidation Analysis depends on estimates and assumptions.  The Liquidation Analysis is based on a number of estimates and assumptions that, although developed and considered reasonable by the management and the advisors of the Debtors, are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors or their management.  The Liquidation Analysis is also based on the Debtors’ best judgment of how numerous decisions in the liquidation process would be resolved.  Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2.
Additional unsecured claims.  The cessation of business in a liquidation will trigger certain claims that otherwise would not exist under the Plan absent a liquidation.  Examples of these kinds of claims include various potential employee claims (for such items as severance and potential WARN Act claims), executory contract and unexpired lease rejection damages, and potential pension fund withdrawal liability. Some of these claims could be significant and will be entitled to priority in payment over general unsecured claims. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any

2

distribution in respect of equity interests.  Other than potential severance, lease rejection, and pension fund withdrawal claims, no attempt has been made to estimate other additional unsecured claims that may result from such events under a Chapter 7 liquidation scenario because no funds are estimated to be available to general unsecured creditors.

3.
Dependence on unaudited financial statements.  This Liquidation Analysis contains numerous estimates that are still under review and it remains subject to further legal and accounting analysis.  It is based upon the Debtors’ unaudited financial statements as of November 17, 2007 and the Debtors’ projected financial statements.

4.
Preference or fraudulent transfers.  No recovery or related litigation costs attributed to any potential avoidance actions under Chapter 5 of the Bankruptcy Code, including potential preference or fraudulent transfer actions, are assumed within this Analysis due to, among other issues, anticipated disputes about these matters. However, as noted in Section VI.H.6 of the Disclosure Statement, the Debtors have filed a pending adversary action asserting alleged preference claims in the aggregate amount of about $96 million, and have entered into Tolling Agreements with various parties that involve aggregate potential preference liability of about $22 million.

5.
Chapter 7 liquidation costs and length of liquidation process.  The Debtors have assumed that the initial phase of a liquidation would involve the business continuing to operate for two months, after which all operations would cease and a limited group of personnel would be retained in order to pursue orderly sales of substantially all the remaining assets, collect receivables, arrange distributions, and otherwise administer and close the estates.  Thus, this Liquidation Analysis assumes the liquidation would be completed within 18 months.  In an actual liquidation the wind down process and time period(s) could vary thereby impacting recoveries.  For example, the potential for priority, contingent and other claims, litigation, rejection costs, and the final determination of allowed claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the creditors.  Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Chapter 7 trustee, including but not limited to expenses affiliated with selling the Debtors’ assets,   will be entitled to payment in full prior to any distribution to Chapter 11 administrative and other priority claims. The estimate used in the Liquidation Analysis for these expenses includes estimates for certain legal, accounting, broker, and other professionals, but does not include potential fees and expenses payable to the Chapter 7 trustee or various other parties and professionals who may or may not be entitled to “success fees” and may or may not be engaged by the Chapter 7 trustee.

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6.
DIP Lenders and Prepetition Lenders.  The Liquidation Analysis assumes DIP Lenders are paid in full on their estimated claims resulting from funded debt and letters of credit. The Liquidation Analysis further assumes that the Prepetition Lenders will (a) have an allowed claim equal to all funded debt plus outstanding letters of credit, and (b) either have a lien on, or will be allowed a priority claim under section 507(b) of the Bankruptcy Code against, the remaining liquidation proceeds. Ultimately, this will require complex analysis of relevant facts and legal issues, many of which are expected to be disputed. The ultimate outcome of these disputes may materially change the results shown in the Liquidation Analysis. However, even under a “best case scenario” for general unsecured creditors (not shown in this Liquidation Analysis), the anticipated remaining liquidation proceeds, after payment of liquidation expenses, the DIP Lenders, and at least an estimated “undisputed” payment for the allowed secured claim of the Prepetition Lenders, are not currently anticipated to result in any significant distribution to unsecured creditors.

7.
Chapter 11 Administrative and Other Priority Claims. No distribution is shown in the Liquidation Analysis for estimated administrative or other claims arising from the Chapter 11 cases and entitled to priority under section 507 of the Bankruptcy Code. However, if the anticipated dispute with the Prepetition Lenders resulted in funds becoming available to pay Chapter 11 Priority Claims, including Chapter 11 Administrative Claims, then section 726 of the Bankruptcy Code generally would require such claims to be paid in full before any payment to holders of General Unsecured Claims.

8.
General Unsecured Claims. No distribution is shown in the Liquidation Analysis for estimated General Unsecured Claims. However, if the anticipated dispute with the Prepetition Lenders resulted in funds becoming available to pay General Unsecured Claims, after payment in full of Chapter 11 Administrative and Other Priority Claims, then a pro rata distribution to General Unsecured Claims may be available under relevant law. Note that estimated General Unsecured Claims in the Liquidation Analysis are significantly higher than the amounts estimated in the Plan due to, among other claims, the anticipated assertion of withdrawal liability claims by the multi-employer pension plans to which the Debtors contribute. This estimated increase in unsecured claims will materially decrease any percentage recoveries to unsecured creditors in a Chapter 7 liquidation.

4

.
Interstate Bakeries Corporation
Liquidation Analysis
As of January 11, 2008

$'s in thousands		Balance Sheet Fcst 3/8/08		Potential Recovery
Assets
Cash	(a)	$40,000	100%	$40,000
Restricted Cash	(a)	19,956	100%	19,956
AR	(b)	141,779	90%	128,119
Inventory	(c)	58,973	79%	46,776
Other current assets	(d)	47,753	17%	8,261
		308,461		243,113

Real Estate & PPE	(e)	505,886	90%	453,235
Less: Environmental Reserve				(4,450)
Intangibles	(f)	159,266	94%	150,000
Other assets	(g)	30,480	23%	7,123
		695,632		605,908

Excess LOC Recovery	(h)	40,298	50%	20,149
Total Assets		$1,044,391		$869,170

Expenses
Chapter 7 Liquidation Administrative Expenses	(i)			(211,736)
Total Net Proceeds Available for Distribution				$657,434

DIP Lenders' Claims
Amount Paid to DIP Lenders				(162,515)
Remaining Proceeds				$494,918

Pre-Petition Secured Lenders' Claims
Pre-Petition Secured Lenders' Claims				(542,888)
Recovery %				91.2%
Remaining Proceeds				$-

Other Claims
Administrative Claims				(198,663)
Severance Claims				(60,963)
General Unsecured Claims				(1,038,223)
Subordinated MEPPA Claim (50% considered pari passu)				(448,328)
				(1,746,177)
Remaining Proceeds				$-

AS DESCRIBED IN GREATER DETAIL IN THE INTRODUCTION TO THIS LIQUIDATION ANALYSIS, THE LIQUIDATION ANALYSIS IS A HYPOTHETICAL EXERCISE THAT HAS BEEN PREPARED FOR THE SOLE PURPOSE OF GENERATING A REASONABLE GOOD-FAITH ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED IF THE DEBTORS WERE LIQUIDATED IN ACCORDANCE WITH CHAPTER 7 OF THE BANKRUPTCY CODE WHEN COMPARED TO RECOVERIES UNDER THE PLAN.  THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE.  THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN, AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.  WHILE THE DEBTORS MAKE NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S) OF SUCH BUSINESS(ES).

5

(a)	Cash & Restricted Cash: Cash represents the estimated cash.

(b)	Accounts Receivable: Account receivable recoveries are estimated based upon a range of recovery rates from 50% to 100% based upon type of receivable, less estimates for doubtful accounts.

(c)	Inventory: Inventory recovery values are based upon an appraisal report dated December 5, 2007. Recovery rates are based upon estimated net orderly liquidation values percentages.

(d)	Other Current Assets: Estimated recoveries are based upon assessed collectablility / realization of various deposits and prepaid assets.

(e)	Real Estate & PP&E: Estimated recoveries were based upon several factors.

i.
Appraisal reports dated as of December 1, 2007 were used for 154 properties. The aggregate market value of those appraisals was $382 million.  These market value appraisals represented their value opinion after analysis of Cost Approach, Sales Comparison Approach, and Income Capitalization Approach for each property.  This included the majority of the Debtors’ most valuable properties (properties with values estimated in excess of $500,000).  Appraised values were reduced by 5% for estimated commissions and selling expenses.  The appraisal reports also estimated values under a Liquidation Value Approach based upon a shortened marketing period of 3 months or less.  The liquidation values were estimated at 80% of the market values (or $305 million in total).  The Debtors have elected to use the higher market values in this Liquidation Analysis since the wind down period is forecasted over 18 months.  To the extent market values can not be realized, this represents a significant risk to the Liquidation Analysis as presented.

ii.
For remaining properties (approximately 165) that were not appraised, the Company estimated values based upon older appraisals where available, supplemented by limited market analyses.  The aggregate low and high estimated recovery values with respect to these properties were estimated at $20.8 to $24.3 million after a 5% reduction for estimated commissions and selling expenses.

iii.
Equipment and rolling stock values were based upon an appraisal dated as of November 1, 2007.  The recovery represents the average of the net forced (low) and net orderly liquidation values (high) per the appraisal (after consideration of selling expense).  The aggregate low and high end recovery values of these assets were estimated at $64.7 to $73.8 million.

iv.
Appraised values for real estates have been reduced by $4.5 million for potential environmental remediation issues based on the Debtors’ reserves for such matters pursuant to their books and records as of November 17, 2007.

(f)	Intangibles: Recovery rates were based upon a valuation dated November 30, 2006. The report estimated the following values under the following alternative disposal approaches:

i.	Forced Liquidation Value: $34.4 to $43.9 million

ii.	Orderly Disposal Value: $156.4 to $183.3 million

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The Debtors have elected to use $150 million as the estimated value in the Liquidation Analysis based on assumed marketing efforts and sales results.  To the extent $150 million can not be realized, this represents a significant risk to the Liquidation Analysis as presented.

(g)	Other Assets: Represents the Debtors’ estimated recovery values of miscellaneous assets.

(h)
Estimated LOC Recovery:  Upon liquidation, this Liquidation Analysis assumes all outstanding pre-petition and DIP letters of credit (LOCs) are drawn, and that  50% of LOCs drawn in excess of the underlying workers compensation, auto and general liability reserves reflected in the Debtors’ unaudited November 17, 2007 balance sheet are estimated to be recovered.

(i)
Chapter 7 Liquidation Administrative Expenses:  Net expenses associated with operating the business during the first 60 days and the post-operational phases of the liquidation process.  The expenses include estimated professional fees but exclude Chapter 7 trustee and other potential fees.

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APPENDIX C

PRO FORMA FINANCIAL PROJECTIONS AND ASSUMPTIONS

In connection with the solicitation of certain votes on the Plan, and for purposes of demonstrating the feasibility of the Plan, the following financial projections (the “Projections”) were prepared by the Debtors. The Projections reflect the Debtors’ judgment as to the occurrence or nonoccurrence of certain future events and of expected future operating performance and business conditions, which are subject to change.  The management of the Debtors has prepared the Projections for the fiscal years 2008 through 2013.  Included in the FY2008 projected amounts are actual unaudited results through seven fiscal periods ended December 15, 2007.  The Projections have been prepared on a consolidated basis consistent with the Company’s management financial reporting practices and include all Debtor and non-debtor entities.  The Projections, including any historical amounts included therein, are unaudited.

THE PROJECTIONS, INCLUDING THE UNDERLYING BUSINESS AND ECONOMIC ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.  WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALLL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED.

THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION, WARRANTY OR GUARANTY BY THE DEBTORS OR ANY OTHER PERSON AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED.

The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants (“AICPA”) and as such, do not and are not required to conform with the AICPA descriptions and recommendations regarding presentation and disclosure of prospective financial information.  The Projections have not been compiled, or prepared for examination or review, by the Debtors’ independent auditors, who accordingly assume no responsibility for them.  The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended June 2, 2007, June 3, 2006, May 28, 2005 and May 29, 2004, our quarterly filings on form 10-Q for the fiscal quarters ended August 25, 2007 and November 17, 2007 and the unaudited actual results reported in the monthly operating reports of the Debtors filed with the Bankruptcy Court.

The Projections assume certain specific economic and business conditions will occur in the future, including general assumptions based upon future macroeconomic indicators (including various commodity market indicators for raw material purchased by the Company, such as forecasts of acres to be planted in specific crops and projected crop yields), growth rates for product categories, and consumer product trends in general.  The Projections were prepared by management in good faith based upon assumptions believed to be reasonable at the time made,

1

but no assurance can be given that such assumptions will prove to be accurate forecasts of the future.

While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors.  Consequently, the inclusion of the Projections herein should not be regarded as a guaranty by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below.  The Projections have been prepared on a basis similar to the internal management reporting currently utilized by the Debtor in the preparation of its consolidated financial statements. The Projections reflect an anticipated emergence from Chapter 11 as of April 7, 2008.  The Projections do not, however, consider the potential effects of the application of “fresh start” accounting as required by the AICPA Statement of Position 90-7,”Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, that may apply on the Effective Date.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  These Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  “Forward-looking statements” in these Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.  While management believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are strongly cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Important factors currently known to management that could cause results to differ materially from those contemplated by the forward-looking statements in these Projections include, but are not limited to, those risks and uncertainties set forth in Section IX of the Disclosure Statement and other adverse developments with respect to the Debtors’ liquidity position or operations of the various businesses of the Reorganized Debtors, adverse developments in the capital markets or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors’ current strategic business plan (including the current timeline to emerge from chapter 11) and the possible negative effects that could result from potential economic and political factors around the world.

THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH OR DISCLOSE THEIR FINANCIAL PROJECTIONS.  ACCORDINGLY, THE COMPANY DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS AT ANY TIME IN THE FUTURE, (B) INCLUDE UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND

2

EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE UPDATED INFORMATION OR PROJECTIONS PUBLICLY AVAILABLE.

THE SUMMARY PRO FORMA FINANCIAL PROJECTIONS AND RELATED INFORAMTION PROVIDED, THOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL.  THE COMPANY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THES PROJECTIONS AND RELATED INFORMATION OR AS TO THE COMPANY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE AND EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER.  THE PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  PARTIES IN INTEREST MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

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Unaudited/Not in Accordance with GAAP
Interstate Bakeries Corporation
Consolidated Statement of Operations

($s in Millions)		Forecast
	Notes	FY2008 05/31/08	FY2009 05/30/09	FY2010 05/29/10	FY2011 05/28/11	FY2012 06/02/12	FY2013 06/01/13
Net Sales		$2,824.8	$2,902.4	$3,031.4	$3,142.9	$3,265.7	$3,391.5
Cost of Goods Sold		1,418.6	1,422.3	1,446.7	1,478.5	1,518.4	1,564.7
Gross Profit		1,406.2	1,480.1	1,584.7	1,664.4	1,747.3	1,826.8
Selling & Delivery		1,170.9	1,185.4	1,201.5	1,200.3	1,229.5	1,270.8
Workers' Compensation		69.3	71.4	75.4	79.5	83.9	88.5
Advertising & Marketing		30.0	47.3	65.8	79.8	93.9	101.8
General & Administrative		91.7	99.0	123.1	126.7	134.2	141.4
EBITDA		44.3	77.0	118.8	178.2	205.8	224.4
Depreciation Expense		(71.0)	(61.7)	(65.4)	(70.7)	(74.2)	(76.5)
Restructuring Costs	(a)	(19.6)	(3.7)	(2.7)	(5.4)	(5.5)	(10.3)
Reorganization Costs	(b)	(47.3)	-	-	-	-	-
Interest Expense	(c)	(53.1)	(46.0)	(48.8)	(52.2)	(47.8)	(45.7)
Other Income		(1.6)	-	-	-	-	-
Taxes	(d)	-	-	(0.2)	(1.2)	(28.4)	(39.4)
Net Income / (Loss)		$(148.3)	$(34.5)	$1.6	$48.7	$49.8	$52.5

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Unaudited/Not in Accordance with GAAP
Interstate Bakeries Corporation
Consolidated Balance Sheet

($s in Millions)		Forecast
	Notes	FY2008 05/31/08	FY2009 05/30/09	FY2010 05/29/10	FY2011 05/28/11	FY2012 06/02/12	FY2013 06/01/13
Assets
Current Assets:
Cash and Cash Equivalents	(e)	$46.4	$22.7	$22.5	$21.9	$79.0	$141.0
Accounts Receivable (Net of bad debt and reserves)	(f)	145.8	144.1	150.5	156.1	162.2	168.4
Inventories		56.3	52.7	55.1	57.1	59.4	61.6
Other Current Assets	(g)	47.7	47.7	47.7	47.7	47.7	47.7
Total Current Assets		296.2	267.3	275.8	282.7	348.2	418.7
Net Property and Equipment	(h)	492.6	481.5	522.1	522.4	519.2	491.6
Other Assets	(i)	189.2	189.2	189.2	189.2	189.2	189.2
Total Assets		$978.1	$937.9	$987.1	$994.3	$1,056.6	$1,099.4

Liabilities & Stockholders Equity
Current Liabilities:
Post-Emergence Revolver		$-	$28.6	$62.1	$-	$-	$-
Accounts Payable		113.6	112.6	116.4	119.7	123.3	127.0
Accrued Expenses	(j)	211.4	211.4	211.6	216.9	217.0	217.3
Total Current Liabilities		325.1	352.7	390.1	336.5	340.3	344.3

Liabilities Subject to Compromise	(k)	-	-	-	-	-	-

Long-term Liabilities:
Long-Term Debt
Term Loan		60.0	60.0	60.0	60.0	60.0	60.0
2nd Lien Term Loan		249.7	201.8	196.1	191.1	181.1	147.2
Convertible Secured Notes		167.0	181.6	197.4	214.5	233.2	253.5
Capital Leases		3.2	3.2	3.2	3.2	3.2	3.2
Other Liabilities	(l)	227.5	227.5	227.5	227.5	227.5	227.5
Deferred Income Taxes		72.2	72.2	72.2	72.2	72.2	72.2
Total Long-term Liabilities		779.6	746.3	756.3	768.5	777.2	763.6
Stockholders' Equity:	(m)	(126.60)	(161.1)	(159.4)	(110.7)	(60.9)	(8.4)
Total Liabilities and Stockholders' Equity		$978.1	$937.9	$987.1	$994.3	$1,056.6	$1,099.4

5

Unaudited/Not in Accordance with GAAP
Interstate Bakeries Corporation
Consolidated Statements of Cash Flow

($s in Millions)	Forecast
	4/06/07 - 5/31/08*	FY2009	FY2010	FY2011	FY2012	FY2013

Net Income / (Loss)	$(5.0)	$(34.5)	$1.6	$48.7	$49.8	$52.5
Depreciation – Amortization	11.6	61.7	65.4	70.7	74.2	76.5
Change in Working Capital	(2.8)	4.3	(4.8)	0.9	(4.6)	(4.5)
Change in Other Assets	0.2	-	-	-	-	-
Operating Cash Flow	4.0	31.6	62.3	120.3	119.4	124.4
Capital Expenditures	(6.2)	(98.4)	(111.8)	(76.0)	(81.0)	(82.7)
Asset Sales	0.3	47.8	5.8	5.0	10.0	33.9
Investing Cash Flow	(5.8)	(50.6)	(106.0)	(71.0)	(71.0)	(48.8)
Exit Revolver Borrowing/ (Repayment)	-	28.6	33.5	(62.1)	-	-
PIK Note Interest Accrual	2.0	14.5	15.8	17.2	18.7	20.3
Repayment of 2nd Lien Debt	(0.3)	(47.8)	(5.8)	(5.0)	(10.0)	(33.9)
Financing Cash Flow	1.7	(4.7)	43.5	(49.9)	8.7	(13.6)
Net Cash Flow	$(0.1)	$(23.7)	$(0.2)	$(0.6)	$57.1	$62.0
Beginning Unrestricted Cash Balance – Bank	$46.5	$46.4	$22.7	$22.5	$21.9	$79.0
Net Increase / (Decrease) in Cash	(0.1)	(23.7)	(0.2)	(0.6)	57.1	62.0
Ending Unrestricted Cash Balance - Bank	$46.4	$22.7	$22.5	$21.9	$79.0	$141.0

* Post-emergence cash flow

6

1.	Notes

The Projections have not been audited, reviewed or compiled by the Company’s independent accountant, who accordingly assume no responsibility for them.  They were not prepared with a view toward complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants (“AICPA”) and, as such, do not and are not required to conform with the AICPA descriptions and recommendations regarding presentation and disclosure of prospective financial information.  The Projections reflect an anticipated emergence from Chapter 11 as of April 7, 2008.  They do not, however, reflect the impact of implementing fresh start accounting as will likely be required pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” issued by the AICPA.  As a result of these and other factors, the projections are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

As discussed in the Disclosure Statement, the Pre-petition Lender Claims are assumed to be exchanged for the Junior Secured Notes, New Convertible Secured Notes, and Class A Common Stock.  The Projections do not contemplate any conversions of the New Convertible Secured Notes into common stock.  The Projections also assume that no proceeds are realized from the Rights Offering discussed in the Disclosure Statement.

(a)	Restructuring Costs: Include amounts associated with past and ongoing operational restructuring activities and gain sharing charges.

(b)	Reorganization Costs: Include amounts associated with legal and other professional fees expected to be incurred during the bankruptcy process through emergence.

(c)
Interest Expense:  Includes interest and fees associated with the Company’s DIP Facility and Pre-Petition Secured Debt through emergence.  Includes post emergence interest and fees, including commitment fees, associated with the capital structure set forth in the Plan.

(d)
Tax Expense:  Tax Expense is limited to federal income tax expense calculated based upon the assumptions and analysis described in Article IX of this Disclosure Statement – ‘Certain U.S. Federal Income Tax Consequences Of The Plan’ and the Debtors’ best estimate of the amount and timing of such taxes.

(e)	Cash and Cash Equivalents: The estimated cash effects of emergence are assumed to take place on April, 6 2008 and are summarized as follows:

•	Employee related payment of $3.2 million
•	Final payment of the commitment fees due under the Plan in the amount of $5.0 million
•	Estimated payment of $9.0 million for Chapter 11 professional fees on emergence
•	Estimated payment of $10.1 million for Reclamation Claims
•	Estimated payment of $2.3 million for Convenience Class Claims

7

•	Repayment of the estimated DIP Credit Agreement debt outstanding of $26.0 million

Sources of Cash
Unrestricted Cash as of 4/5/08	$22.7
Term Loan	60.0
Restricted Cash	19.4
79.4

Uses of Cash
Employee Related Payments	(3.2)
Transaction Expense (Final Payment)	(5.0)
Professional Fees	(9.0)
Reclamation Claims	(10.1)
Convenience Class Payout	(2.3)
Repayment of DIP Credit Facility	(26.0)
(55.5)
Unrestricted Cash Balance at Emergence	$46.5

(f)	Accounts Receivable includes all receivables net of bad debt reserves.

(g)	Other Current Assets include deferred taxes and pre-paid items such as insurance, utilities, rent and other miscellaneous items.

(h)
Net Property and Equipment has been valued at its net book value.  Depreciation and amortization in fiscal years 2009-2013 have been calculated based on those book values using methods consistent with past company practices.  The Company intends to obtain independent appraisals for determining fair value of these assets as part of its efforts to assign fair values in “fresh start” accounting as of the Effective Date.  The nature, value and length of depreciable or amortizable lives resulting from the appraisals could differ materially from the historical net book values.

(i)	Other Assets primarily includes intangibles and other miscellaneous items.

(j)
Accrued Expenses includes amounts for restructuring expenses, pension liabilities, including those under the ABA Defined Benefit Plan, workers’ compensation obligations, auto and general liability obligations, employee related expenses and other miscellaneous accruals.  The accrual related to the ABA Plan has been estimated on the basis that the ABA Plan is an aggregate of single employer plans as asserted by the ABA Plan.  However, the Company has asserted and the PBGC has determined that the ABA Plan is a multiple employer plan.  The dispute regarding the nature of the plan is currently the subject of litigation as more fully discussed in Article VI.H.8 of the Disclosure Statement.

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(k)
The Projections account for the elimination of Liabilities Subject to Compromise at emergence as a credit to the Stockholders’ Equity.  The estimation standards and accounting recognition of claims may differ from the amount of claims allowed for Plan purposes.  Actual allowed unsecured claims may be materially different.

(l)
Other Liabilities include the long-term portion of accruals related to worker’s compensation obligations, auto and general liability obligations, retiree medical benefits, obligations under the ABA Defined Benefit Plan, and other miscellaneous items.  The accrual related to the ABA Plan has been estimated on the basis that the ABA Plan is an aggregate of single employer plans as asserted by the ABA Plan.  However, the Company has asserted and the PBGC has determined that the ABA Plan is a multiple employer plan.  The dispute regarding the nature of the plan is currently the subject of litigation as more fully discussed in Article VI.H.8 of the Disclosure Statement.  Other liabilities does not include any accrual related to potential liabilities the Company may incur pursuant to ERISA and/or the Pension Protection Act, as more fully discussed in Article IX.O.

(m)
The actual amount of emerged company Stockholders’ Equity will be subject to future adjustment depending on Bankruptcy Court action, the determination of Reorganization value under “fresh start” accounting, the ultimate settlement of Liabilities Subject to Compromise, further developments with respect to Disputed Claims and/or other events.

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APPENDIX D

HISTORICAL FINANCIAL RESULTS

HISTORICAL FINANCIAL RESULTS

The following table highlights certain selected consolidated financial information derived from our audited consolidated financial statements as of and for each of the five fiscal years in the period ended June 2, 2007 and should be read together with our audited consolidated financial statements, which are included in our Annual Reports on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) for the fiscal years ended June 2, 2007, June 3, 2006, May 28, 2005 and May 29, 2004. The information in the table below contains summary financial data which is not necessarily indicative of the results of our future operations. For a more comprehensive description of our current financial condition and operating results, the information in the table below and the aforementioned Annual Reports on Form 10-K should also be read together and in connection with our other periodic reports filed with the SEC, including our latest quarterly Form 10-Q for the second quarter of fiscal 2008 filed on December 20, 2007.

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INTERSTATE BAKERIES CORPORATION
FIVE-YEAR SUMMARY OF FINANCIAL DATA

	Fifty-Two	Fifty-Three		Fifty-Two
	Weeks Ended	Weeks Ended		Weeks Ended
	June 2,	June 3,	May 28,	May 29,	May 31,
	2007	2006	2005	2004	2003
	(1)	(4)	(6) (7)	(8)	(9)
	(dollars and shares in thousands, except per share data)
Statements of Operations

Net sales	$2,917,268	$3,060,473	$3,403,505	$3,467,562	$3,525,780

Cost of products sold (exclusive of depreciation and amortization) (2)	1,489,019	1,552,731	1,724,054	1,733,303	1,739,746

Operating income (loss)	(39,641)	(56,368)	(335,536)	(18,326)	70,276
% of net sales	(1.4)%	(1.8)%	(9.8)%	(0.5)%	2.0%

Income (loss) before cumulative effect of accounting change	$(112,848)	$(127,300)	$(379,280)	$(33,370)	$18,727
Cumulative effect of accounting change (5)	—	(1,017)	—	—	—

Net income (loss)	$(112,848)	$(128,317)	$(379,280)	$(33,370)	$18,727
% of net sales	(3.9)%	(4.2)%	(11.1)%	(1.0)%	0.5%

Earnings (loss) per share before cumulative effect of accounting change:
Basic	$(2.50)	$(2.82)	$(8.43)	$(0.74)	$0.42
Diluted	(2.50)	(2.82)	(8.43)	(0.74)	0.41

Common stock dividends per share	—	—	—	0.21	0.28

Weighted average common shares outstanding:
Basic	45,171	45,124	45,010	44,868	44,599
Diluted	45,171	45,124	45,010	44,868	45,185

Balance Sheets

Total assets	$1,081,392	$1,253,055	$1,398,650	$1,673,797	$1,697,349
Long-term debt, excluding current maturities (10)	—	—	—	10,362	536,788
Stockholders’ equity (deficit) (3)	(318,741)	(240,583)	(116,924)	261,708	290,430

(1)
Fiscal 2007 operating loss includes net restructuring credits of approximately $4.1 million relating to gains realized on the sale of the restructuring related assets partially offset by costs related to certain closings and restructurings of bakeries, depots and bakery outlets; and a machinery and equipment impairment of approximately $1.4 million.

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(2)
Depreciation and amortization excluded from cost of products sold amounted to approximately $51.0 million, $59.7 million, $70.2 million, $71.6 million, and $72.7 million in fiscal 2007, 2006, 2005, 2004, and 2003, respectively.

(3)
Fiscal 2007 stockholders’ deficit reflects a reduction of approximately $33.4 million related to a change in accounting for pension and other postretirement obligations due to our adoption of the recognition and disclosure requirements of Statement of Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans .

(4)
Fiscal 2006 operating loss includes net restructuring credits of approximately $27.2 million relating to gains realized on the sale of the restructuring related assets partially offset by costs related to certain closings and restructurings of bakeries, depots and bakery outlets; and a machinery and equipment impairment of approximately $4.8 million.

(5)
In fiscal 2006, as a result of adopting FIN 47, we recorded a cumulative effect of an accounting change of approximately $1.0 million, or $0.02 per share, and a liability of the same amount as the related asset values were fully depreciated as of June 3, 2006.

(6)
Fiscal 2005 operating loss includes goodwill and other intangible asset impairments of approximately $229.5 million; restructuring charges of approximately $54.3 million relating to the closures of five bakeries, a general workforce reduction and other cost reductions; settlement of class action litigation of approximately $8.7 million; and a net curtailment loss from the suspension of our Supplemental Employee Retirement Plan of $10.3 million.

(7)	Fiscal 2005 net loss includes a tax valuation allowance adjustment of $5.6 million related to deferred tax assets originating in prior years.

(8)
Fiscal 2004 operating loss includes restructuring charges of approximately $12.1 million relating to the closures of three bakeries, severance costs in connection with the centralization of certain finance and data maintenance administrative functions and the relocation of certain key management employees in conjunction with our new more centralized organizational structure and settlement of class action litigation of approximately $3.0 million.

(9)
Fiscal 2003 operating income includes restructuring charges of approximately $9.9 million relating to certain closings and restructurings of bakeries and bakery outlets and other charges of approximately $3.6 million relating to the common stock award made on October 1, 2002 to IBC’s retiring Chief Executive Officer.

(10)
In fiscal 2007, 2006, 2005, and 2004, we have reflected the total amount due under our senior secured credit facility agreement as amounts payable within one year due to our default under this facility. See Note 1. Voluntary Chapter 11 Filing to our consolidated financial statements regarding going concern considerations.

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